   As filed with the Securities and Exchange Commission on February 9, 2001

                                        Registration Statement No. 333-
                                                                   -------------
 ===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NBT BANCORP INC.
            (Exact Name of Registrant as specified in its Charter)

           Delaware                           6021                  16-1268674
           --------                           ----                  ----------
(State or other jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                             52 South Broad Street
                            Norwich, New York 13815
                                (607) 337-2265
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               DARYL R. FORSYTHE
                     President and Chief Executive Officer
                               NBT Bancorp Inc.
                             52 South Broad Street
                            Norwich, New York 13815
                                (607) 337-2265
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                   Copies to:
    Charles J. Ferry, Esquire                     Thomas E. Willett, Esquire
      Rhoads & Sinon LLP                               Harris Beach LLP
One South Market Square, 12th Floor                 130 East Main Street
Harrisburg, Pennsylvania 17108-1146               Rochester, New York 14604
        (717) 233-5731                                  (716) 955-4074

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective and all of the conditions to the proposed merger of First National Bancorp, Inc. with and into NBT Bancorp Inc., as is described in the enclosed proxy statement/prospectus, are satisfied.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

                        CALCULATION OF REGISTRATION FEE

================================================================================
     Title of each                     Proposed        Proposed
          class of      Amount         maximum         maximum        Amount of
  securities to be      to be       offering price    aggregate     registration
    registered (1)  registered (2)    per share     offering price     fee (3)
--------------------------------------------------------------------------------
Common Stock,           1,089,790          n/a             n/a         $2,639.47
par value
$.01 per share
================================================================================

(1) This registration statement also relates to such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event, and to associated stock purchase rights which, prior to the occurrence of certain events, will not be evidenced separately from the common stock.

(2) Represents the estimated maximum number of shares of NBT common stock, $.01 par value per share, to be issued to stockholders of First National Bancorp, Inc. in connection with the merger.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) and based upon the book value of the shares of First National Bancorp, Inc. common stock to be canceled in the merger, which is calculated as the product of (i) $48.44, the per share book value of such common stock on December 31, 2000 and (ii) 217,958, the estimated maximum number of First National Bancorp common shares that will be canceled in the merger.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             [First National LOGO]


                         FIRST NATIONAL BANCORP, INC.
                              53 West Main Street
                            Norfolk, NY  13667-0760


                                    [Date]

                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

   The boards of directors of NBT Bancorp Inc. and First National Bancorp, Inc. have each unanimously agreed on a merger of First National and NBT. Following the merger, NBT will be the surviving corporation. The board of directors of First National believes that the merger is in the best interests of First National and you, its stockholders. Therefore, the First National Board of Directors unanimously recommends that you vote to approve the merger agreement. First National will hold a meeting of its stockholders to consider and vote upon the merger agreement on April __, 2001 at _______ A.M. local time, at the Main Office of The First National Bank of Northern New York, 53 West Main Street, Norfolk, New York.

   First National stockholders will receive as merger consideration 5.0 shares of NBT common stock for each share of First National common stock owned. We expect the merger to be a tax-free transaction for you, except for any cash you receive instead of fractional shares of NBT common stock or upon exercise of dissenter's rights. NBT common stock trades on the Nasdaq National Market under the symbol "NBTB".

   We cannot complete the merger unless the stockholders of First National approve it. Approval of the merger agreement requires the affirmative vote of the holders of 66-2/3% of the issued and outstanding shares of First National common stock entitled to vote. Please complete, sign, date and promptly return the enclosed Proxy Card in the enclosed postage-paid envelope.

   The attached notice of special meeting and proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read the entire document carefully.



                                    ____________________________________
                                    Thomas E. Place
                                    President and Chief Executive Officer of
                                    First National Bancorp, Inc.

                         FIRST NATIONAL BANCORP, INC.
                              53 West Main Street
                            Norfolk, NY  13667-0760

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     First National Bancorp, Inc., a New York corporation ("First National"), will hold a special meeting of stockholders at the Main Office of The First National Bank of Northern New York, 53 West Main Street, Norfolk, New York, on April __, 2001 at _______ A.M., local time, for the following purposes:

     1. To consider and vote upon the Agreement and Plan of Merger, dated as of January 2, 2001, by and between First National and NBT Bancorp Inc., a Delaware corporation.

     2. To transact such other business as may properly come before the First National special meeting.

     We describe more fully the merger and related matters and transactions in the attached proxy statement/prospectus, which includes as Annex A a copy of the merger agreement.

     We have fixed the close of business on ________ __, 2001 as the record date for determining the stockholders of First National entitled to vote at the special meeting and any adjournments or postponements of the meeting. Only holders of record of First National common stock at the close of business on that date are entitled to notice of and to vote at the special meeting.

     The board of directors of First National unanimously recommends that you vote "FOR" approval of the merger agreement. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of First National common stock entitled to vote at the meeting is required to approve the merger agreement. First National stockholders have a right to dissent to the merger and to obtain payment in cash of the fair value of their First National shares by complying with the requirements of Section 623 of the New York Business Corporation Law, a copy of which is included as Annex C to the attached proxy statement/prospectus.

     The board of directors of First National requests that you fill in and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. Prior to the First National special meeting, you may revoke any proxy that you deliver by delivering a writing to the Corporate Secretary of First National stating that you have revoked the proxy or by delivering a later dated proxy. Stockholders of record of First National common stock who attend the First National meeting may vote in person, even if they have previously delivered a signed proxy.

                                        By Order of the Board of Directors of
                                        First National Bancorp, Inc.


                                        _______________________________________
                                        Thomas E. Place
                                        President and Chief Executive Officer
Norfolk, New York
________ __, 2001

PROXY STATEMENT/PROSPECTUS


                         FIRST NATIONAL BANCORP, INC.
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                APRIL __, 2001

                        ______________________________

                               NBT BANCORP INC.
             PROSPECTUS FOR UP TO 1,089,790 SHARES OF COMMON STOCK

                     NASDAQ NATIONAL MARKET SYMBOL:  NBTB


     This proxy statement/prospectus constitutes a proxy statement of First National Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of First National for use at the special meeting of stockholders to be held on April __, 2001 at _____ A.M., local time, to consider the proposed merger of First National into NBT Bancorp Inc.

     This proxy statement/prospectus also constitutes a prospectus of NBT Bancorp Inc. included as part of a registration statement filed with the Securities and Exchange Commission relating to the shares of NBT common stock to be issued in connection with the proposed merger. If the merger takes place, each outstanding share of First National common stock will be converted into 5.0 shares of NBT common stock.

     NBT common stock is listed on the National Market tier of the Nasdaq Stock Market. On __________ __, 2001, the closing price of NBT common stock was $_____ per share, making the value of 5.0 shares on that date $________.

                             ____________________

     Neither the SEC nor any state securities commission has approved or disapproved of the NBT shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The shares of NBT common stock offered by this proxy statement/prospectus are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties. The FDIC or any other governmental agency does not insure or guarantee any loss to you of your investment value in the NBT common stock.

                             ____________________


     This proxy statement/prospectus is dated ______ __, 2001, and first mailed to stockholders on or about ______ __, 2001.

                        HOW TO OBTAIN MORE INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about NBT that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

                    Michael J. Chewens, Secretary
                    NBT Bancorp Inc.
                    52 South Broad Street
                    Norwich, NY 13815
                    Telephone Number: (607) 337-6520

     In order to obtain timely delivery of the documents, you should request the information no later than _______________.

     See "Where You Can Find More Information" at page 73.


                                  PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

     This proxy statement/prospectus offers only the 1,089,790 shares of NBT common stock offered in the merger, and offers such shares only where it is legal to do so.

     This proxy statement/prospectus has been prepared as of ________ __, 2001. There may be changes in the affairs of NBT or First National since that date which are not reflected in this document.

                               Table of Contents

                                                                                           Page
QUESTIONS AND ANSWERS ABOUT THE NBT/FIRST NATIONAL MERGER...............................    4

SUMMARY.................................................................................    6

COMPARATIVE MARKET VALUE DATA...........................................................   13

SELECTED HISTORICAL FINANCIAL DATA......................................................   14
     Recent Developments................................................................   16

A WARNING ABOUT FORWARD-LOOKING INFORMATION.............................................   17

THE FIRST NATIONAL SPECIAL MEETING......................................................   19
     Date, Time And Place...............................................................   19
     Purpose Of The First National Special Meeting......................................   19
     Recommendation Of First National Board Of Directors................................   19
     Record Date; Voting Rights.........................................................   19
     Voting Of Proxies..................................................................   20
     Revocability Of Proxies............................................................   20
     Adjournment........................................................................   21
     Solicitation Of Proxies............................................................   21
     Quorum.............................................................................   21
     Required Vote; Voting Agreements...................................................   21
     Abstentions; Broker Non-Votes......................................................   22
     Dissenter's Rights.................................................................   22

THE MERGER..............................................................................   23
     Background Of The Merger...........................................................   23
     Recommendations Of First National Board And Its
     Reasons For The Merger.............................................................   26
     Opinion Of First National's Financial Advisor......................................   27
     Other Analysis.....................................................................   32
     NBT's Reasons For The Merger.......................................................   32
     Fixed Exchange Ratio...............................................................   33
     Effects Of The Merger..............................................................   34
     Representations And Warranties.....................................................   35
     Conduct Of Business Pending Completion Of The Merger...............................   36
     NBT Covenants Concerning First National Bank Employees.............................   39
     Conditions To Complete The Merger..................................................   39
     Regulatory Approvals...............................................................   40

     Amendment And Waiver...............................................................   43
     Termination; Effect Of Termination.................................................   43
     Interests Of First National Officers And Directors In The Merger...................   44
     Accounting Treatment...............................................................   46
     Repurchase Of Shares By NBT........................................................   47
     Dissenters' Rights.................................................................   47
     Payment Of Dividends...............................................................   47
     Exchange Of First National Certificates............................................   47
     Restrictions On Resales By Affiliates..............................................   48
     Fees For Financial Advisory Services...............................................   49
     Allocation Of Costs And Expenses...................................................   49
     Material Federal Income Tax Consequences...........................................   49
     Material Contracts.................................................................   51

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...............................................   52
     NBT................................................................................   52
     First National.....................................................................   53

INFORMATION WITH RESPECT TO NBT.........................................................   54

INFORMATION WITH RESPECT TO FIRST NATIONAL..............................................   55

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIRST NATIONAL........   56

DESCRIPTION OF NBT CAPITAL STOCK........................................................   58
     Authorized Capital Stock...........................................................   58
     Common Stock.......................................................................   58
     Preferred Stock....................................................................   59
     Stockholder Rights Plan............................................................   59
     Anti-Takeover Provisions...........................................................   60
     Indemnification....................................................................   62
     Registration and Transfer Agent....................................................   63

COMPARISON OF STOCKHOLDERS' RIGHTS......................................................   63

RIGHTS OF DISSENTING STOCKHOLDERS.......................................................   69

OTHER MATTERS...........................................................................   72

LEGAL MATTERS...........................................................................   72

EXPERTS.................................................................................   73

WHERE YOU CAN FIND MORE INFORMATION.........................................................   73

INCORPORATION BY REFERENCE..................................................................   73

Annex A        Agreement and Plan of Merger.................................................   A-1
  Exhibit 1    Form of Directors and Officers Letter Agreement..............................   A1-1
  Exhibit 2    Form of Bank Plan of Merger..................................................   A2-1
  Exhibit 3    Form of Thomas E. Place Separation Agreement.................................   A3-1
  Exhibit 4    Form of Opinion of Counsel to NBT............................................   A4-1
  Exhibit 5    Form of Tax Opinion of Counsel to NBT........................................   A5-1
  Exhibit 6    Form of Opinion of Counsel to First National.................................   A6-1
Annex B        Fairness Opinion of Danielson Associates, Inc................................   B-1
Annex C        Section 623 of the New York Business Corporation Law.........................   C-1

           QUESTIONS AND ANSWERS ABOUT THE NBT/FIRST NATIONAL MERGER

Q:   What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the First National special meeting.

     In addition, if you are a record owner of shares of First National common stock on the record date for the special meeting, you may attend First National's special meeting in person and vote, whether or not you have signed and mailed your proxy card.

     If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you do not send in your proxy or if you send it in but indicate that you "abstain" from voting, it will have the effect of a vote against the merger agreement.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement.

Q.   Can I change my vote after I have mailed my signed proxy card?

A. Yes. There are three ways for you to revoke your proxy and change your vote if you were a record owner on the record date for the special meeting. First, you may send to the Corporate Secretary of First National a later-dated, signed proxy card before the First National special meeting.
     Second, you may attend First National's special meeting in person and vote. Third, you may revoke any proxy by written notice to the Corporate Secretary of First National prior to First National's special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.   Should I send in my stock certificates now?

A. No. You should not send in your stock certificates at this time. Following the merger, NBT will mail instructions to all former First National stockholders for exchanging their stock certificates.

Q.   When do you expect to merge?

A. We are working towards completing the merger as quickly as possible. We expect to complete the merger by the end of the second quarter of 2001.

Q. Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A.   You should call either:

     NBT Bancorp, Inc.                       First National Bancorp, Inc.
     52 South Broad Street                   53 West Main Street
     Norwich, NY 13815                       Norfolk, NY 13667-0760
     Attention: Michael J. Chewens, CPA,     Attention:  Annemarie V. Adams,
                Secretary                                Assistant Secretary
     Phone Number:  (607) 337-6520           Phone Number:  (315) 384-4206

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read this entire proxy statement/prospectus, its annexes and the documents to which this document refers before you decide how to vote. See "Where You Can Find More Information" on page 73.


The Companies

     First National Bancorp, Inc. (see page 55)

     First National Bancorp, Inc. is a New York corporation based in Norfolk, New York. First National owns The First National Bank of Northern New York, which operates six full-service banking locations in New York's north country.

     The principal executive offices of First National are located at:

               First National Bancorp, Inc.
               53 West Main Street
               Norfolk, NY 13667
               (315) 384-4206


     NBT Bancorp Inc. (see page 54)

     NBT Bancorp Inc. is a Delaware corporation that is a registered financial holding company based in Norwich, New York. Its wholly-owned banking subsidiaries are NBT Bank, National Association, also based in Norwich, New York, and Pennstar Bank, National Association, based in Scranton, Pennsylvania. NBT Bank operates 37 community bank offices and over 30 ATMs stretching from the north country to the southern tier of New York. Pennstar Bank operates 41 community bank offices and over 70 ATMs primarily in northeastern Pennsylvania.

     NBT's other subsidiaries include NBT Financial Services, Inc., which owns
M. Griffith, Inc., a registered broker-dealer and investment advisor, and Pennstar Financial Services, Inc., an investment and financial advisory firm.

     The principal executive offices of NBT are located at:

               NBT Bancorp Inc.
               52 South Broad Street
               Norwich, NY 13815
               (607) 337-2265


The Merger

     The merger agreement provides for First National to be merged with and into NBT. First National will cease to exist and First National's business will be conducted by NBT as the surviving corporation.

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement, including the exhibits attached to the merger agreement, because it is the principal legal document that governs the merger.


First National Stockholders Will Receive Five Shares Of NBT Common Stock For Each Share of First National Common Stock (see page 33)

     If the merger is consummated, First National stockholders will receive 5.0 shares of NBT common stock in exchange for each share of First National common stock owned. NBT will not issue fractional shares. First National stockholders will receive a cash payment for any fractional shares based on the average closing bid and closing ask price of NBT shares of common stock over the 20 trading days ending on and including the eighth trading day prior to the completion of the merger.

     Assuming receipt of all necessary regulatory approvals, it is anticipated that First National's banking subsidiary, The First National Bank of Northern New York, will merge with and into NBT Bank, N.A., a banking subsidiary of NBT, concurrently with the merger.


First National's Board Unanimously Recommends Approval Of The Merger (see page
26)

     First National's board of directors believes that the merger with NBT is in the best interests of First National stockholders and unanimously recommends that First National stockholders vote FOR the proposal to approve and adopt the merger agreement.

     If the merger is consummated, First National stockholders will own stock in a larger and more diversified financial services corporation. NBT common stock is traded on the Nasdaq National Market and is more readily tradeable than First National common stock.

     In unanimously approving the merger agreement, First National's board considered, among other things, the earnings and financial condition of First National and NBT, the financial terms and income tax consequences of the merger, the historical market prices of NBT common stock, the historical cash dividends paid on NBT common stock compared with those paid on First National common stock, and the business and prospects of NBT and First National. To review the First National board's reasons for this proposed merger in detail, as well as how it came to agree on the merger, see pages 23 through 27.


First National Special Meeting To Be Held April __, 2001 (page 19)

     A special meeting of First National's stockholders is scheduled to be held on April __, 2001 at the main office of The First National Bank of Northern New York, 53 West Main Street, Norfolk, New York. At the special meeting, First National will ask you to consider and vote on the merger agreement and such other matters as may properly come before the special meeting.


Record Date For Special Meeting Set At ________ __, 2001; One Vote Per Share Of First National Common Stock (page 19)

     You are entitled to vote at the special meeting if you were the record owner of shares of First National common stock as of the close of business on _______ __, 2001, the record date established for the special meeting. As of the record date, a total of __________ votes were eligible to be cast at the First National special meeting. You are entitled to one vote for each share of First National common stock you owned of record on the record date. If you were the record owner of shares of First National common stock on the record date, you may vote those shares either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to First National in the enclosed envelope.


Two-Thirds Vote Required To Approve Merger (page 21)

     Holders of 66-2/3% of the outstanding shares of common stock entitled to vote at the First National special meeting must vote to approve the merger agreement in order for it to be adopted. A majority of the issued and outstanding First National shares must be present in person or by proxy for any vote to be valid.

     The First National directors, including Thomas E. Place, who is also president and chief executive of First National, have agreed to vote all shares of First National common stock that they own for approval of the merger agreement. On the record date for the First National special meeting, First National directors and executive officers beneficially owned approximately ________ shares of First National common stock, or approximately ___% of the then issued and outstanding shares of First National common stock, entitled to vote at the special meeting.

The Merger Will Be A Tax Free Transaction for First National Stockholders (see page 49)

     The merger has been structured so that First National stockholders will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because of cash First National stockholders receive instead of fractional shares or through exercise of dissenters' rights.


Dividend Policy (see page 47)

     First National paid an annual cash dividend of $0.20 per share for calendar year 2000 on January 19, 2001 to stockholders of record on December 15, 2000. Because the next First National regularly scheduled annual cash dividend would not be until after the anticipated effective date of the merger, it is not anticipated that First National stockholders will receive any further dividends on their First National common stock before the merger. Following completion of the merger, former First National stockholders who become NBT stockholders will receive dividends declared by NBT with record dates after the merger.


First National's Financial Advisor Says Exchange Ratio Is Fair To First National Stockholders (see page 27)

     In deciding to approve the merger, the First National board of directors considered the opinion from its financial advisor, Danielson Associates, Inc., as to the fairness from a financial point of view of the exchange ratio under the merger agreement.

     The full text of the updated opinion of Danielson Associates, Inc. dated as of February __, 2001, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion in its entirety.

     For its financial advisory services, Danielson Associates, Inc. will be paid a fee of $25,000.


There Will Not Be Any Change In NBT Or NBT Bank Directors Or Executive Officers Following The Merger (see page 34)

     If the merger is completed, the NBT board of directors will consist of those persons serving as NBT directors immediately prior to the merger. NBT's current executive management will continue in their positions following the merger.

     Upon completion of the bank merger between First National Bank and NBT Bank, the NBT Bank board of directors will consist of those persons serving as NBT Bank directors immediately prior to the merger. NBT Bank's current executive management will continue in their positions following the merger.


The Merger Is Subject To Conditions (see page 39)

     The completion of the merger depends upon satisfaction or waiver of a number of conditions, including the following:

     .    the approval of the merger agreement by First National stockholders;

     . the accuracy of the representations and warranties made in the merger agreement;

     . the performance of obligations by NBT and First National under the merger agreement;

     . the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the merger;

     . the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the merger; and

     . receipt by NBT and First National of a tax opinion of Rhoads & Sinon LLP, counsel to NBT, based on facts, assumptions and representations set forth in the opinion, to the effect that First National stockholders will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because a stockholder receives cash instead of fractional shares or through exercise of dissenters' rights.


The Merger Agreement Can Be Terminated (see page 43)

     The parties can mutually agree to terminate the merger agreement at any time prior to completing the merger. In addition, either party acting alone can terminate the merger agreement under the circumstances described on page 43.

The Merger Requires Regulatory Approvals (see page 40)

     The merger cannot be completed until required approvals are received from banking regulators. NBT has filed an application to obtain approval from the Office of the Comptroller of the Currency and has made appropriate filings with the Federal Reserve Bank of New York. Prior to completing the merger, the required approvals must be granted and any statutory waiting periods required under applicable banking regulations must have expired.


NBT Will Account For The Merger As A Purchase (see page 46)

     We expect the merger to be accounted for using the purchase method. Under this method of accounting, all of the assets and liabilities of First National will be recorded on NBT's consolidated balance sheet at estimated fair value as of the effective date of the merger. The amount by which the purchase price paid by NBT exceeds the fair value of the net assets acquired by NBT through the merger will be recorded as goodwill.


First National Stockholders Have The Right To Dissent From The Merger (see page
69)

     First National stockholders are entitled to assert dissenters' rights under Sections 910 and 623 of the New York Business Corporation law in connection with the proposed merger. These dissenters' rights may give you the opportunity to receive the fair value of your shares of First National common stock in cash instead of having your shares converted in the merger into a combination of First National common stock and the right to receive cash for fractional shares. In order to perfect your dissenters' rights, specific procedures under Sections 910 and 623 of the New York Business Corporation Law must be strictly followed. If you do not follow the procedures set forth in the statutory provisions of the New York law, you may lose your dissenters' rights with respect to the merger. Please refer to pages 69 through 72 for more information. You should also read carefully Annex C to this proxy statement/prospectus, which is a copy of Section 623 of the New York Business Corporation Law.


First National Executive Officers And Directors Have Additional Interests In The Merger (see page 44)

     When considering the recommendation of the First National board, First National stockholders should be aware that some officers and the directors of First National have interests in the merger in addition to their interest as stockholders.

     Thomas E. Place, a director, President and Chief Executive Officer of First National and First National Bank, currently has a three year employment agreement with First National and First National Bank. Pursuant to a Separation Agreement and General Release entered into at the same time as the merger agreement, upon completion of the merger Mr. Place's employment will be terminated and he will receive the benefits provided by the separation agreement. A copy of Mr. Place's separation agreement is attached as Exhibit 3 to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

     Also, following the merger, NBT has agreed to provide directors' and officers' insurance for the directors and officers of First National and First National Bank and has agreed to provide indemnification to directors and officers of First National and First National Bank for claims occurring before the effective time of the merger to the same extent as it provides its own directors and officers.


NBT Shares Of Common Stock Are Listed On Nasdaq National Market (page 52)

     The shares of NBT common stock are listed on the Nasdaq National Market under the trading symbol "NBTB".


The Rights Of NBT Stockholders And First National Stockholders Are Different (see page 63)

     The rights of NBT stockholders are currently governed by Delaware law and by NBT's certificate of incorporation and bylaws. The rights of First National stockholders are currently governed by New York law and First National's certificate of incorporation and bylaws. These rights are not identical. When the merger is completed, First National stockholders will become NBT stockholders and have the rights of NBT stockholders.

                         COMPARATIVE MARKET VALUE DATA

     NBT common stock is traded on the Nasdaq National Market under the symbol "NBTB". First National common stock is not listed for trading on a securities exchange or an automated dealer quotation system, and no comparative market price data is available. For additional information, see "Price Range of Common Stock and Dividends" on page 52.

     The information presented in the following table reflects the last reported sale prices for NBT common stock on December 29, 2000, the last trading day preceding our public announcement of the merger, and on _______ __, 2001, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. We cannot assure you as to what the market price of NBT common stock will be if and when the merger is consummated. We have calculated the equivalent per share basis by multiplying the last reported sale price of NBT common stock on the dates indicated by the exchange ratio of 5.0 to 1.

                                                         FNB Equivalent
                                                          Value (5.0 x
                               NBT Common Stock         NBT Common Stock)
                              (dollars per share)      (dollars per share)
                              -------------------      -------------------

     December 29, 2000             $14.625                   $73.125
     _______ __, 2001              $__.__                    $__.__

                      SELECTED HISTORICAL FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     The following table sets forth selected historical financial data for NBT. The financial information for NBT has been restated to include the effects of the mergers with Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp., which were consummated on February 17, 2000 and July 1, 2000, respectively, and have been accounted for as poolings of interests. We have derived the selected historical financial data from the interim consolidated financial statements of NBT, the supplemental consolidated financial statements of NBT, and the consolidated financial statements of NBT, Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp. On August 1, 2000 NBT filed a Current Report on Form 8-K with the SEC which contains supplemental consolidated financial statements of NBT as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 which have been restated to include the effects of the Lake Ariel and Pioneer American mergers. Stockholders of First National should read this information in conjunction with the historical financial statements and related notes of NBT. Information as of and for the nine month periods ended September 30, 2000 and 1999 has been taken from the unaudited consolidated financial statements for the period ending September 30, 2000 filed by NBT in its Form 10-Q Quarterly Report filed with the SEC on November 14, 2000.

     Because of the small size of First National relative to NBT, NBT's acquisition of First National is not expected to have any material effect on the financial condition of NBT.

     The following information is only a summary and you should also read the financial statements and related notes and other information contained in the annual, quarterly and other reports filed by NBT with the SEC.

NBT BANCORP INC.
SELECTED FINANCIAL DATA
(in thousands, except per share data)

                                     As of or for the 9 months
                                        Ended September 30,                As of or for the year Ended December 31,
                                     -------------------------  --------------------------------------------------------------
                                        2000         1999          1999         1998         1997         1996         1995
                                        ----        -----          ----         ----         ----        -----         ----
Interest and fee income              $  140,586   $  121,498    $  164,778   $  158,602   $  147,338   $  129,020   $  119,610
Interest expense                         69,734       55,193        75,480       74,736       68,892       57,422       55,581
Net interest income                      70,852       66,305        89,298       83,866       78,446       71,598       64,029
Provision for loan losses                 5,418        3,860         5,440        6,149        4,820        4,325        2,783
Noninterest income excluding
   securities gains                      14,718       12,931        17,448       16,307       13,894       12,358       10,555
Securities gains                            143        1,802         1,804        1,567           34        1,222          941
Noninterest expense                      57,540       45,712        62,882       61,547       54,460       52,168       49,862
Income before income taxes               22,755       31,466        40,228       34,044       33,094       28,685       22,880
Net income                           $   14,504   $   20,437    $   26,257   $   26,895   $   22,188   $   18,914   $   15,119

PER COMMON SHARE: (1)
Basic earnings                       $     0.62   $     0.88    $     1.14   $     1.16   $     1.00   $     0.86   $     0.68
Diluted earnings                     $     0.62   $     0.87    $     1.12   $     1.14   $     0.98   $     0.85   $     0.67
Cash dividends paid (2)              $     0.51   $     0.49    $     0.66   $     0.59   $     0.42   $     0.34   $     0.29
Stock dividends distributed (3)              --           --             5%           5%           5%           5%           5%
Book value at period-end             $     8.74   $     8.42    $     8.19   $     9.03   $     8.31   $     7.21   $     7.07
Tangible book value at period-end    $     8.08   $     8.01    $     7.87   $     8.39   $     7.89   $     6.69   $     6.50
Average common shares
   outstanding                           23,476       23,104        23,089       23,199       22,239       21,979       22,353
Average diluted common shares
   outstanding                           23,547       23,427        23,382       23,691       22,698       22,287       22,636

Securities available for sale        $  590,895   $  628,962    $  606,727   $  523,254   $  590,021   $  505,329   $  517,463
Securities held to maturity             107,320      113,521       113,318      180,663      120,834       81,525       78,661
Loans                                 1,667,633    1,424,073     1,466,867    1,277,241    1,157,548    1,036,146      936,240
Allowance for loan losses                22,682       19,101        19,711       18,231       16,450       15,053       13,519
Assets                                2,559,064    2,353,030     2,380,207    2,169,855    2,018,784    1,767,105    1,678,772
Deposits                              1,936,483    1,739,613     1,777,091    1,664,307    1,588,276    1,465,461    1,370,043
Borrowings                              390,580      401,078       394,237      283,840      221,989      129,037      139,788
Stockholders' equity                    206,983      194,593       191,472      204,038      192,556      157,699      156,045

AVERAGE BALANCES:
Assets                               $2,473,584   $2,237,266    $2,268,122   $2,111,855   $1,931,317   $1,714,416   $1,608,687
Earning assets                        2,353,684    2,107,284     2,134,116    1,980,093    1,813,492    1,599,126    1,500,520
Loans                                 1,575,799    1,344,374     1,366,298    1,217,833    1,098,967      994,615      916,434
Deposits                              1,859,796    1,671,891     1,695,606    1,614,766    1,540,597    1,442,041    1,337,734
Stockholders' equity                    197,057      201,364       199,059      198,538      167,585      152,499      146,166

KEY RATIOS:
Return on average assets                   0.78%        1.22%         1.16%        1.27%        1.15%        1.10%        0.94%
Return on average equity                   9.83%       13.57%        13.19%       13.55%       13.24%       12.40%       10.34%
Average equity to average assets           7.97%        9.00%         8.78%        9.40%        8.68%        8.90%        9.09%
Net interest margin                        4.17%        4.34%         4.32%        4.34%        4.44%        4.60%        4.38%
Efficiency (4)                            57.65%       56.40%        57.31%       60.45%       57.73%       60.75%       65.31%
Cash dividend per share payout            82.26%       55.68%        58.57%       51.49%       42.96%       39.76%       43.58%
Tier 1 leverage                            8.11%        8.64%         8.63%        8.81%        9.08%        8.55%        8.61%
Tier 1 risk-based capital                 12.54%       13.95%        13.78%       14.68%       15.44%       13.90%       14.89%
Total risk-based capital                  13.75%       15.11%        14.95%       15.87%       16.64%       15.11%       16.11%

Notes to NBT Bancorp Inc. Selected Financial Data
-------------------------------------------------

(1) All share and per share data has been restated to give retroactive effect to stock dividends and splits.

(2)  Dividends per share represent historical dividends of stand alone NBT.

(3)  NBT did not declare a stock dividend for calendar year 2000.

(4) The efficiency ratio is computed as total non-interest expense (excluding merger and acquisition costs, OREO gains and losses, and other non-recurring items) divided by fully taxable equivalent net interest income plus non-interest income (excluding net security transactions and other non-recurring items).


Recent Developments

     On January 23, 2000, NBT publicly reported net income of $7.2 million or $0.30 per diluted share for the twelve months ended December 31, 2000, compared to net income of $26.3 million or $1.12 per diluted share for the twelve months ended December 31, 1999. Recurring net income, which excludes the after-tax effect of costs related to merger and acquisition activity, reorganizations, and net security transactions, was $25.8 million, or $1.09 per diluted share, for the twelve months ended December 31, 2000 compared to $25.6 million, or $1.09 per diluted share, for the twelve months ended December 31, 1999.

     For the three months ended December 31, 2000, NBT reported a net loss of $7.3 million, or $(0.31) per diluted share, compared to net income of $5.8 million, or $0.25 per diluted share, for the same period in 1999. Recurring net income, as defined above, for the three months ended December 31, 2000 was $5.6 million, or $0.23 per diluted share, compared to $6.2 million, or $0.27 per diluted share, for the three months ended December 31, 1999.

     The increase in recurring net income for 2000, as well as the decrease of only $0.6 million in the fourth quarter of 2000 as compared to the comparable quarter in 1999, occurred despite a $3.3 million (or $2.1 million after-tax) increase in the provision for loan losses from $5.4 million in 1999 to $8.7 million in 2000, and a $1.7 million (or $1.1 million after-tax) increase in the provision for loan losses from $1.6 million in the fourth quarter of 1999 to $3.3 million in the corresponding quarter of 2000. These increases were necessitated by significant loan growth, primarily commercial loans, and an increase in nonperforming loans. Nonperforming loans at December 31, 2000 were $21.5 million as compared to $10.6 million at December 31, 1999. This increase was primarily the result of the continued process of integrating newly acquired banks into NBT. At December 31, 2000, the ratio of the allowance for loan losses to total loans was 1.41% compared to 1.34% at December 31, 1999, and the ratio of the allowance for loan losses to nonperforming loans was 113.12% at December 31, 2000 compared to 185.32% at December 31, 1999.

     For more information about NBT, see "Information With Respect to NBT" at page 54, "Where You Can Find More Information" at page 73 and "Incorporation by Reference" at page 73.



                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     This proxy statement/prospectus contains and incorporates by reference statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of NBT and its subsidiaries, or the combined business of NBT and First National. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

     . regulatory approvals and clearances and other prerequisites or conditions to the merger of NBT and First National may not be obtained, or may be received outside of expected time frames;

     . competitive pressures among depository and other financial institutions may increase significantly;

     .    revenues may be lower than expected;

     .    changes in the interest rate environment may reduce interest margins;

     . general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

     . legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

     . costs or difficulties related to the integration of the businesses of NBT and its merger partners may be greater than expected;

     . expected cost savings associated with recent and pending mergers and acquisitions may not be fully realized or realized within the expected time frames;

     . deposit attrition, customer loss, or revenue loss following pending mergers and acquisitions may be greater than expected;

     . competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and

     . adverse changes may occur in the securities markets or with respect to inflation.

     This list is not exhaustive. Forward-looking statements speak only as of the date they are made. NBT and First National do not undertake to update forward-looking statements to reflect future circumstances or events.

     If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, the forward-looking statement.

     Further information on other factors that could affect the financial results of NBT after the merger is included in NBT's Securities and Exchange Commission filings incorporated by reference in this proxy statement/prospectus.

                      THE FIRST NATIONAL SPECIAL MEETING

Date, Time And Place

     We are providing this proxy statement/prospectus to holders of First National common stock as part of the solicitation by the First National board of directors of proxies for the First National special meeting of stockholders to be held on April __, 2001 at _____ A.M., at the main office of The First National Bank of Northern New York, 53 West Main Street, Norfolk, New York, including any adjournments or reschedulings of that special meeting.


Purpose Of The First National Special Meeting

     At the First National special meeting, stockholders will consider and vote upon a proposal to approve and adopt the merger agreement and any other business as may properly be presented at the special meeting.

     We are including a form of proxy with each copy of this proxy statement/prospectus mailed to First National stockholders for use at the First National special meeting. This proxy statement/prospectus also serves as a prospectus from NBT in connection with the issuance of NBT common stock in exchange for First National common stock in the merger.


Recommendation Of First National Board Of Directors

     The First National board of directors unanimously approved the merger agreement and the related transactions and recommends a vote FOR approval and adoption of the merger agreement.

     The matters to be considered at the First National special meeting are of great importance to First National stockholders. Therefore, we urge you to read and consider carefully the information in this proxy statement/prospectus. We also urge you to complete, date, sign and return promptly the enclosed proxy card using the enclosed postage-paid envelope.


Record Date; Voting Rights

     You are entitled to notice of and to vote at the First National special meeting if you held shares of First National common stock at the close of business on _________ __, 2001, the record date established for the special meeting.

     As of the record date, there were __________ shares of First National common stock issued and outstanding, each of which entitles the holder to one vote. Stockholders may vote either in person or by proxy. At such date, there were approximately 276 holders of record of First National common stock.


Voting Of Proxies

     All shares of First National common stock represented by properly executed proxies will be voted in accordance with the instructions indicated on those proxies, unless those proxies have been previously revoked. If your shares of common stock are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the First National special meeting. First National does not expect that any matter other than the proposal to adopt and approve the merger agreement will be brought before the First National special meeting. If, however, other matters are properly presented at the meeting, the persons named as proxies will vote in accordance with their judgment. If you return a signed proxy card but fail to indicate how you want to vote, your shares of First National common stock will be voted FOR approval and adoption of the merger agreement.

     First National stockholders should not mail their common stock certificates with their proxy cards.


Revocability Of Proxies

     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised:

     .    by giving written notice to the Corporate Secretary of First National,

     .    by signing and returning a later-dated proxy, or

     .    by voting in person at the special meeting.

     Any written notice of revocation and other communications with respect to the revocation of proxies should be addressed to First National Bancorp, Inc., 53 West Main Street, Norfolk, NY 13667-0760, Attention: Corporate Secretary. A stockholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the First National special meeting without voting in person will not revoke an otherwise valid proxy.

Adjournment

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement would not be able to be approved unless the meeting was adjourned in order to permit further solicitation of proxies. The persons named as proxies by a First National stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further proxy solicitations. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.


Solicitation Of Proxies

     First National will bear its own cost of solicitation of proxies. In addition to solicitation by mail, First National's and First National Bank's directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. First National will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.


Quorum

     To have a quorum at the First National special meeting, the holders of at least a majority of the issued and outstanding shares of First National common stock entitled to vote must be present either in person or by properly executed proxy. Proxies that are marked "abstain" will be counted as shares of common stock present for the purposes of determining the presence of a quorum.


Required Vote; Voting Agreements

     Under First National's certificate of incorporation and applicable New York law, stockholder approval and adoption of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of common stock by the stockholders entitled to vote at the special meeting. If fewer shares of First National common stock voting in favor of the merger are present in person or by proxy than are necessary to approve the merger, we expect to adjourn or postpone the special meeting to allow additional time for obtaining additional votes or proxies. At any subsequent reconvening of the special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as they would have been voted at the original convening of the special meeting. However, any proxies which have been properly revoked or withdrawn will not be voted.

     As of _________ __, 2001, the record date for the special meeting, First National directors and executive officers and their affiliates had the right to vote an aggregate of ________ shares of First National common stock. This number amounts to approximately ___% of the voting power of all outstanding shares on that date. The First National directors, including Mr. Place, who as of the record date had the right to vote an aggregate of ______ shares of First National common stock or approximately ___% of the voting power of all outstanding shares on the record date, have agreed to vote their shares in favor of the proposal to merge with NBT.


Abstentions; Broker Non-Votes

     A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Brokers who hold shares of First National common stock in "street name" for the beneficial owners of these shares cannot vote these shares without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of shares of First National common stock held by a broker in "street name," you should sign, date and return your proxy card to the broker in the envelope provided by the broker. If a broker indicates on the proxy that it does not have discretionary authority as to shares of common stock to vote on a particular matter, those shares of common stock will be considered as present but not entitled to vote with respect to that matter. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First National common stock entitled to vote, if you abstain or, if your shares are held in "street name" and you fail to instruct your broker how to vote, it will have the same effect as a vote against the merger agreement.


Dissenter's Rights

     First National stockholders have a right to dissent to the merger and to obtain payment in cash of the fair value of their First National shares by complying with the requirements of Section 623 of the New York Business Corporation Law, a copy of which is included as Annex C to this proxy statement/prospectus.

                                  THE MERGER

     The following is a discussion of the merger and the material terms of the merger agreement. This description is not complete. We have attached a copy of the merger agreement, including its exhibits, to this proxy statement/prospectus as Annex A, and incorporate it into this document by reference. We urge each First National stockholder to read the full text of the merger agreement carefully. We qualify this summary in its entirety by reference to the merger agreement.

     The merger agreement provides that:

     . First National will merge into NBT, which will be the surviving corporation; and

     . You, as a stockholder of First National, will receive 5 shares of NBT common stock for each share of First National stock that you own.

     The board of directors of First National has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a stockholder. The board unanimously recommends that you vote FOR the merger.

     We expect to complete the merger by the end of the second quarter of 2001.


Background Of The Merger

     For many years, the strategy of First National's board of directors has been to increase profitability while operating as an independent community-focused bank. In recent years, meeting the increased efforts of both local and regional competitors to provide new services and attract customers has become increasingly difficult. The expenses of attempting to keep pace with competition, combined with First National's more limited economies of scale, also have placed significant pressures on First National's ability to continue to enhance profitability in the face of increasing competition.

     In 1999, Daryl R. Forsythe, President and Chief Executive Officer of NBT, and Thomas E. Place, President and Chief Executive of First National, met to discuss the general state of banking and more specifically the future plans of both companies. They agreed that in the future it would make good business sense to join forces as both banks shared a common philosophy of community banking. In early March of 2000, Mr. Place contacted Mr. Forsythe to set up a meeting to continue their discussion with the intent to structure a stock for stock merger between NBT and First National. On March 29th, Mr. Forsythe and Martin A. Dietrich, President and Chief Operating Officer of NBT Bank, met with Mr. Place in Lake Placid, New York, to discuss in greater detail various issues involved in a combination of NBT and First National. At this meeting, general terms of a potential merger were discussed and outlined. For the next several days, informal discussions continued between the parties with respect to preliminary terms of a possible merger. During this time frame, the parties entered into a confidentiality agreement and exchanged financial and other pertinent information.

     On April 5, 2000, Mr. Forsythe outlined the preliminary terms of a proposed combination to Mr. Place via telephone, including the fact that the merger would involve a fixed exchange ratio and be structured as a merger of First National with and into NBT and a merger of First National Bank with and into NBT Bank. After consultation with First National's financial advisor and counsel, Mr. Place requested that NBT submit a draft of a merger agreement and also a due diligence document request list.

     On April 20, 2000, NBT announced the signing of a merger agreement with BSB Bancorp, Inc., headquartered in Binghamton, New York, in a merger of equals transaction.

     On April 21, 2000, a draft definitive merger agreement and related exhibits were forwarded by NBT's acquisition counsel, Rhoads & Sinon LLP, to First National and its counsel for review.

     On April 24, 2000, Mr. Forsythe advised his board of the proposed acquisition of First National during a regularly scheduled board meeting. At that meeting, Mr. Forsythe discussed with board members the status of the discussions with First National and the issues relating to a possible business combination and received the board's approval to proceed with the merger process. NBT also consulted with its financial advisor, McConnell, Budd & Downes, concerning the terms of a possible merger with First National.

     On May 24, 2000, after further negotiations with First National regarding the terms of the definitive merger agreement, Mr. Forsythe was advised via telephone by Mr. Place that in light of the NBT/BSB merger of equals announcement, First National had determined not to proceed any further with negotiations as to a merger of First National with and into NBT.

     On October 4, 2000, NBT announced that it and BSB had agreed to terminate their merger agreement. Thereafter, on October 16, 2000, Mr. Place contacted Mr. Forsythe and indicated that First National would consider reinstitution of negotiations with regard to the merger of First National into NBT. On Thursday, October 26, 2000, Mr. Forsythe and Mr. Dietrich visited Mr. Place at the First National Bank branch in Malone, New York. During that meeting, the parties discussed reinstituting merger negotiations between NBT and First National. Mr. Place indicated that First National was prepared to proceed with merger negotiations and that the parties should negotiate to finalize the terms of the merger agreement.

     In early November 2000, NBT and First National entered into a new confidentiality agreement. Thereafter, a revised merger agreement was submitted to First National and its counsel on November 13, 2000.

     At this time and during the following several weeks, the parties discussed with their respective financial and legal advisors the terms of the draft merger agreement. Each company authorized its respective legal counsel to revise certain provisions of the draft agreement and further authorized their legal counsel to discuss revisions to the agreement with the intent of finalizing related documentation, including a separation agreement between NBT, First National and Mr. Place and to expedite the review and finalization process. Legal counsel for NBT, Rhoads & Sinon LLP, circulated a second draft of the merger agreement and exhibits, incorporating the negotiated revisions on December 14, 2000.

     First National held a special board meeting on January 1, 2001, with all directors present or participating via telephone conference call, to review the draft definitive agreement and all related exhibits. A meeting of the First National Bank board of directors was convened at the same time. During that meeting, the First National and First National Bank boards reviewed the potential financial and strategic benefits of the transaction, and other alternatives available to First National, including remaining independent. The board also reviewed a financial analysis of the proposed transaction, as prepared and presented by First National's financial advisors, Danielson Associates, Inc. Legal counsel to First National also reviewed the board's fiduciary duties as they related to an acquisition of First National. Danielson Associates, Inc. described the fixed exchange ratio and how it was negotiated and delivered their opinion to the boards that the exchange ratio was fair from a financial point of view to the First National stockholders. After consideration and discussion of the merger agreement and related documents, the First National board and First National Bank board voted unanimously to approve the mergers and authorized the execution of the merger agreement and related documents.

     Mr. Forsythe called a special meeting of the NBT board for January 2, 2001 to review the draft merger agreement with all directors participating either in person or via telephone conference call. Mr. Forsythe also convened a simultaneous meeting of the NBT Bank board of directors. Representatives of McConnell, Budd & Downes, NBT's financial advisor, and Rhoads & Sinon LLP, NBT's outside legal advisors, participated in the meeting via telephone conference call. Counsel to NBT reviewed the terms of the merger agreement and related documents with the board and representatives of McConnell, Budd & Downes reviewed the financial aspects of the transaction and answered any related questions. After consideration and discussion of the proposed merger agreement and related documents, the NBT boards voted unanimously to approve the merger of First National with and into NBT and the simultaneous merger of First National Bank with and into NBT Bank and authorized Mr. Forsythe to execute the merger agreements and related documents.

     On January 2, 2001, the parties executed the merger agreement and related documents and made a public announcement.

Recommendation Of First National Board And Its Reasons For The Merger

     The First National board believes that the merger is in the best interests of First National and its stockholders. Accordingly, the First National board is unanimous in its recommendation that stockholders vote FOR approval and adoption of the merger agreement.

     The First National board believes that the terms of the merger agreement are fair and in the best interests of First National and its stockholders. In the course of reaching its determination, the First National board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The First National board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the exchange ratio from a financial point of view, and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the First National board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the First National board considered the following:

     . NBT's broader range of products and services that will become accessible to First National customers through the merger;

     . consideration offered to First National stockholders in relation to the market value, book value, earnings per share and projected earnings per share of First National;

     . the quality of NBT and its operating history, including its products and services;

     . historical results of operations, current financial condition and future prospects of First National and NBT;

     . the presentation of Danielson Associates, Inc. as to the fairness of the exchange ratio provided for in the merger agreement from a financial point of view to First National's stockholders;

     . current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for future changes in these industries;

     . the compatibility of the operating culture of NBT and First National in community banking;

     . detailed financial analysis and other information with respect to First National and NBT discussed by the financial advisors; and

     . other terms of the merger agreement and exhibits, including that the transaction will be tax-free to First National and its stockholders.

     In reaching its determination to approve and recommend the merger agreement, the First National Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.


Opinion Of First National's Financial Advisor

     First National retained Danielson Associates, Inc. to advise the First National board of directors as to its "fair" sale value and the fairness to its stockholders of the financial terms of the offer to be acquired by NBT. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies and thrifts in the connection with mergers, acquisitions and other securities transactions; and has knowledge of, and experience with, New York banking markets and banking organizations operating in this market. Danielson Associates was selected by First National because of its knowledge of, expertise with and reputation in the financial services industry.

     Danielson Associates reviewed the First National-NBT merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision as to accepting the offer was ultimately made by the board of directors of First National. On January 1, 2001, Danielson Associates rendered its oral opinion to the First National board of directors, which it subsequently confirmed in writing, that as of that date, the financial terms of the NBT offer were "fair" to First National and its stockholders. The basis of Danielson Associates' opinion, which is unchanged, has been updated for purposes of this proxy statement/prospectus and is attached hereto as Annex B. No limitations were imposed by the First National board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

     In arriving at its opinion, Danielson Associates:

     . reviewed certain business and financial information relating to First National and NBT including annual reports for the fiscal year ended December 31, 1998 and December 31, 1999; call report data from 1990 through September 30, 2000; and NBT's annual reports on Form 10-K and the quarterly reports on Form 10-Q for 1998, 1999 and 2000 through September 30, 2000;

     . reviewed the reported prices and trading activity for the NBT common stock and compared it to similar bank holding companies;

     . reviewed and compared the financial terms, to the extent publicly available, with comparable transactions;

     .    reviewed the merger agreement and certain related documents; and

     .    considered such other factors as were deemed appropriate.

     Danielson Associates did not obtain any independent appraisal of assets or liabilities of First National or NBT or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by First National or NBT and assumed the accuracy and completeness of all such information.

     In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

     In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond First National's or NBT's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.


     Pro Forma Merger Analyses

     Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $15.7 million, based on NBT's December 29, 2000 stock price, for all of the outstanding shares of First National common stock and options to purchase First National common stock, which will be paid in NBT common stock or options to purchase NBT common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for NBT common stock.

     Comparable Companies

     To determine the "fair" value of the NBT common stock to be exchanged for the common stock of First National, NBT was compared to eleven publicly-traded bank holding companies ("comparable banks"). These comparable banks had assets in the $1.5 billion to $5 billion range, no extraordinary characteristics and were located in New Jersey, New York and Pennsylvania.

                  Summary and Description of Comparable Banks


                            Assets *
     Comparable Banks **  (In mill.)    Headquarters
     ----------------     ----------    ------------

     Community             $1,974       DeWitt, NY
     First Commonwealth     4,329       Indiana, PA
     Harleysville           1,900       Harleysville, PA
     Main Street            1,537       Reading, PA
     National Penn          2,454       Boyertown, PA
     S&T                    2,296       Indiana, PA
     Susquehanna            4,774       Lititz, PA
     Trust Company          3,606       Jersey City, NJ
     TrustCo                2,396       Schenetady, NY
     U.S.B.                 1,836       Orangeburg, NY
     United National        2,120       Bridgewater, NJ

     NBT                   $2,559       Norwich, NY

*    September 30, 2000.

** Selected publicly-traded banks in New Jersey, New York and Pennsylvania with assets between $1.5 and $5 billion.

Source:  SNL Securities LC, Charlottesville, Virginia.

     Danielson Associates compared NBT's:

     . Stock price as of December 29, 2000 equal to 12.6 times core earnings and 167% of book.

     . Dividend yield based on trailing four quarters as of September 30, 2000 and stock price as of December 29, 2000 of 4.65%.

     .    Equity as of September 30, 2000 of 8.09% of assets.

     . Nonperforming assets including loans 90 days past due as of September 30, 2000 equal to .48% of total assets.

     . Return on average assets adjusted for nonrecurring items for the twelve months ended September 30, 2000 of 1.01%.

     . Return on average equity during the same period adjusted for nonrecurring items of 12.26%, with the medians for the comparable banks.

                        NBT - Comparable Banks Summary


                                                    Comparable
                                                      Banks
                                          NBT        Medians
Income                                    ---        -------
------
Net income*/Avg. assets                   1.01%        1.16%
Net oper. income**/Avg. assets            2.09         2.02
Return on average equity*                12.26        17.65

Balance Sheet
-------------
Equity/Assets                             8.09%        6.51%
NPAs***/Assets                             .48          .36

Stock Price
-----------
Price/Earnings                           12.6X        11.9X
Price/Book                                 167%         191%
Dividend Yield                            4.65         4.46
Payout ratio                                47           50
Shares traded****                           42           19

*    Adjusted for non-recurring items.

**   Net interest income plus noninterest income less operating expense.

***  Nonperforming assets including loans 90 days past due and still accruing.

**** Average daily volume in 2000 (in thousands).

Source:  SNL Securities LC, Charlottesville, Virginia.

The comparable medians were:

     .    Stock price equal to 11.9 times earnings and 191% of book.

     .    Dividend yield of 4.46%.

     .    Equity of 6.51% of assets.

     .    .36% of assets nonperforming.

     . Return on average assets adjusted for nonrecurring items of 1.16%.

     . Return on average equity adjusted for nonrecurring items of 17.65%.


     Comparable Transaction Analysis

     Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of First National with earnings and capital multiples paid in acquisitions of banks through December 31, 2000 in the Northeast. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 167% of First National's September 30, 2000 book value and 20.8 times adjusted earnings for the twelve months ended September 30, 2000. This compares to the median multiples of 202% of book value and 17.3 times earnings for all bank transactions in 2000 in the northeast where the seller had assets over $100 million and 171% of book and
16.7 times earnings for "small northeast" bank transactions in 1999 and 2000, adjusted for stock price movements through December 29, 2000.

     There were eight bank transactions defined to be "small northeast," which included transactions in New Jersey, New York and Pennsylvania where the seller received less than $50 million in transaction value. The four transactions which occurred in 1999 were PSB Bancorp, Inc. acquiring First Bank of Philadelphia, First Leesport Bancorp, Inc.'s purchase of Merchants of Shenandoah Bancorp, CNB Financial Corporation's acquisition of First National Bank of Spangler and Harleysville National Corporation buying Citizens Bank and Trust Company. The four transactions in 2000 were Community Banks, Inc. acquiring Glen Rock State Bank, Community Bank System, Inc.'s purchase of Citizens National Bank and National Penn Bankshares, Inc.'s acquisitions of Panasia Bank and Community Independent Bank, Inc.

     The median price to book value and price to earnings of the small northeast transactions based on announcement were 180% and 20.7, respectively. When adjusted for stock price movements through December 29, 2000, these medians fell to 171% and 16.7, respectively.

     Discounted Future Earnings and Discounted Dividends Analysis

     Danielson Associates applied present value calculations to First National's estimated future earnings and dividend stream under several specific growth and earnings scenarios. This analysis considered, among other things, scenarios for First National as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of First National common stock.


Other Analysis

     In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of First National and NBT, the market positions of both banks and the general economic conditions and prospects of those banks.

     No company or transaction used in this composite analysis is identical to First National or NBT. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions.

     In payment for its services as the financial advisor to First National, Danielson Associates is to be paid a fee of $25,000.

     The full text of the updated opinion of Danielson Associates dated as of ______ __, 2001, which sets forth assumptions made and matters considered, is attached hereto as Annex B of this proxy statement/prospectus. First National stockholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by First National stockholders in the merger and does not constitute a recommendation to any First National stockholder as to how such stockholder should vote at the stockholders meeting.


NBT's Reasons For The Merger

     NBT's acquisition strategy consists of identifying financial institutions with business philosophies similar to those of NBT, which operate in markets that are geographically compatible with NBT's operations and which can be acquired at an acceptable cost.

     In determining to approve the merger agreement, NBT's Board of Directors consulted with NBT's management, as well as its financial advisors, legal counsel and accountants, and considered a variety of factors, including:

     . the belief that the acquisition of First National would be consistent with NBT's strategic plans and acquisition objectives;

     . the fact that the merger would provide NBT an expanded presence in the New York counties of St. Lawrence and Franklin;

     . the financial terms of the merger and the belief that the cost of the merger in financial terms represents a reasonable investment by NBT;

     .    the likelihood of the merger being approved by regulatory authorities;

     . the structure of the merger and the bank merger, including the fact that NBT intends to account for the merger as a purchase; and

     . the expectation that the merger would add to NBT's earnings within a year.

     NBT does not intend the foregoing discussion of the information and factors to be exhaustive, although this discussion does include all material factors the NBT board considered. The NBT board did not assign any relative or specific weights to the various factors considered and individual directors might have weighed factors differently.

     There can be no certainty that the financial aspects of the merger anticipated by the NBT board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information" at page 17.


Fixed Exchange Ratio

     Each share of NBT common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of NBT. Each share of First National common stock issued and outstanding at the effective time of the merger will convert into the right to receive 5.0 shares of NBT common stock upon completion of the merger. The merger agreement does not provide for any adjustment in the exchange ratio.
Cash will be paid in lieu of issuing any NBT fractional shares. First National stockholders who have properly exercised dissenter's rights under applicable New York law will have the rights to receive the consideration provided by law rather than NBT common stock.

     Upon completion of the merger, NBT will issue to the former First National stockholders 5.0 shares of NBT common stock for each share of First National common stock outstanding as of the effective time of the merger. If there are no stockholders of First National who shall have exercised their dissenters' rights with respect to the merger and to whom NBT shall have paid cash in exchange for their dissenting shares of First National common stock, NBT will issue an aggregate of approximately 1.09 million of its shares of common stock to the former First National stockholders at the effective time of the merger.

Effects Of The Merger

     Under the merger agreement, First National will merge with and into NBT, the separate corporate existence of First National will cease, and NBT will survive and continue its corporate existence under the laws of the State of Delaware. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described below under "Conditions to Complete the Merger", the merger of First National with and into NBT will become effective upon the filing of the Certificate of Merger with the Secretary of the State of Delaware and a Certificate of Merger with the Secretary of State of the State of New York or at such later time specified in the Certificates of Merger.

     Upon completion of the merger, holders of First National common stock will cease to be stockholders of First National and will no longer have any rights as First National stockholders, other than the right to receive any dividend or other distribution with respect to First National common stock with a record date occurring prior to the effective time of the merger and to receive the applicable consideration in the merger. After consummation of the merger, there will be no transfers on First National's stock transfer books of any shares of First National common stock.

     The NBT Certificate of Incorporation will be the Certificate of Incorporation of the combined company upon completion of the merger and the NBT bylaws will be the bylaws of the combined company. Upon completion of the merger, the directors and executive management of NBT will remain unchanged.

     Assuming receipt of all necessary regulatory approvals, it is anticipated that First National's banking subsidiary, The First National Bank of Northern New York, will merge with and into NBT Bank, N.A., a banking subsidiary of NBT, concurrently with the merger. Upon completion of this bank merger, the directors and executive management of NBT Bank will remain unchanged.

Representations And Warranties

     The merger agreement contains representations and warranties made by NBT and/or First National relating to the various matters, including the following:

     . due organization, corporate power, good standing and due registration as a bank holding company;

     .    capitalization;

     .    subsidiaries;

     . corporate power and authority to conduct business, own property and enter into the merger agreement and related transactions;

     . non-contravention of certain organizational documents, agreements or governmental orders and required consents;

     .    consolidated financial statements;

     .    taxes;

     . reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in the documents;

     .    examinations by bank regulatory agencies;

     .    litigation and regulatory action;

     .    compliance with laws;

     .    ownership and title to properties;

     .    brokers and financial advisers;

     .    tax and accounting matters;

     .    insurance;

     .    labor and employee matters, including employee benefits and plans;

     .    environmental matters;

     .    absence of material changes and events;

     .    specified contractual obligations;

     .    required regulatory approvals;

     .    allowances for loan losses;

     . accuracy of information to be supplied in this proxy statement/prospectus; and

     .    related party transactions.


Conduct Of Business Pending Completion Of The Merger

     The merger agreement contains various covenants and agreements that govern First National's actions prior to the effective time of the merger. The following discussion identifies some of the more significant of First National's covenants and agreements.


     Conduct of Business

     First National has agreed that it and each of its subsidiaries will conduct their respective businesses only in the ordinary course consistent with past practice and policies and that First National and First National Bank will use their best efforts to preserve their businesses and to maintain good relations with customers, employees and business associates.


     Capital Stock

     First National has agreed to restrictions on the ability of it and First National Bank to:

     .    amend their respective certificates of incorporation and bylaws;

     . issue or grant any option or other right related to its respective capital stock;

     . split, combine or reclassify any shares of its respective capital stock; or

     . declare or distribute any stock dividend or other distribution in respect of its respective capital stock except as permitted by the merger agreement.

     Dividends

     First National has agreed not to declare or pay any dividend without the consent of NBT other than its regular cash dividend for calendar year 2000 which was paid on January 19, 2001. In addition, First National has agreed that it will not change its regular annual cash dividend payment due and record date without NBT's consent.


     Employment and Benefit Plans

     First National has agreed that, without the consent of NBT, First National will not and will not permit its subsidiaries to:

     . grant any severance or termination pay (other than pursuant to pre-existing policies), enter or amend any employment agreement or increase or agree to increase the rate of compensation of any employee, except for routine periodic increases in accordance with past practices; nor

     . create or modify any pension or profit sharing plan, retirement, bonus, welfare benefit or similar plan or the level of benefits under any such plan, nor amend any such plans with the result being an increase in cost.


     Dispositions, Acquisitions and Capital Expenditures

     First National has agreed that, without the consent of NBT, it will not take and will not permit its subsidiaries to take various actions concerning assets and expenditures, the more significant of which are the following:

     . merge itself or any subsidiary into, consolidate with, or sell or lease a substantial portion of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business;

     . incur any indebtedness for money borrowed or guarantee any indebtedness for money borrowed, except in the ordinary course of its business;

     . subject any of its properties or assets to any lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice;

     . enter into or assume any commitment to make capital expenditures which exceeds $150,000;

     . make sales or purchases in its investment portfolio except in conformity to agreed upon or adopted policies; and

     . compromise, extend or restructure any loan with an unpaid principal balance exceeding $500,000.


     Acquisition Proposals

     First National has agreed that it will not, and will not permit any of First National Bank or its affiliates to solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information or inquiries from anyone (other than NBT) to acquire First National, any subsidiary of First National or any of their assets. First National, however, may participate in discussions or negotiations with, or furnish information to, any person if, after consultation with counsel, its board of directors has determined that consummation of the merger with NBT would be a breach or failure on the part of the First National board to perform their duties under applicable New York law and First National shall have determined to unconditionally request NBT to terminate the merger agreement under the applicable provision of the merger agreement. First National has agreed to keep NBT informed of the status and all material information regarding any such discussions or negotiations.

     The merger agreement also includes additional covenants and agreements of First National and/or NBT, the more significant of which are discussed below:


     Regulatory Applications and Filings

     NBT and First National have agreed that they will cooperate and use their best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.


     Certain Other Covenants

     The merger agreement contains other covenants of the parties prior to completion of the merger, including covenants relating to:

     .    the preparation and distribution of this proxy statement/prospectus;

     . the First National stockholders' meeting and the recommendation of its board of directors;

     .    cooperation in issuing public announcements;

     .    access to information;

     .    confidentiality; and

     .    the delivery of financial statements of First National to NBT.


NBT Covenants Concerning First National Bank Employees

     Offer of Employment

     NBT has agreed in the merger agreement to offer employment to all active employees of First National Bank in good standing at the time of the merger and that the First National Bank employees who accept NBT's offer of employment will be employed for a minimum of three years unless the employee voluntarily terminates or is terminated by NBT for cause. However, continued employment during this three year period is subject to NBT Bank's employment practices and policies.


     Employee Benefit Matters

     The merger agreement provides that all active employees of First National Bank who accept employment with NBT will be entitled to participate in any employee benefit plans of NBT, subject to the terms of those plans, and will receive credit for prior service with First National for purposes of eligibility and vesting, but not benefit service credit for benefit calculation purposes. The merger agreement authorizes NBT to take actions it deems appropriate to avoid duplication of benefits. With respect to NBT's group health plans, NBT has agreed that First National Bank employees will not be subject to exclusion or penalty for pre-existing conditions that were covered under First National Bank's plans or any waiting period related to coverage under NBT plans. NBT may discontinue, freeze, terminate or amend any First National employee benefit plan on or after the merger.


Conditions To Complete The Merger

     The obligations of each of NBT and First National to complete the merger are subject to the satisfaction or waiver of conditions. The most significant of these conditions include:

     . obtaining the requisite votes of approval from the stockholders of First National;

     . the representations and warranties of the other party in the merger agreement are to be materially true and correct as of the closing date of the merger, except for representations and warranties made as of a specified date which will be true and correct as of such specified date;

     . obtaining all governmental approvals required to complete the merger and the merger of First National Bank into NBT Bank;

     . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

     . all of the agreements and covenants of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects;

     . the declaration of effectiveness of NBT's registration statement on Form S-4 by the SEC and the absence of any stop order or proceedings seeking a stop order;

     . the receipt of all required approvals by state securities authorities with respect to the merger and the issuance of NBT common stock; and

     . the delivery of an opinion of NBT's legal counsel to NBT and First National to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     The obligations of NBT are further conditioned on, among other things:

     . the aggregate number of shares of First National common stock as to which dissenters' rights are perfected does not prevent the merger from qualifying as a tax-free reorganization.


Regulatory Approvals

     Because NBT and First National are bank holding companies registered under the Bank Holding Company Act, the merger is subject to the application and approval requirements of the Bank Holding Company Act. Since, however, the merger is anticipated to be part of a simultaneous transaction in which NBT Bank and First National Bank are merging, and since the merger of the banks requires the prior approval of the Comptroller of the Currency under the Bank Merger Act and certain other requirements set forth in regulations of the Board of

Governors of the Federal Reserve System are met, the application and approval requirements of the Bank Holding Company Act are subject to waiver by the Federal Reserve Bank of New York. NBT has filed a notice with the Federal Reserve requesting such a waiver. As of the date of this proxy statement/prospectus, the Federal Reserve had not informed NBT whether this waiver will be granted.

     If the Federal Reserve does not grant a waiver of the application and approval requirements of the Bank Holding Company Act, NBT will file an application with the Federal Reserve for approval of the merger. This application, if filed, would describe the terms of the merger, the parties involved, the activities to be conducted by the combined company as a result of the merger, and other financial and managerial information. In evaluating such an application, the Federal Reserve would consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders) and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve would evaluate the capital adequacy of NBT before and after completion of the merger. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve will take into account the record of performance of NBT and First National in meeting the credit needs of their communities, including low and moderate income neighborhoods.

     The Federal Reserve may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on any application filed by NBT with the Federal Reserve for approval of the merger. Under current law, if an application is required, the merger may not be completed until the Federal Reserve has approved the merger and a period of 30 days, or fewer if prescribed by the Federal Reserve with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Federal Reserve, has expired. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Federal Reserve, unless a court specifically orders otherwise.

     NBT Bank and First National Bank have filed an application with the Comptroller of the Currency requesting approval of the bank merger. Copies of this application have been provided to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by the combined bank as a result of the merger, and provides other financial and managerial information. In evaluating the application, the Comptroller of the Currency will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the bank merger. Among other things, the Comptroller of the Currency will evaluate the capital adequacy of the combined bank after completion of the bank merger. In addition, under the Community Reinvestment Act of 1977, the Comptroller of the Currency will take into account the record of performance of NBT Bank and First National Bank in meeting the credit needs of their communities, including law and moderate income neighborhoods.

     The Comptroller of the Currency may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Comptroller of the Currency may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Comptroller of the Currency finds that the anticompetitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on the application filed by NBT Bank and First National Bank with the Comptroller of the Currency. Under current law, the merger may not be completed until the Comptroller of the Currency has approved the merger and a period of 30 days, or fewer if prescribed by the Comptroller of the Currency with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Comptroller of the Currency, has expired. As of the date of this proxy statement/prospectus, the Comptroller of the Currency had not acted on the application of NBT Bank and First National Bank. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Comptroller of the Currency, unless a court specifically orders otherwise.

     Provided that the merger and the bank merger occur simultaneously as is currently anticipated, the merger will not require the approval of the New York State Banking Board. Otherwise, the merger would require the prior approval of the New York State Banking Board. As of the date of this proxy statement/prospectus, First National and NBT are not aware of any reason why the mergers will not be able to occur simultaneously.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First National stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

     NBT and First National are not aware of any governmental approvals or requirements under banking laws and regulations whose receipt or satisfaction are necessary for the merger to become effective other than those described above. NBT and First National intend to seek any other approval and to take any other action that may be required to effect the merger and the bank merger.

     The merger and the bank merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. There can be no assurance that any required approval can be obtained either prior to or after the special meetings or, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging those approvals. There can likewise be no assurance that the U.S. Department of Justice, the Attorney of the State of New York, or private persons will not challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.


Amendment And Waiver

     Subject to compliance with applicable law, the company benefited by a particular provision of the merger agreement may, prior to the effective time of the merger, waive in writing that provision of the merger agreement. The parties to the merger agreement may amend or modify any provision at any time by an agreement in writing between the parties. After approval of the merger agreement by First National stockholders, no amendment may be made which under applicable law requires further stockholder approval unless such further approval is obtained.


Termination; Effect Of Termination

     The merger agreement may be terminated at any time prior to the merger's effective date by mutual consent or by either party if:

     . the other party materially breaches any obligation under the merger agreement and the breach cannot be, or is not, remedied within 30 days after notice of the breach is given to the other party; or

     . the merger does not occur by August 2, 2001, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by such party before closing; or

     . any regulatory authority whose approval or consent has been requested informs either party in writing that such approval or consent will not be granted, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by such party before closing.

     If the merger agreement terminates before the closing date of the merger, various provisions of the merger agreement regarding the following matters will survive and remain effective:

     . confidentiality of information obtained in connection with the merger agreement;

     . destruction or return to the other party of documents and records provided by the other party;

     .    expenses incurred in connection with the proposed merger; and

     . liability of the companies to each other as a result of the termination of the merger agreement arising out of any incurred willful breach of any covenant or agreement or any fraudulent breach of a representation or warranty.


Interests Of First National Officers And Directors In The Merger

     In considering the recommendation of the First National board of directors with respect to the merger, you should be aware that the directors and certain executive officers of First National have interests in the merger that are different from, or in addition to, the interests of the stockholders of First National generally. The First National board was aware of such interests and considered them, among other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.


     Share Ownership

     As of __________ __, 2001, the directors and executive officers of First National beneficially owned an aggregate of ___________ shares of First National common stock or approximately ___% of the outstanding shares. Under the terms of the merger agreement, First National's directors and executive officers will receive in the merger the same consideration for their shares of First National common stock as the other First National stockholders.


     Voting Agreement

     The First National directors, including Mr. Place, have entered into an agreement with NBT to be present at and vote for approval of the merger at the First National special meeting. This agreement covers all shares owned by the director, the director' s spouse, relatives occupying the same house and any trusts, estates or corporations in which any of them owns at least a 10% beneficial interest. As of ________ __, 2001, the directors beneficially owned an aggregate of _________ shares of First National common stock. A copy of the form of this agreement (referred to as an "affiliates letter agreement") is included as Exhibit 1 to the merger agreement attached as Annex A to this proxy statement/prospectus.

     Place Separation Agreement

     Mr. Place, a director and president and chief executive officer of First National and First National Bank, is currently employed under an employment agreement with a term of employment ending on December 31, 2003. The term of this employment agreement automatically renews on December 31, 2003 and each December 31 thereafter unless either party provides at least 30 days prior notice of non-renewal. This current employment agreement provides Mr. Place a minimum annual base salary and other specified benefits. Included among the benefits are stock options, provisions for bonuses for Mr. Place and lifetime health insurance benefits for Mr. Place and his spouse upon his retirement or termination of employment.

     As an inducement to NBT to enter into the merger agreement, Mr. Place entered into a separation agreement and general release with First National, First National Bank, NBT and NBT Bank at the same time as the signing of the merger agreement. This separation agreement will replace and supersede Mr. Place's current employment agreement if the merger is consummated. A copy of this separation agreement is included as Exhibit 3 to the merger agreement, which is attached to this proxy statement/prospectus. Pursuant to this separation agreement:

     . Mr. Place's employment will terminate on the effective date of the merger.

     . Mr. Place is to receive on the effective date of the merger $367,547 plus an amount equal to $147,525 multiplied by the percentage of days then remaining in calendar year 2001 from the effective date of the merger. $175,000 of this payment is allocated as consideration for Mr. Place's non-compete covenant and the balance is in lieu of annual bonus payments to which he would otherwise have been entitled under his current employment agreement for calendar years 2002 and 2003.

     . Mr. Place and his spouse will be entitled to lifetime health insurance benefits specified in the separation agreement.

     . NBT agreed to assume existing obligations of First National and First National Bank to Mr. Place under various insurance and deferred compensation arrangements.

     . The title to the automobile currently provided to Mr. Place by First National will be transferred to Mr. Place along with an amount of cash in the estimated amount of Mr. Place's federal income tax liability for receipt of the automobile.

     . Mr. Place is prohibited from being involved in any way with a company that maintains a banking facility within ten miles of Norfolk, New York or within ten miles of any First National Bank office as of January 2, 2001.

     . Upon effectiveness of the merger, Mr. Place releases First National, First National Bank, NBT and NBT Bank from all claims he might have against any of them as a result of his termination other than for benefits to be provided pursuant to the separation agreement.

     The separation agreement also includes provisions that were to be applicable in the event Mr. Place had not exercised his option to acquire shares of First National. Mr. Place exercised his option in full on __________ __, 2001 and received __________ shares of First National common stock. Pursuant to the terms of his current employment agreement, as a result of the exercise of the option Mr. Place became entitled to a special bonus payment of $______, which was paid to him on _________ __, 2001.


     Indemnification and Insurance

     In the merger agreement, NBT has agreed that it will, for 6 years after the effective date of the merger, indemnify, and advance expenses in matters that may be subject to indemnification to, directors and officers of First National and First National Bank with respect to liabilities and claims resulting from their service as directors or officers of First National and First National Bank to the same extent as NBT is obliged to indemnify and advance expenses to its own directors and officers under NBT's articles of incorporation and bylaws and applicable law.

     For a period of three years after the effective date of the merger, NBT has agreed to maintain "tail" coverage relating to First National and First National Bank's existing directors and officers liability insurance policy providing at least the same amount of coverage, or to substitute a comparable policy, for claims arising from facts and circumstances occurring prior to the effectiveness of the merger.


Accounting Treatment

     We expect the merger to be accounted for using the purchase method in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, all of the assets and liabilities of First National will be recorded on NBT's consolidated balance sheet at estimated fair value as of the effective date of the merger. The amount by which the purchase price paid by NBT exceeds the fair value of the net assets acquired by NBT through the merger will be recorded as goodwill. It is currently anticipated that this goodwill will be amortized over 20 years as a charge to NBT's earnings in accordance with applicable accounting principles.

Repurchase Of Shares By NBT

     At the same time as it approved the merger agreement, the NBT board authorized the repurchase of up to 1.03 million shares of NBT common stock specifically for use in the merger. The shares are to be repurchased from time to time at market prices.


Dissenters' Rights

     Under New York law, First National stockholders are entitled to dissenters' rights in connection with the merger. See "Rights of Dissenting Stockholders" at page 69.


Payment Of Dividends

     NBT, as the surviving corporation, expects that after completion of the merger, subject to approval and declaration by its board, it will continue its current dividend policy and declare regularly scheduled quarterly cash dividends on the shares of its common stock consistent with past practices. The annualized rate of cash dividends paid on the shares of NBT common stock in 2000 was $0.68 per share.

     First National paid a regular annual cash dividend of $0.20 per share on the First National common stock for calendar year 2000 on January 19, 2001 to stockholders of record on December 15, 2000. The right of holders of First National common stock to receive dividends from First National will end upon the completion of the merger when the separate corporate existence of First National will cease. If the merger closes in the second quarter of 2001 as anticipated, First National stockholders will not receive further dividends from First National before the merger becomes effective. See "Price Range of Common Stock and Dividends" at page 51.


Exchange Of First National Certificates

     Promptly after the effective time, NBT will deposit with the exchange agent, American Stock Transfer and Trust Company, New York, New York, certificates representing the shares of NBT common stock that are issuable in connection with the merger for shares of First National common stock. NBT will also deposit with the exchange agent an estimated amount of cash payable instead of fractional shares. Promptly after the effective time, NBT will cause the exchange agent to send to each holder of record of shares of First National common stock at the effective time of the merger transmittal materials for use in the exchange of the merger consideration for certificates representing First National common stock. The exchange agent will deliver to holders of First National common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of NBT common stock to which such holders are entitled. NBT will not issue any fractional shares. Instead, NBT will pay each holder of First National common stock who would otherwise be entitled to a fractional share of NBT common stock an amount in cash, without interest, calculated by multiplying such fraction by the average of the closing bid price and the closing ask price per share for NBT common stock as reported on the Nasdaq Stock Market for each of the twenty consecutive trading days ending on and including the eighth trading day before the effective time of the merger.

     Until properly surrendering their certificates, holders of unexchanged shares of First National common stock will not be entitled to receive any dividends or distributions with respect to NBT common stock. After surrender of the certificates representing First National common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of NBT common stock represented by such certificate.

     If any certificates for First National common stock have not been surrendered by the second anniversary of the merger, NBT has the right, without notice to the holders of record of such shares, to sell the shares for the account of the holders and, thereafter, the holders of record of the sold shares shall have only the right to receive the net proceeds of the sale, without interest. In the event that any unsurrendered certificates or net proceeds of sale become the property of any governmental unit or agency under laws of escheat or other unclaimed property laws, NBT shall have no liability for any property delivered to a public official pursuant to such laws.

     Holders of First National common stock should not send in certificates representing First National common stock until they receive transmittal materials from the exchange agent.


Restrictions On Resales By Affiliates

     NBT has registered the shares of common stock issuable to the First National stockholders in the merger under the Securities Act. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of NBT or First National may trade their shares freely without restriction.

     Any subsequent transfer of shares by any person who is an affiliate of First National at the time of submission of the merger agreement to the First National stockholders for their vote will, under existing law, require either:

     . the further registration under the Securities Act of the shares of NBT common stock to be transferred;

     . compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

     .    the availability of another exemption from registration of the shares.

     An affiliate of First National is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with First National. We expect these restrictions to apply to the directors and executive officers of First National and the holders of 10% or more of the First National common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. NBT will give stop transfer instructions to the transfer agent with respect to those shares of NBT common stock held by persons subject to these restrictions, and NBT will place a legend on the certificates for their shares accordingly.

     The affiliates letter agreement signed by First National directors, a copy of which is included as Exhibit 1 to the merger agreement, includes provisions intended to ensure compliance with these securities laws requirements.


Fees For Financial Advisory Services

     First National has retained the services of a financial advisor in connection with evaluation of the merger and the terms associated with the merger consideration and to render an opinion on the fairness of the merger consideration from a financial point of view to First National stockholders. See "Opinion of First National's Financial Advisor" on page 27.


Allocation Of Costs And Expenses

     The merger agreement provides that each party to the merger agreement will be responsible for paying its own costs and expenses, including the fees and expenses of its own counsel, financial advisors, accountants and tax advisors, incurred in connection with the merger agreement.


Material Federal Income Tax Consequences

     We requested Rhoads & Sinon LLP, counsel to NBT, to deliver an opinion as to the anticipated material federal income tax consequences of the merger. In rendering its opinion, Rhoads & Sinon LLP assumed, among other things, that the merger and related transactions will take place as described in the merger agreement. Consummation of the merger is conditioned upon the receipt of an opinion that the merger will qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

     The discussion below and the opinion of Rhoads & Sinon LLP are based upon the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this proxy statement/prospectus. The opinion of Rhoads & Sinon LLP is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of NBT and First National. No rulings have been, or will be, requested from the Internal Revenue Service as to the federal income tax consequences of the merger. In addition, the opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinions or that the positions reflected in the opinion will be upheld by the courts if challenged by the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders of First National.

     The following would be the material federal income tax consequences of the merger:

     (1) the merger will qualify as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

     (2) no gain or loss will be recognized by First National or NBT in the merger;

     (3) no gain or loss will be recognized by the stockholders of First National upon their receipt of NBT common stock in exchange for their First National common stock, except that the cash proceeds received for fractional interests in NBT common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests redeemed. A stockholder of First National who receives cash instead of a fractional share of NBT common stock will recognize gain or loss equal to the difference between the cash received and the stockholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the stockholder;

     (4) the tax basis of the shares of NBT common stock (including fractional interests) received by the First National stockholders will be the same as the tax basis of their First National common stock exchanged for the NBT stock;

     (5) the holding period of the NBT common stock in the hands of former First National stockholders will include the holding period of their First National common stock exchanged for the NBT stock, provided the First National common stock is held as a capital asset at the effective date of the merger; and

     (6) a holder of First National common stock who exercises dissenters' rights with respect to the merger and receives cash in exchange for shares of First National common stock will recognize gain or loss measured by the difference between the amount of cash received and the stockholder's basis in the shares, provided that the payment is not treated as a property distribution pursuant to Section 302(d) of the Code or otherwise. A sale of shares based on exercise of dissenters' rights generally will not be treated as a dividend if the stockholder exercising dissenters' rights owns no shares of NBT common stock immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The gain or loss will be a capital gain or loss if the First National shares were a capital asset in the hands of the stockholder. The capital gain or loss will be either short term or long term capital gains or losses depending upon the length of time that the holder held the First National common stock. Any payment in respect of an exercise of dissenters' rights may be subject to backup withholding where required by the Code.

     The foregoing discussion and the opinion of Rhoads & Sinon LLP do not purport to deal with all tax aspects of federal income taxation that may affect particular stockholders of First National in light of their individual circumstances, and are not intended for holders subject to special treatment under the tax law (including dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, holders who hold their stock as part of a hedging transaction, an appreciated financial position, straddle or conversion transaction, holders who do not hold their stock as capital assets and holders who acquired their stock pursuant to the exercise of options or otherwise as compensation). In addition, the discussion and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

     Each stockholder of First National is urged to consult his or her tax advisor as to the particular tax consequences to the stockholder of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.


Material Contracts

     There have been no material contracts or other transactions between First National and NBT since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between First National and NBT during the past five years, other than in connection with the agreement and as described in this proxy statement/prospectus.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

NBT

     NBT common stock trades on the Nasdaq National Market under the symbol "NBTB." Following the merger, the shares of NBT common stock will continue to trade on the Nasdaq National Market under that symbol. First National common stock does not trade on any established exchange or market.

     The following table sets forth for the periods indicated (1) the range of high and low sales prices of the NBT common stock, and (2) the amount of cash dividends declared per share by NBT.


                                          NBT Sales Prices
                                          ----------------
                                            High     Low      Dividends
                                            ----     ---      ---------

     1998
          First Quarter                    $19.05  $15.99       $0.117
          Second Quarter                    23.48   18.37        0.154
          Third Quarter                     23.81   17.58        0.154
          Fourth Quarter                    24.19   19.72        0.162

     1999
          First Quarter                    $23.33  $19.89       $0.162
          Second Quarter                    21.19   19.05        0.162
          Third Quarter                     20.90   16.43        0.162
          Fourth Quarter                    17.98   14.63        0.170

     2000
          First Quarter                    $16.50  $11.38       $0.170
          Second Quarter                    14.50    9.38        0.170
          Third Quarter                     12.50    9.75        0.170
          Fourth Quarter                    15.94   11.13        0.170

     2001
          First Quarter (through
            January 31, 2001)              $17.50  $14.00       $0.170

     Stock prices and dividend amounts set forth above have been restated to reflect all stock dividends and stock splits.

     Various federal and state laws limit the ability of banks to pay dividends to their parent corporations. NBT is dependent on dividends from its subsidiary banks for funds to pay dividends to NBT stockholders.

     The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of NBT and its subsidiaries, applicable government regulations, and other factors deemed relevant by the NBT Board.

     On December 29, 2000, the last full trading day prior to the public announcement of the proposed merger, the high, low and last sales price of NBT common stock were as follows:

                              December 29, 2000 Sales Prices
                            ----------------------------------
                                High     Low        Last
                                ----     ---        ----

     NBT Common Stock          $15.00  $14.375    $14.625

     On _______ __, 2001, the most recent practicable date prior to the printing of this proxy statement/prospectus, the high, low and last reported sales price of NBT common stock were as follows:


                                  February __ , 2001 Sales Prices
                           -------------------------------------------
                                High            Low           Last
                                ----            ---           ----

     NBT Common Stock         $_______       $________      $_______


     We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

     As of January 31, 2001, there were 6,194 holders of record of NBT common stock.


First National

     There is no established public trading market for First National common stock. First National common stock is not traded in the over-the-counter market or listed with a national securities exchange or Nasdaq. Therefore, no formal bid or ask quotations are available. First National has historically traded on a very limited basis in privately negotiated transactions. First National does not have the ability to monitor the sales price of its common stock in transactions to which it is not a party. The prices set forth below are, to the knowledge of management of First National, the best approximate stock value at the time indicated and are based on actual transactions between third party buyers and sellers known to management. The most recent stock transaction known to management was the purchase of 403 shares on December 5, 2000 by some of the First National directors with their directors fees, at a previously agreed upon price of $49.53 per share, representing First National's book value per share at the time of purchase.

                          First National Sales Prices
                         -----------------------------

                                                            Annual Cash
                                                           Dividends Paid
                                    High        Low           Per Share
                                    ----        ---        ----------------

     1998
          First Quarter            $32.00     $28.60
          Second Quarter            32.00      28.00
          Third Quarter             32.00      28.50
          Fourth Quarter            32.00      28.50             $0.20

     1999
          First Quarter             35.00      33.50
          Second Quarter            38.00      38.00
          Third Quarter             45.00      35.00
          Fourth Quarter            45.00      35.00              0.20

     2000
          First Quarter             35.00      35.00
          Second Quarter            35.00      30.00
          Third Quarter                --         --     (no known transactions)
          Fourth Quarter            35.00      32.00              0.20

     2001
          First Quarter (through
            January 31, 2001)          --         --     (no known transactions)

     First National has had a history of paying an annual cash dividend in January of the following year to shareholders of record as of a record date in the preceding December. The stock prices and dividends have not been restated to give effect to 3% stock dividends in 1998 and 1999.

     As of __________ __, 2001, there were __________ shares of First National common stock issued and outstanding held by 276 holders of record.


                        INFORMATION WITH RESPECT TO NBT

     NBT Bancorp Inc. is a registered financial holding company based in Norwich, New York. Its wholly-owned banking subsidiaries, NBT Bank, National Association (www.nbtbank.com) and Pennstar Bank, National Association (www.pennstarbank.com), together operate a total of 78 community bank offices and well over 100 ATMs stretching from the north country to the southern tier in New York and into northeastern Pennsylvania. Other subsidiaries include NBT Financial Services, Inc., which owns M. Griffith, Inc. and Pennstar Financial Services, Inc.

     During the year 2000, strategic acquisitions provided for the extension of NBT's market area into northeastern Pennsylvania and allowed for the expansion of its product line beyond traditional bank offerings. In 2000, NBT acquired two community banks in northeastern Pennsylvania, LA Bank, N.A. and Pioneer American Bank, N.A. These institutions along with two branches acquired from Mellon Bank and six acquired from Sovereign Bank were merged to create Pennstar Bank, National Association.

     First National Bank's six offices in St. Lawrence and Franklin Counties will complement NBT's six locations in neighboring Clinton and Essex Counties. The expanded NBT presence in this market will lead to added convenience for NBT's customers as well as increased operating efficiencies.

     In 2000, NBT also acquired M. Griffith, Inc., a registered broker-dealer providing a variety of investment and financial planning services.

     At September 30, 2000, NBT had total consolidated assets of approximately $2.6 billion and total stockholders' equity of approximately $207 million. For the nine months ended September 30, 2000, NBT's return on average assets was 0.78% and return on average common stockholders' equity was 9.83%.

     As permitted by the rules and regulations of the SEC, this proxy statement/prospectus incorporates important business and financial information about NBT that is not included in or delivered with this document. See "Where You Can Find More Information" at page 73 and "Incorporation by Reference" at page 73.


                  INFORMATION WITH RESPECT TO FIRST NATIONAL

     First National Bancorp, Inc. is a New York corporation and registered bank holding company headquartered in Norfolk, New York. It is the parent company of The First National Bank of Northern New York.

     The First National Bank of Northern New York is an 84-year-old commercial bank headquartered in Norfolk, New York. It operates six full-service banking locations in New York's north country including offices in Canton, Massena, Norfolk, Ogdensburg and Potsdam in St. Lawrence County and an office in Malone in Franklin County.

     At December 31, 2000, First National had total assets of $114 million and deposits of $102 million. For the twelve months ended December 31, 2000, First National's return on average total assets was .83% and return on average common stockholders' equity was 10.01%.

                   SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT OF FIRST NATIONAL

     As of __________ __, 2001, a total of _________ shares of First National common stock were issued and outstanding.

     The following table sets forth information with respect to persons or groups who, to First National's knowledge, own more than 5% of First National's common stock outstanding as of _________ __, 2001:


Name and Address            Amount and Nature (1)            Percent
of Beneficial Owner         of Beneficial Owners            of Shares
-------------------         ---------------------           ---------

Thomas E. Place             31,816.411 shares (2)           14.60%

Directors (including Mr.
Place) as a Group (7
persons)                    67,681.411 shares               31.05%

     The directors of First National have entered into an agreement with NBT to vote their shares in favor of the merger agreement. See "The Merger -Interests of First National Officers and Directors in the Merger - Voting Agreement" at page ___.

     The trustees of the First National Employee Stock Ownership Plan hold 32,442 shares of First National common stock on behalf of plan participants. In connection with the merger and the First National special meeting, plan participants will have the right to direct the plan trustees how to vote the First National shares of common stock allocated to their respective account on the proposal to approve the merger agreement.

     The following table and the notes set forth, as of ________ __, 2001, the number of shares of First National common stock owned beneficially by each director and the named executive officers of First National, and by all directors and executive officers as a group. The number of shares of First National common stock beneficially owned by all directors and executive officers as a group represents 33.14% of the outstanding shares of First National common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                   Amount and Nature of         Percentage of Stock
Name of Individual             Position            Beneficially Ownership (1)   Beneficially Owned
------------------             --------            --------------------------   -------------------
D. Edgar Cloce                 Director                   7,642.00 (3)                3.51%
123 Judson St. Road
Canton, NY 13617

Donald H. Forsythe             Director                   1,004.00 (4)                0.46%
Box 739
Ogdensburg, NY 13669

David W. Gibson                Director                   2,901.00 (5)                1.33%
266 Pike Road
Canton, NY 13617

Cathy C. Piche                 Director,                  8,664.00 (6)                3.98%
212 Proctor Avenue             Secretary
Ogdensburg, NY 13669

Thomas E. Place                Director;                31,816.411 (2)               14.60%
53 West Main Street            President
Norfolk, NY 13667-0760         and CEO

Russell B. Strait              Director                   5,829.00 (7)                2.67%
P.O. Box 451
Waddington, NY 13694

Frederick S. Wilder            Director                   9,825.00 (8)                4.51%
20 Farmer Street
Canton, NY 13617

All directors and                                          72,328.773                33.18%
executive officers as a
group (10 persons)


Notes to the tables of beneficial ownership:
-------------------------------------------

(1) The securities beneficially owned by an individual are determined in accordance with the definition of "beneficial ownership" in the General Rules and Regulations of the Securities and Exchange Commission. It includes securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after ________ __, ____. Beneficial ownership may be disclaimed as to certain of the securities. Percentage ownership is calculated as a percentage of the shares issued and outstanding on _______.

(2) Includes 8,221 shares Mr. Place owns jointly with his spouse, 3,468 shares owned by Mr. Place's spouse and 8,060.5414 allocated to Mr. Place under the First National employee stock ownership plan.

(3)  Includes 3,787 shares owned by Mr. Choce's spouse.

(4) Includes 26 shares owned by Mr. Forsythe's spouse and 486 shares registered in the names of Mr. Forsythe's children who reside in his home.

(5)  Includes 2,297 shares Mr. Gibson owns jointly with his spouse.

(6) Includes 55 shares Ms. Piche owns jointly with her spouse and 43 shares she owns jointly with her daughter.

(7)  Includes 10 shares owned by Mr. Strait's spouse.

(8) Includes 9,619 shares which Mr. Wilder holds jointly with his spouse as trustees of a family trust.


                        DESCRIPTION OF NBT CAPITAL STOCK

Authorized Capital Stock

     NBT's current authorized stock consists of 30,000,000 shares of common stock, $.01 par value per share and 2,500,000 shares of preferred stock, $.01 par value per share. The NBT board is authorized to issue, without further stockholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices and liquidation preferences. As of January 31, 2001, 23,704,024 shares of NBT common stock were issued and outstanding, and no shares of NBT preferred stock were outstanding.


Common Stock

     Stockholder Liability. Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts.


     Dividends; Liquidation; Dissolution. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of NBT common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the NBT board out of funds legally available for dividends and to share ratably in the assets of NBT legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of NBT.

          Voting Rights. Each outstanding share of NBT common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, the NBT certificate of incorporation or the NBT bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of NBT common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The NBT board is classified into three categories with each category equal in number. This means, in general, that one-third of the members of the NBT Board are subject to reelection at each annual meeting of stockholders.


          Preemptive Rights; Redemption. Holders of NBT common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of NBT's classes of stock.


Preferred Stock

          The NBT board is authorized, without any further vote or action by the NBT stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Delaware law. Because the NBT board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of NBT common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of NBT. As of the date of this proxy statement/prospectus, the NBT has established only one series of preferred stock, the Series R Preferred Stock referred to in the following discussion of the NBT Stockholder Rights Plan.


Stockholder Rights Plan

          In November 1994, NBT adopted a stockholder rights plan designed to ensure that any potential acquiror of NBT would negotiate with the NBT board and that all NBT stockholders would be treated equitably in the event of a takeover attempt. At that time, NBT paid a dividend of one Preferred Share Purchase Right for each outstanding share of NBT common stock. similar rights are attached to each share of NBT common stock issued after November 15, 1994, including the shares of common stock issuable in the merger. The rights will continue to trade with the shares of NBT common stock following adoption of the par value amendment. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of the NBT outstanding common stock, begins a tender or exchange offer for 25 percent or more of the NBT common stock, or an adverse person, as declared by the NBT board, acquires 10 percent or more of the NBT common stock. Additionally, until the occurrence of such an event, the rights are not severable form the NBT common stock and therefore the rights will transfer upon the transfer of shares of the NBT common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-hundredth of a share of NBT Series R Preferred Stock, $.01 par value per share, at a price of $100. The rights plan also provides that upon the occurrence of certain specified events the holders of rights will be entitled to acquire additional equity interests in NBT or in the acquiring entity, such interests having a market value of two times the right's exercise price of $100. The rights expire November 14, 2004, and are redeemable in whole, but not in part, at NBT's option prior to the time they become exercisable, for a price of $0.01 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire NBT on terms not approved by the NBT Board. The rights should not interfere with any merger or other business combination approved by the NBT Board.


Anti-Takeover Provisions

          The NBT certificate of incorporation requires the affirmative vote of not less than 80% of the voting power of all outstanding shares of capital stock of NBT entitled to vote and held by disinterested stockholders to authorize or to approve any of the following business combinations:

          . any merger, consolidation or other business reorganization or combination of NBT or any of its subsidiaries with any other corporation that is a major stockholder of NBT;

          . any sale, lease or exchange by NBT of all or a substantial part of its assets to or with a major stockholder;

          . any issue of any stock or other security of NBT or any of its subsidiaries for cash, assets or securities of a major stockholder; and

          . any reverse stock split of, or exchange of securities, cash or other properties or assets or any outstanding securities of NBT or any of its subsidiaries or liquidation or dissolution of NBT or any of its subsidiaries in any such case in which a major stockholder receives any securities, cash or other assets whether or not different from those received or retained by any holder of securities of the same class as held by such major stockholder.

          For these purposes, the term "major stockholder" means and includes any person, corporation, partnership or other person or entity which, together with its affiliates and associates (as defined at Rule 12b-2 under the Exchange
Act), beneficially owns in the aggregate 5% or more of the outstanding shares of voting stock, and any affiliates or associates of any such person, corporation, partnership or other person or entity.

          The term "substantial part" means more than 25% of the fair market value of the total consolidated assets of the corporation in question, or more than 25% of the aggregate par value of authorized and issued voting stock of the corporation in question, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

          The term "disinterested stockholder" means any holder of voting securities of the company other than

          . a major stockholder if it or any of them has a financial interest in the transaction being voted on (except for a financial interest attributable solely to such person's interest as a stockholder of the company which is identical to the interests of all stockholders of the same class); and

          . any major stockholder (whether or not having a financial interest described above) if it or any of them has directly or indirectly proposed the transaction, solicited proxies to vote in favor of the transaction, financed any such solicitation of proxies or entered into any contract, arrangement or understanding with any person for the voting of securities of the company in favor of the transaction.

          The certificate of incorporation further provides that the provision shall not apply to a business combination which is approved by two-thirds of those members of the NBT board who were directors prior to the time when the major stockholder became a major stockholder.

          NBT is also subject to Section 203 of the Delaware General Corporation Law, which governs business combinations with interested stockholders. Subject to certain exceptions set forth in the law, Section 203 provides that a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an "interested stockholder" unless:

          . prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stock holder;

          . the interested stockholder acquires in the transaction in which it became an interested stockholder at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

          . at or subsequent to such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

          Except as specified in the law, Section 203 defines an interested stockholder to mean any person that

          . is the owner of 15% or more of the outstanding voting stock of the corporation; or

          . is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of either a 15% or more owner or an affiliate or associate of the corporation who was a 15% or more owner during the three preceding years.

          Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or bylaws, elect not to be governed by this section, effective one year after adoption. NBT has not made this election.


Indemnification

          The NBT bylaws provide that NBT shall indemnify directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Delaware General Corporation Law in turn, provides that a corporation shall have the power to indemnify directors and officers against liability incurred by reason of the fact of service as such with the corporation, or by reason of the fact that they served at the request of the corporation as a director or officer of another corporation or business entity, if the person acted

          .    in good faith;

          . in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation; and

          . with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          Determination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, does not, by itself, create a presumption that the person's conduct was unlawful. In the case of an action or suit by or in the right of the NBT, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to NBT unless and only to the extent the court shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          The NBT bylaws and the Delaware General Corporation Law also provide for the advancement of expenses incurred by an officer or director in defending any civil, criminal or administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if a court shall ultimately determine that such person is not entitled to indemnification.

          The NBT bylaws also provide specific deadlines for the payment by NBT of indemnification and advancement obligations, and specifically contemplate the filing of actions against NBT to enforce these obligations.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NBT pursuant to the foregoing provisions, NBT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Registrar And Transfer Agent

          NBT's registrar and transfer agent is American Stock Transfer and Trust Company, New York, New York.


                      COMPARISON OF STOCKHOLDERS' RIGHTS

          Upon completion of the merger, the stockholders of First National will become stockholders of NBT. There are certain differences in the rights of stockholders of these two companies. The rights of First National stockholders are presently governed by New York law, the First National certificate of incorporation and the First National bylaws. As stockholders of NBT following the merger, the rights of former First National stockholders will be governed by Delaware law, the NBT certificate of incorporation and the NBT bylaws. The following chart summarizes the material differences between the rights of holders of First National common stock and of NBT common stock. You can obtain copies of the governing corporate instruments of NBT and First National, without charge, by following the instructions listed under "Where You Can Find More Information."

          This summary is not complete and we qualify it in its entirety by reference to the First National certificate of incorporation, the First National bylaws, the NBT certificate of incorporation and the NBT bylaws and the relevant provisions of New York and Delaware law. Share data is as of January 31, 2001.

                           First National Bancorp            NBT Bancorp

Common Stock           1,000,000 shares.            30,000,000 shares.
Authorized

Shares of Common       205,891 shares.              23,704,024 shares.
Stock Issued and
Outstanding

Preferred Stock        None.                        2,500,000 shares, $.01 par
Authorized                                          value, authorized, none
                                                    issued.

Preferred Share        None.                        One Preferred Share
Purchase Rights                                     Purchase Right issued with
                                                    each share of NBT common
                                                    stock until the occurrence
                                                    of specified events.  See
                                                    "Description of NBT Capital
                                                    Stock - Stockholder Rights
                                                    Plan" on page 59.

Special Meeting of     Special meetings of the      A special meeting of
Stockholders           stockholders may be          stockholders may be called
                       called at any time by the    at any time by the board of
                       board of directors or by     directors, or by the
                       stockholders entitled to     chairman of the board or by
                       cast at least twenty-five    the holders of at least 50%
                       percent (25%) of the vote    of all shares entitled to
                       which all stockholders       vote at the meeting.
                       are entitled to cast at a
                       particular meeting.

Inspection of          Stockholders may inspect     Stockholders may inspect a
Voting List of         a list of stockholders       list of stockholders at
Stockholders           entitled to vote at a        least ten days before the
                       meeting of stockholders      meeting for which the list
                       at the time and place of     was prepared and at the
                       the meeting upon request     time and place of the
                       of any stockholder.          meeting and during the
                                                    whole time of the meeting.

Qualifications         Director must be             Directors are not required
of Directors           stockholders.                to be stockholders.

                        First National Bancorp             NBT Bancorp

Liability of           Neither the First            The NBT certificate of
Directors              National certificate of      incorporation provides that
                       incorporation nor bylaws     directors are not
                       limits the personal          personally liable to NBT or
                       liability of First           its stockholders for
                       National directors for       monetary damages for
                       monetary damages.  Under     breaches of fiduciary duty
                       New York law, a director     as a director, except (1)
                       shall not be personally      for breach of the
                       liable if he performed       director's duty of loyalty,
                       his duty in good faith       (2) for acts and omissions
                       and with that degree of      not in good faith or which
                       care which an ordinarily     involve intentional
                       prudent person in a like     misconduct or a knowing
                       position would use under     violation of law, (3) for
                       similar circumstances.       unlawful payments of
                                                    dividends or unlawful stock
                                                    purchases or redemptions or
                                                    (4) for any transaction
                                                    where the director received
                                                    an improper personal
                                                    benefit.

Removal of             Stockholders may remove a    Stockholders may remove a
Directors              director only for cause      director only for cause by
                       by the affirmative vote      the affirmative vote of a
                       of a majority of the cast    majority in voting power of
                       votes.                       the stockholders entitled
                                                    to vote at an election of
                                                    directors.

                     First National Bancorp            NBT Bancorp

Vacancies on the   Stockholders may fill          Stockholders may fill
Board of           vacancies at the time of       vacancies at a
Directors          an annual meeting by a         stockholders' meeting.
                   plurality of the votes         Directors may fill
                   cast.  Directors may fill      vacancies by a majority
                   vacancies, including           vote of the directors then
                   vacancies resulting from       in office.  The director
                   an increase in the number      chosen by the current
                   of directors, by a             directors to fill the
                   majority vote of the           vacancy holds the office
                   directors then in office.      until the time of the next
                   The director chosen by         election of directors, at
                   the current directors to       which point the
                   fill the vacancy               stockholders shall fill the
                   generally holds the            vacancy for the remainder
                   office for the unexpired       of the unexpired term of
                   term of the class to           office.  Directors may also
                   which they are elected;        fill newly-created
                   in the case of a vacancy       directorships other than an
                   resulting from an              increase by more than three
                   increase in number of a        in the number of directors.
                   classified board, the
                   classification of the
                   additional directors is
                   not permitted until the
                   next annual meeting of
                   stockholders.

Amendments to      Amendments by                  Amendments generally
Certificate of     stockholders require the       require approval of a
Incorporation      affirmative vote of a          majority of the outstanding
                   majority of outstanding        stock entitled to vote upon
                   shares entitled to vote.       the amendment.  Any
                   The First National             amendment to Article
                   certificate specifies          ELEVENTH relating to
                   certain provisions that        business combinations
                   require a higher               requires the affirmative
                   stockholder vote to amend.     vote of at least 80% of the
                                                  outstanding shares of
                                                  voting stock, and if there
                                                  is a major stockholder,
                                                  such 80% vote must include
                                                  the affirmative vote of at
                                                  least 80% of the
                                                  outstanding shares of
                                                  voting stock held by
                                                  stockholders other than the
                                                  major stockholder and its
                                                  affiliates.

                   First National Bancorp              NBT Bancorp

Amendments to      A majority of the              A majority of the
Bylaws             directors may make, amend      directors, or stockholders
                   or repeal the bylaws,          holding a majority of the
                   with the exception of          outstanding shares entitled
                   certain provisions that        to vote, may make, amend or
                   may be amended or              repeal the bylaws.  The NBT
                   repealed only by the           bylaws permit the
                   affirmative vote of at         stockholders to adopt,
                   least 80% of the total         approve or designate bylaws
                   number of directors.           that may not be amended,
                   Shareholders may adopt,        altered or repealed except
                   amend or repeal bylaws by      by a specified percentage
                   a majority of the votes        in interest of all the
                   cast by the shares             stockholders or of a
                   entitled to vote in an         particular class of
                   election of directors.         stockholders.

Mergers, Share     No merger, consolidation,      Any business combination
Exchanges or       liquidation or                 that does not involve a
Asset Sales        dissolution of First           major stockholder or an
                   National nor any action        affiliate requires such
                   that would result in the       vote, if any, as may be
                   sale or other disposition      required by Delaware law.
                   of all or substantially        If a vote is required,
                   all of the assets of           Delaware law generally
                   First National shall be        requires the approval of
                   valid unless first             the directors and the
                   approved by the                affirmative vote of the
                   affirmative vote of the        holders of a majority of
                   holders of 75% of the          the outstanding stock
                   outstanding shares of          entitled to vote.
                   First National common
                   stock or, if such
                   transaction has received
                   the prior approval of 80%
                   of the entire First
                   National board of
                   directors, 66-2/3% of the
                   outstanding shares of
                   First National common
                   stock.

                    First National Bancorp             NBT Bancorp

Restrictions       The First National             Any business combination
upon Certain       certificate of                 involving NBT or a
Business           incorporation provides         subsidiary and a major
Combinations       that transactions between      stockholder or affiliate
                   First National and a 5%        requires the affirmative
                   First National                 vote of the holders of not
                   stockholder also require       less than 80% of the
                   that the transaction           outstanding shares of NBT
                   receive the affirmative        common stock, excluding the
                   vote of the specified          shares owned by the major
                   percentage of outstanding      stockholder and its
                   common stock without           affiliates.  The
                   considering the votes of       certificate defines "major
                   the 5% stockholder.  In        stockholder" as any person
                   addition, the First            who beneficially owns 5% or
                   National certificate of        more of NBT's voting stock.
                   incorporation provides         This provision will not
                   that, notwithstanding          apply to a business
                   obtaining the required         combination involving a
                   percentage of stockholder      major stockholder or its
                   approval, a transaction        affiliate if the business
                   involving a 5% First           combination is approved by
                   National stockholder           two-thirds of directors who
                   shall not be valid unless      were directors prior to the
                   the cash or fair market        time when the major
                   value of the                   stockholder became a major
                   consideration received         stockholder.
                   per share by holders of
                   First National common
                   stock is at least equal
                   to the higher of the
                   highest price per share
                   paid by the 5%
                   stockholder in acquiring
                   its stock and the per
                   share market value of
                   First National common
                   stock (determined as
                   provided in the
                   certificate of
                   incorporation) on the
                   announcement date of the
                   transaction.

                        First National Bancorp               NBT Bancorp
Appraisal/Dissenters'  Under New York law, First      Under Delaware law, so long
Rights                 National stockholders          as NBT common stock is
                       would generally have           listed with Nasdaq as a
                       dissenters' rights to be       national market security,
                       paid in cash the fair          NBT stockholders would
                       value of their shares of       generally not have
                       First National common          appraisal rights in a
                       stock as a result of a         business combination such
                       business combination such      as the merger if they are
                       as the merger because          required to take only stock
                       First National's common        and cash for fractional
                       stock is not listed with       shares.
                       Nasdaq as a national
                       market security.


                       RIGHTS OF DISSENTING STOCKHOLDERS

     First National stockholders entitled to vote on the merger agreement have dissenter's rights to dissent from the merger and obtain the fair value of their First National shares in cash in accordance with the procedures established by New York law.

     Sections 623 and 910 of the New York Business Corporation Law (NYBCL) provide that if the merger is consummated, First National stockholders entitled to vote on the merger agreement who object to the merger and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their shares. A copy of Section 623 of the NYBCL is attached to this proxy statement/prospectus as Annex C. The express procedures of Section 623 must be followed precisely; if they are not, stockholders may lose their right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. There can be no assurance that stockholders exercising dissenters' rights will receive consideration equal to or greater than the value of the NBT common stock to be owned by them following consummation of the merger.

     The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to Section 623 of the NYBCL. Stockholders wishing to exercise their dissenters' rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

     Any First National stockholder who is entitled to vote on the merger will have the right to receive cash payment of the fair value of his or her shares of First National common stock and the other rights and benefits provided in
Section 623 if such stockholder:

     . files with First National a written objection to the merger prior to the stockholders' vote on the merger agreement. The written objection must include:

          .    notice of the stockholder's election to dissent;

          .    the stockholder's name and residence address;

          .    the number of shares as to which the stockholder dissents; and

          . a demand for payment of the fair value of such shares if the merger is consummated; and

     .    does not vote in favor of the merger.

     A vote against the merger will not satisfy the requirement of filing a written objection. Failure to vote against the merger will not waive a stockholder's right to receive payment if the stockholder has filed a written objection in accordance with Section 623 and has not voted in favor of the merger. If a stockholder abstains from voting on the merger, this will not waive dissenter's rights so long as the appropriate written objection to the merger is properly and timely filed. Since a proxy left blank will be voted for the merger agreement, any First National stockholder who wishes to exercise his or her dissenter's rights must either vote against the merger agreement or abstain. Written objection is not required from any stockholder to whom First National did not give proper notice of the special meeting of stockholders.

     A First National stockholder may not dissent as to fewer than all of his or her shares of First National common stock, held by him or her of record, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to fewer than all of the shares of such owner held of record by the nominee or fiduciary.

     All written objections to the merger and notices of election to dissent should be addressed to:

               First National Bancorp, Inc.
               53 West Main Street
               Norfolk, NY 13667-0760
               Attention: Corporate Secretary

     If the merger agreement is approved by the First National stockholders, within 10 days after such approval First National will give written notice of the approval by registered mail to each stockholder who filed a timely written objection, except for any stockholder who voted in favor of the merger. Any stockholder from whom objection was not required and who elects to dissent must file with First National, within 20 days after the giving of notice to him, a written notice of election to dissent, stating his or her name and residence address, the number of shares as to which he or she dissents and a demand for payment of the fair value for his or her shares.

     Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting stockholder must submit the certificates representing his or her dissenting shares of First National common stock to First National, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed, and will then return the certificates to the stockholder. Any stockholder who fails to submit his or her certificates for notation within the required time, upon notice to such stockholder within 45 days from the date of filing such notice of election to dissent, will lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

     Within 15 days after the expiration of the period within which stockholders may file their notices of election to dissent, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after the date of the applicable special meeting), NBT will make a written offer by registered mail to each stockholder who has filed a notice of election to pay for his or her dissenting shares at a specified price which NBT considers to be the fair value and, if the merger has been consummated, must accompany the offer by advance payment to each stockholder who has submitted his or her certificates of an amount equal to 80% of the amount of the offer. The offer must be made at the same price per share to all the dissenting stockholders of First National. If, within 30 days after the making of an offer, NBT and any dissenting stockholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such shares.

     If NBT fails to make an offer to dissenting stockholders within the 15 day period described above, or if it makes the offer and any dissenting stockholder fails to agree within the following period of 30 days upon the price to be paid for his or her shares, NBT is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York, County of St. Lawrence to determine the rights of dissenting stockholders and to fix the fair value of their dissenting shares. If NBT fails to institute a proceeding within the 20 day period, any dissenting stockholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20 day period. If the dissenting stockholder does not institute a proceeding within the 20 day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.

     During each proceeding, the court will determine whether each dissenting stockholder is entitled to receive payment for his or her shares of First National common stock and, if so, will fix the value of such shares as of the close of business on the day prior to the applicable special meeting, taking into consideration the nature of the merger transaction giving rise to the stockholder's right to receive payment for his or her dissenting shares and other relevant factors. The court will also award interest on such amount to be paid from the effective date of the merger to the date of payment unless the court finds that a stockholder's refusal to accept an offer for payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs unless the court finds that such refusal by any stockholder was arbitrary, vexatious or otherwise not in good faith, in which case NBT's costs will be assessed against such stockholder. The court, in its discretion, may also apportion or assess any part of the dissenting stockholder's costs against NBT if it finds that the fair value of the shares determined materially exceeds the amount which NBT offered to pay, or that no offer or advance payment was made by NBT, or that NBT failed to institute such special proceeding, or that the actions of NBT in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, NBT shall pay to each dissenting stockholder the amount found to be due him or her upon the stockholder's surrender of all certificates representing dissenting shares.

     The enforcement by a stockholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such stockholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless such stockholder withdraws his or her notice of election or the merger is abandoned), except that such stockholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. A stockholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by NBT, but no withdrawal may be made later than 60 days after the completion of the merger (unless NBT does not make a timely offer) without the consent of NBT.


                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the First National board knows of no matters that will be presented for consideration at the First National meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters in accordance with their own judgment.


                                 LEGAL MATTERS

     The validity of the common stock to be issued in connection with the merger and certain federal income tax consequences of the merger will be passed upon by Rhoads & Sinon LLP, Harrisburg, Pennsylvania.

                                    EXPERTS

     The supplemental consolidated financial statements of NBT included in the current report on Form 8-K dated August 1, 2000, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this proxy statement/prospectus and registration statement in reliance upon the report of KPMG LLP, independent auditors which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     NBT filed a registration statement on Form S-4 on February __, 2001 to register with the Securities and Exchange Commission its shares of common stock to be issued to First National stockholders in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus incorporates important business and financial information about NBT that is not included in or delivered with this document.

     NBT files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by NBT at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                             Washington, DC  20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by NBT are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you may read and copy NBT's SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1500. NBT's internet address is www.nbtbank.com.


                          INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows NBT to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in subsequent incorporated filings or by information in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the NBT documents set forth below that NBT previously filed with the Securities and Exchange Commission. These documents contain important information about NBT. You should read this proxy statement/prospectus together with the information incorporated by reference.

     NBT SEC Filings:

     .    Annual Report on Form 10-K for the year ended December 31, 1999

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

     . Current Reports on Form 8-K, filed with the SEC on March 31, 2000, April 28, 2000, July 14, 2000, August 1, 2000, October 16, 2000,
          November 8, 2000 and January 3, 2001

     . The description of NBT's common stock set forth in NBT's registration statement on Form 8-A/A filed on May 9, 2000, including any amendment or report filed for the purposes of updating such description.

     NBT is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus and adjournment of the First National special meeting.

     These documents may be obtained as explained above, see "Where You Can Find More Information" at page 73, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling NBT at the following address or telephone number:

                    NBT Bancorp, Inc.
                    52 South Broad Street
                    Norwich, NY 13815
                    Attention: Michael J. Chewens, CPA
                    Phone Number: (607) 337-6520

     If you would like to request documents, please do so by __________ __, 2001 to receive the documents before the First National special meeting.

     First National supplied all of the information contained or referenced in this proxy statement/prospectus relating to First National.

                                    ANNEX A
                                    -------



                         AGREEMENT AND PLAN OF MERGER



                                BY AND BETWEEN

                               NBT BANCORP INC.

                                      AND

                         FIRST NATIONAL BANCORP, INC.



                          DATED AS OF JANUARY 2, 2001

                               TABLE OF CONTENTS

BACKGROUND......................................................   A-5

AGREEMENT.......................................................   A-5

ARTICLE I.......................................................   A-6
      1.01  Definitions.........................................   A-6
      1.02  The Merger..........................................  A-10
      1.03  The Bank Merger.....................................  A-15

ARTICLE II - Representations and Warranties of FNB                A-16
      2.01  Organization........................................  A-16
      2.02  Capitalization......................................  A-16
      2.03  Authority; No Violation.............................  A-17
      2.04  Consents............................................  A-19
      2.05  Financial Statements................................  A-19
      2.06  Taxes...............................................  A-19
      2.07  No Material Adverse Effect..........................  A-20
      2.08  Contracts...........................................  A-20
      2.09  Ownership of Property; Insurance Coverage...........  A-21
      2.10  Legal Proceedings...................................  A-22
      2.11  Compliance With Applicable Law......................  A-22
      2.12  ERISA...............................................  A-23
      2.13  Brokers and Finders.................................  A-23
      2.14  Environmental Matters...............................  A-23
      2.15  Loan Portfolio......................................  A-24
      2.16  Examinations........................................  A-24
      2.17  Information to be Supplied..........................  A-24
      2.18  Securities Documents................................  A-24
      2.19  Related Party Transactions..........................  A-24
      2.20  Quality of Representations..........................  A-25

ARTICLE III - Representations and Warranties of NBT               A-25
      3.01  Organization........................................  A-25
      3.02  Capitalization......................................  A-25
      3.03  Authority; No Violation.............................  A-26
      3.04  Consents............................................  A-27
      3.05  Financial Statements................................  A-27
      3.06  Loan Portfolio......................................  A-27
      3.07  Legal Proceedings...................................  A-28

      3.08  Compliance With Applicable Law......................  A-28
      3.09  ERISA...............................................  A-29
      3.10  Taxes...............................................  A-29
      3.11  No Material Adverse Effect..........................  A-29
      3.12  Brokers and Finders.................................  A-29
      3.13  Information to be Supplied..........................  A-30
      3.14  Securities Documents................................  A-30
      3.15  Quality of Representations..........................  A-30

ARTICLE IV - Covenants of the Parties                             A-31
      4.01  Conduct of FNB Business.............................  A-31
      4.02  Access; Confidentiality.............................  A-34
      4.03  Regulatory Matters and Consents.....................  A-34
      4.04  Taking of Necessary Action..........................  A-35
      4.05  Certain Agreements..................................  A-36
      4.06  No Other Bids.......................................  A-37
      4.07  Deposits............................................  A-37
      4.08  Subsequent Events...................................  A-37
      4.09  Conduct of NBT Business.............................  A-37
      4.10  Board and Committee Minutes.........................  A-37
      4.11  Undertakings by NBT and FNB.........................  A-38
      4.12  Employees of FNB and First National Bank............  A-40
      4.13  Employee Benefits...................................  A-40
      4.14  Comfort Letter......................................  A-40

ARTICLE V - Conditions                                            A-41
      5.01  Conditions to FNB Obligations under this Agreement..  A-41
      5.02  Conditions to NBT Obligations under this Agreement..  A-42

ARTICLE VI - Termination, Waiver and Amendment                    A-44
      6.01  Termination.........................................  A-44
      6.02  Effect of Termination...............................  A-45

ARTICLE VII - Miscellaneous                                       A-45
      7.01  Expenses............................................  A-45
      7.02  Non-Survival of Representations and Warranties......  A-45
      7.03  Amendment, Extension and Waiver.....................  A-45
      7.04  Entire Agreement....................................  A-46
      7.05  No Assignment.......................................  A-46
      7.06  Notices.............................................  A-46
      7.07  Captions............................................  A-47
      7.08  Counterparts........................................  A-47

      7.09  Severability..............................................   A-47
      7.10  Choice of Law and Venue...................................   A-48

EXHIBITS:
      Exhibit 1 - Form of Directors and Officers Letter Agreement.....   A1-1
      Exhibit 2 - Form of Bank Plan of Merger.........................   A2-1
      Exhibit 3 - Form of Thomas E. Place Separation Agreement........   A3-1
      Exhibit 4 - Form of Opinion of Counsel to NBT...................   A4-1
      Exhibit 5 - Form of Tax Opinion of Counsel to NBT...............   A5-1
      Exhibit 6 - Form of Opinion of Counsel to FNB...................   A6-1

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 2, 2001, is made by and between NBT BANCORP INC. ("NBT"), a Delaware corporation, having its principal place of business at 52 South Broad Street, Norwich, New York 13815, and FIRST NATIONAL BANCORP, INC. ("FNB"), a New York corporation, having its principal place of business at 53 West Main Street, Norfolk, New York 13667-0760.

                                  BACKGROUND

     1. NBT and FNB desire for FNB to merge with and into NBT, with NBT surviving such merger, in accordance with the applicable laws of the State of Delaware and the State of New York and in accordance with the plan of merger set forth herein.

     2. NBT and FNB intend the merger of FNB with and into NBT to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the business combination contemplated hereby be accounted for under the purchase accounting method.

     3. As a condition and inducement to NBT's willingness to enter into this Agreement, the directors and certain officers of FNB are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1.

     4. NBT desires to merge The First National Bank of Northern New York ("First National Bank"), a national banking association and a wholly-owned subsidiary of FNB into and with NBT Bank, N.A. ("NBT Bank"), a national banking association and a wholly-owned subsidiary of NBT, with NBT Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as
Exhibit 2.

     5. NBT and FNB desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

     1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Affiliate means, with respect to any Person, any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 10% or more equity owner of such Person and any Affiliate of such executive officer, director or 10% or more equity owner.

               Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between NBT and FNB.

               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Bank Merger means the merger of First National Bank with and into NBT Bank, with NBT Bank surviving such merger, contemplated by Section
          1.03 of this Agreement.

               Bank Plan of Merger has the meaning given to that term in Section
          1.03 of this Agreement.

               BHC Act means the Bank Holding Company Act of 1956, as amended.

               Certificate of Merger means one or more certificates of merger to be executed by NBT and FNB and to be filed in the DDS, in accordance with the applicable laws of the State of Delaware, and in the NYDS, in accordance with the applicable laws of the State of New York.

               Closing Date means the date determined by NBT, in its sole discretion, upon five (5) days prior written notice to FNB, but in no event later than the end of the calendar month which is thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as NBT and FNB shall agree.

               Comptroller means the Comptroller of the Currency.

               DDS means the Department of State of the State of Delaware.

               DGCL means the Delaware General Corporation Law, as amended.

               Dissenting Share has the meaning given to that term in Section 1.02(e)(ii)(F) of this Agreement.

               Effective Date means the date and time to be specified in the Certificate of Merger to be filed on the Closing Date or as soon as practicable thereafter with the NYDS and in the Certificate of Merger to be filed on the Closing Date with the DDS, which date shall be the Closing Date, or such later date and time as shall be specified as the effective date in the Certificate of Merger pursuant to the mutual agreement of NBT and FNB and in accordance with the DGCL and the NYBCL.

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               ERISA means the Employee Retirement Income Security Act of 1974, as amended.

               Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               FDIC means the Federal Deposit Insurance Corporation.

               First National Bank means The First National Bank of Northern New York, a national banking association, all the outstanding common stock of which is owned by FNB.

               Fixed Exchange Ratio has the meaning given to that term in
          Section 1.02(e)(ii)(A) of this Agreement.

               FNB means First National Bancorp, Inc., a New York corporation.

               FNB Common Stock means the common stock of FNB described in
          Section 2.02(a).

               FNB Financials means (i) the unaudited consolidated financial statements of FNB as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, and (ii) the unaudited interim and any unaudited annual consolidated financial statements of FNB as of each calendar quarter and year included in any Securities Documents filed by FNB or in any FNB Regulatory Reports filed by FNB after December 31, 1999 and through the Closing Date.

               FNB Regulatory Reports means the Call Reports, consolidated reports of condition and income, and accompanying schedules, filed by First National Bank and any other prior FNB banking subsidiaries with any Regulatory Authority for each calendar quarter, beginning with the quarter ended March 31, 1999, through the Closing Date.

               FNB Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FNB, except any corporation the stock of which is held in the ordinary course of the lending activities of First National Bank.

               FRB means the Federal Reserve Board.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Effect means with respect to NBT or FNB, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of NBT or FNB resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund, (c) any business combination transaction or agreement to which NBT is a party that is approved by a majority of the NBT directors then in office so long as NBT continues as the surviving corporation, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, (e) any change in general economic conditions affecting banks or their holding companies, and (f) changes resulting from expenses incurred in connection with this Agreement. For purposes of the foregoing definition, "material" with respect to items normally expressed in dollars shall be deemed to refer to amounts individually or in the aggregate in excess of 3% of the shareholders' equity of NBT or FNB, as applicable, as of December 31, 1999, determined in accordance with generally accepted accounting principles.

               Merger means the merger of FNB with and into NBT, with NBT surviving such merger, contemplated by this Agreement.

               National Bank Act means 12 USC Section 1, et seq.

               NBT means NBT Bancorp Inc., a Delaware corporation.

               NBT Bank means NBT Bank, N.A., a national banking association, all the outstanding capital stock of which is owned by NBT.

               NBT Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               NBT Financials means (i) the audited consolidated financial statements of NBT as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, and (ii) the unaudited interim consolidated financial statements of NBT as of each calendar quarter or year included in Securities Documents filed by NBT after December 31, 1999 and through the Closing Date.

               NBT Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by NBT, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

               NYBCL means the New York Business Corporation Law, as amended.

               NYDS means the Department of State of the State of New York.

               NYSB means the Superintendent of Banking of the State of New
          York.

               Perfected Dissenting Shares has the meaning given to that term in
          Section 1.02(e)(ii)(F) of this Agreement.

               Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

               Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of FNB Common Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NBT Common Stock to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meaning given to that term in
          Section 2.11 of this Agreement. Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the Comptroller, the NYSB or the respective staffs thereof.

               Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     1.02 The Merger.

          (a) Closing. On the Closing Date, the Closing will take place at 9:00 A.M., at the offices of NBT, unless another time and place are agreed to by the parties hereto, provided in any case that all conditions to Closing set forth in
Article V have been satisfied or waived at or prior to Closing. At the Closing, FNB and NBT shall cause a Certificate of Merger to be duly executed and to be filed in the DDS and the NYDS as soon as practicable after the Closing.

          (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: FNB shall merge with and into NBT; the separate existence of FNB shall cease; NBT shall be the surviving corporation in the Merger; and the Merger shall have the effects set forth in the DGCL and the NYBCL.

          (c) NBT's and NBT Bank's Articles of Incorporation and By-Laws. On and after the Effective Date, the articles of incorporation and the by-laws of NBT, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and by-laws of NBT, as the surviving corporation in the Merger, until thereafter altered, amended or repealed. On and after the effective date of the Bank Merger, the articles of association and by-laws of NBT Bank, as in effect immediately prior to the effective date of the Bank Merger shall automatically be and remain the articles of association and by-laws of NBT Bank, as the surviving bank in the Bank Merger, until thereafter altered, amended or repealed.

          (d)  Board of Directors and Officers of NBT and NBT Bank.

               (i) On the Effective Date, the Board of Directors of NBT as the surviving corporation in connection with the Merger shall consist of those persons holding such office immediately prior to the Effective Date. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and the by-laws of NBT. On the effective date of the Bank Merger, the Board of Directors of NBT Bank as the surviving corporation in the Bank Merger shall consist of those persons holding such office immediately prior to the effective date. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of association and by-laws of NBT Bank.

               (ii) On the Effective Date, the officers of NBT duly elected and holding office immediately prior to the Effective Date shall be the officers of NBT, as the surviving corporation in the Merger, existing on such Effective Date. On the effective date of the Bank Merger, the officers of NBT Bank duly elected and holding office immediately prior to such effective date shall be the officers of NBT Bank, as the surviving corporation in the Bank Merger, except for such other officers of First National Bank as shall be designated as officers of NBT Bank at NBT's election.

               (iii) On the Effective Date, Thomas E. Place, current Chairman and CEO of FNB and FNB Bank, shall cease to be an officer, director or employee of NBT and NBT Bank and shall be entitled to receive the benefits provided by the Separation Agreement and General Release of even date herewith (the "Place Separation Agreement") by and among Mr. Place, FNB, First National Bank, NBT and NBT Bank, a copy of which is attached hereto as Exhibit 3, instead of the benefits otherwise to be provided under that certain employment agreement dated October 8, 1987, as amended through the Fifth Amendment thereto dated August 10, 2000.

          (e)  Conversion of Shares.

               (i)   NBT Common Stock.

                     (A) Each share of NBT Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of NBT Common Stock.

                     (B) Each share of NBT Common Stock issued and held in the treasury of NBT as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of NBT or, NBT, in its discretion, may use treasury shares to fund all or a portion of the shares of NBT Common Stock to be issued in exchange for shares of FNB Common Stock hereunder.

               (ii)  FNB Common Stock.

                     (A)  Subject to the provisions of subparagraphs (B), (C),
(D) and (G) of this Section 1.02(e)(ii), each share of FNB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of such common stock, if any, then owned by NBT or FNB or any NBT Subsidiary or FNB Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive, subject to adjustment as provided in Section 1.02(e)(iv), five (5.0) fully paid and nonassessable shares of NBT Common Stock (the "Fixed Exchange Ratio"). Shares of FNB Common Stock held by NBT or FNB or any Subsidiary thereof in a fiduciary, representative, custodial or similar capacity shall not be deemed owned by NBT or FNB or any Subsidiary thereof for purposes of this Section 1.02(e).

                     (B) Each share of FNB Common Stock owned by NBT or any NBT Subsidiary on the Effective Date, if any, shall be canceled.

                     (C) Each share of FNB Common Stock issued and held in the treasury of FNB or owned by any FNB Subsidiary as of the Effective Date, if any, shall be canceled, and no cash, stock or other property shall be delivered in exchange therefor.

                     (D) No fraction of a whole share of NBT Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FNB Common Stock who would otherwise be entitled to receive a fraction of a share of NBT Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Closing Market Price of NBT Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

                     (E) Each option granted under the existing employment agreement, as amended, between FNB and Thomas E. Place to acquire a share of FNB Common Stock which is outstanding and unexercised on the Effective Date, shall be converted into and become an option to purchase, subject to adjustment as provided in Section 1.02(e)(iv), the number of shares of NBT Common Stock which is equal to the number of shares of FNB Common Stock subject to such options multiplied by the Fixed Exchange Ratio, upon the same terms, conditions and restrictions as are applicable to such options to purchase shares of FNB Common Stock, and the stated per share exercise price of such options shall be divided by the Fixed Exchange Ratio.

                     (F) Notwithstanding any other provision contained in this Agreement, no shares of FNB Common Stock that are issued and outstanding as of the Effective Date and that are held by a stockholder who has properly exercised his or her appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted pursuant to this
Section 1.02(e)(ii) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of FNB Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Date, the right to receive NBT Common Stock as otherwise provided in this Section 1.02(e)(ii).

               (iii) Valuation of NBT Common Stock. For purposes of Section 1.02(e)(ii)(D) of this Agreement, the Closing Market Price of a share of NBT Common Stock shall be deemed to be the average of the closing bid price and the closing asked price of a share of NBT Common Stock, as reported on the NASDAQ National Market (or, in the absence thereof, as reported by or determined by reference to such other source upon which NBT and FNB shall agree) for each of the twenty (20) consecutive trading days ending on and including the eighth trading day before the Effective Date.

               (iv) Anti-Dilution Provisions. If NBT shall, at any time before the Effective Date, (A) issue a dividend in shares of NBT Common Stock, (B) combine the outstanding shares of NBT Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of NBT Common Stock, (D) reclassify the shares of NBT Common Stock, or (E) engage in any transaction in which the shares of NBT Common Stock are converted or exchanged into other shares or securities of NBT or another corporation then, in any such event, the Fixed Exchange Ratio shall be adjusted so that each FNB shareholder shall be entitled to receive such number of shares of NBT Common Stock (or the shares or securities into which shares of NBT Common Stock have been exchanged or converted) as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if NBT shall declare a stock dividend of 5% payable with respect to a record date on or prior to the Effective Date, the Fixed Exchange Ratio determined pursuant to Section 1.02(e)(ii) shall be increased by 5%.) FNB acknowledges that NBT anticipates repurchasing shares of NBT Common Stock contemporaneously with or immediately after consummation of the Merger in an amount approximately up to the number of shares of NBT Common Stock issued in the Merger and agrees that no adjustment in the Fixed Exchange Ratio shall be required as a result of any such repurchases.

          (f)  Surrender and Exchange of FNB Stock Certificates.

               (i) The parties to this Agreement hereby designate American Stock Transfer and Trust Company, New York, New York ("AST") as Exchange Agent to effect the exchanges contemplated hereby.

               (ii) NBT will, as soon as is reasonably practicable after the Effective Date, issue and deliver to AST the share certificates representing shares of NBT Common Stock (each a "New Certificate") and the cash to be paid to holders of FNB Common Stock for payment of fractional shares in accordance with this Agreement.

               (iii) If any New Certificate is to be issued in a name other than that in which the certificate formerly representing FNB Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to AST any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of AST that such tax has been paid or is not payable.

               (iv) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Date, NBT may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of NBT Common Stock which such holders are entitled to receive under Section 1.02(e)(ii) hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as NBT shall determine. If, in the opinion of counsel for NBT, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. NBT shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old

Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by NBT for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by NBT.

               (v) If any Old Certificates are not surrendered prior to the date on which such certificates or the proceeds of the sale of the Unclaimed Shares, as the case may be, would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither NBT nor its agents or any other person shall be liable to any former holder of FNB Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (vi) Promptly after the Effective Date, and in any event not later than 15 days thereafter, NBT shall mail to each holder of one or more certificates formerly representing FNB Common Stock a notice specifying the Effective Date and notifying such holder to surrender his, her or its certificate or certificates to NBT for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of FNB.

               (vii) No shareholder of FNB will be entitled to receive dividends on his, her or its NBT Common Stock until he, she or it exchanges his, her or its certificates representing FNB Common Stock for NBT Common Stock. Any dividends declared on NBT Common Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of FNB who have not exchanged their certificates representing FNB Common Stock for NBT Common Stock, be paid to the Exchange Agent (as designated in Section (e)(i) of this Section 1.02) and, upon receipt from a former shareholder of FNB of certificates representing shares of FNB Common Stock, the Exchange Agent shall forward to such former shareholder of FNB
(i) certificates representing his, her or its shares of FNB Common Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section (e)(ii)(D) above of this Section 1.02.

     1.03 The Bank Merger. NBT and FNB shall use their best efforts to cause First National Bank to merge with and into NBT Bank, with NBT Bank surviving such merger, concurrently with or as soon as practicable after the Effective Date. Concurrently with, or as soon as practical after, the execution and delivery of this Agreement, NBT shall cause NBT Bank, and FNB shall cause First National Bank, to execute and deliver the Bank Plan of Merger attached hereto as
Exhibit 2, and any subsequent amendments thereof as shall be deemed necessary or advisable by NBT to comply with all applicable regulatory requirements.

                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF FNB

     FNB hereby represents and warrants to NBT that:

     2.01 Organization.

          (a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. FNB is a bank holding company duly registered under the BHC Act. FNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

          (b) First National Bank is a national banking association duly organized and validly existing under the National Bank Act. First National Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owed and being operated by it. First National Bank is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

          (c) There are no FNB Subsidiaries other than First National Bank and Financial Services, Inc., a Delaware corporation. Each FNB Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Unless otherwise disclosed in writing by FNB to NBT prior to the date of this Agreement, each FNB Subsidiary is wholly owned by FNB or First National Bank.

          (d) The respective minute books of FNB and First National Bank and each other FNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

          (e) Prior to the execution of this Agreement, FNB has delivered to NBT true and correct copies of the articles of incorporation and by-laws of FNB, First National Bank and any other FNB subsidiary, respectively, as in effect on the date hereof.

     2.02 Capitalization.

          (a) The authorized capital stock of FNB consists of 1,000,000 shares of common stock, with a par value of $5 per share ("FNB Common Stock"). There are 205,891 shares of FNB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and 46,270 shares of FNB Common Stock are held by FNB as treasury stock. Neither FNB nor First National Bank nor any other FNB Subsidiary has or is bound by any subscription, option, warrant, call commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of , or right to receive dividends or other distributions on any shares of FNB Common Stock or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any shares of FNB Common Stock or any other security of FNB, other than for 12,066.87 shares which FNB is obligated to issue with regard to options granted to Thomas E. Place which have an exercise price of $16.8645 per share.

          (b) The authorized capital stock of First National Bank consists of 6,800 shares of common stock, par value $100 per share ("First National Bank Common Stock"), of which ____________ shares are outstanding, validly issued, fully paid and nonassessable and free of subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First National Bank Common Stock or any other security of First National Bank or any securities representing the right to vote, purchase or otherwise receive any shares of First National Bank Common Stock or any other security of First National Bank. FNB owns all of the outstanding shares of capital stock of First National Bank free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of First National Bank.

          (c) Neither (i) FNB, (ii) First National Bank or (iii) any other FNB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of FNB Subsidiaries, equity interests held by FNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First National Bank or FNB with respect to any other company's capital stock or the equity of any other person.

          (d) Except as disclosed in writing to NBT prior to the date of this Agreement, to the best knowledge of FNB, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNB Common Stock.

     2.03 Authority; No Violation.

          (a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. First National Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by FNB and the consummation by

FNB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB and, except for approval by the shareholders of FNB as required under the NYBCL and FNB's articles of incorporation and by-laws, no other corporate proceedings on the part of FNB are necessary to consummate the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by First National Bank and the consummation by First National Bank of the Bank Plan of Merger have been duly and validly approved by two-thirds or more of the Board of Directors of First National Bank and by FNB as the sole shareholder of First National Bank, and no other corporate proceedings on the part of First National Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger. This Agreement has been duly and validly executed and delivered by FNB, subject to approval of the shareholders of FNB as required under the NYBCL and FNB's articles of incorporation and by-laws, and constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability by First National Bank to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First National Bank, will constitute the valid and binding obligation of First National Bank, enforceable against First National Bank in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. There are no antitakeover provisions in the NYBCL that would be applicable to the Merger and this Agreement and FNB has not adopted a shareholder rights plan or any similar plan.

          (b) (A) The execution and delivery of this Agreement by FNB, (B) the execution and delivery of the Bank Plan of Merger by First National Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and FNB and NBT compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by FNB or First National Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of FNB or any FNB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB or any FNB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB or any FNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FNB or any FNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on the assets, business, financial condition or results of operations of FNB and the FNB Subsidiaries taken as a whole.

     2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FNB under the NYBCL, and of the Bank Plan of Merger by FNB as sole shareholder of First National Bank under applicable law, and by two-thirds of the First National Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by FNB or the Bank Plan of Merger by First National Bank, and (b) the consummation by FNB of the transactions contemplated hereby or by First National Bank of the Bank Merger. FNB has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FNB's ability to consummate the transactions contemplated by this Agreement.

     2.05 Financial Statements.

          (a) FNB has previously delivered to NBT the FNB Regulatory Reports through December 31, 1999, and will deliver to NBT the FNB Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available. The FNB Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the financial position, results of operations and changes in stockholder's equity of First National Bank as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          (b) FNB has previously delivered to NBT the FNB Financials through December 31, 1999 and will deliver to NBT the FNB Financials for any dates or periods thereafter through the Closing Date as soon as they are available. All of the FNB Financial Statements, including the related notes, (a) are or will be in accordance with the books and records of FNB, (b) fairly reflect or will fairly reflect the consolidated financial position of FNB as of such dates, and the consolidated results of operations of FNB for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (c) reflect or will reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of FNB as of such dates.

     2.06 Taxes.

          (a) FNB and the FNB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). FNB has duly filed, and will file, in correct form all federal, state and local tax returns required to be filed by or with respect to FNB and all FNB

Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FNB and any FNB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x)(i) are not delinquent or (ii) are being contested in good faith and
(y) have not been finally determined.

          (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FNB or any FNB Subsidiary.

     2.07 No Material Adverse Effect. FNB has not suffered any Material Adverse Effect on its assets, business, financial condition or results of operations, taken as a whole, since December 31, 1999.

     2.08 Contracts.

          (a) Except as disclosed in writing by FNB to NBT prior to the date of this Agreement, neither FNB nor any FNB Subsidiary is a party to or subject to
(i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FNB or any FNB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FNB or any FNB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FNB or any FNB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FNB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB or any FNB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FNB acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to NBT or any NBT Subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of any FNB Subsidiary to engage in any type of banking or banking-related business permissible under law; or (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code.

          (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to NBT prior to the date of this Agreement and are in full force and effect and neither FNB nor any FNB Subsidiary (nor, to the knowledge of FNB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. No party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $10,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement and none of the employees of FNB or any FNB Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which FNB or any FNB Subsidiary is a party or under which FNB or any FNB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNB or any FNB Subsidiary absent the occurrence of a subsequent event, (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FNB or any FNB Subsidiary to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock.

     2.09   Ownership of Property; Insurance Coverage.

            (a) FNB and the FNB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FNB or any FNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNB Regulatory Reports and in the FNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith and (ii) items permitted under Article IV. FNB and the FNB Subsidiaries, as lessee, have the right under valid and subsisting leases or real and personal properties used by FNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes.

            (b) With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

            (c) FNB and the FNB Subsidiaries currently maintain insurance with insurers which, in the judgment of their management are sound and reputable and against losses, risks, hazards and liabilities which in their judgment are appropriate. Neither FNB nor any FNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by FNB or First National Bank under such policies. True and correct copies of all insurance policies currently in effect covering FNB or any FNB Subsidiary have been, or prior to the completion date of NBT's due diligence examination of FNB will be delivered to NBT.

     2.10 Legal Proceedings. Neither FNB nor any FNB Subsidiary is a party to any, and there are no pending or, to the best of FNB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNB or any FNB Subsidiary, (ii) to which FNB or any FNB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of FNB and its Subsidiaries taken as a whole.

     2.11   Compliance With Applicable Law.

            (a) FNB and FNB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, the results of operations or prospects of FNB and its Subsidiaries taken as a whole.

            (b) Neither FNB nor any FNB Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that FNB or any FNB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNB or any FNB Subsidiary; (iii) requiring or threatening to require FNB or any FNB Subsidiary, or indicating that FNB or any FNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FNB or any FNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNB or any FNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement"). Neither FNB nor any FNB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to NBT.

     2.12 ERISA. Neither FNB nor any FNB Subsidiary, and no pension plan maintained by FNB or any FNB subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither FNB nor any FNB Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply in all material respects with ERISA. As of December 31, 1999, neither FNB nor any FNB Subsidiary had a material liability under any such plan which is not reflected, reserved against or accrued on the FNB Financials as of such date or disclosed in the notes thereto, including any liability under SFAS No. 106. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section
408) has occurred with respect to any employee benefit plan maintained by FNB or any FNB Subsidiary which would result in the imposition, directly or indirectly, of a material excise tax under IRC Section 4975. FNB and the FNB Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     2.13 Brokers and Finders. Except for FNB's engagement of Danielson Associates, Inc. to render a fairness opinion in connection with the transactions contemplated by this Agreement, neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

     2.14 Environmental Matters. To the knowledge of FNB, neither FNB nor any FNB Subsidiary, nor any properties owned or operated by FNB or any FNB Subsidiary has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the assets, business, financial condition or results of operation of FNB and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FNB, threatened relating to the liability of any property owned or operated by FNB or any FNB Subsidiary under any Environmental Law.

     2.15 Loan Portfolio. The allowance for loan losses reflected, or to be reflected, in the FNB Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the FNB Financials are, or will be, adequate, in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria. No Regulatory Authority has requested FNB or First National Bank to increase the allowance for loan losses during any period since 1997.

     2.16 Examinations. To the extent consistent with law, FNB has heretofore disclosed to NBT relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act and other Reports of Examination with respect to FNB issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act and other Reports of Examination with respect to First National Bank issued by the OCC. Such information so disclosed consists of all material information with respect to the financial, operational and legal condition of the entity under examination which is included in such reports.

     2.17 Information to be Supplied. The information to be supplied by FNB for inclusion in the Registration Statement or in any other Securities Document filed by NBT will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FNB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     2.18 Securities Documents. FNB has delivered, or will deliver, to NBT copies of its (i) annual reports to shareholders for the years ended December 31, 1999, 1998 and 1997, (ii) quarterly reports to shareholders for the quarters ended subsequent to December 31, 1999, and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2000, 1999 and 1998.

     2.19 Related Party Transactions. Except as disclosed in FNB's 2000 meeting proxy statements or in the footnote to FNB consolidated financial statements as of December 31, 1999 and for the three years ended December 31, 1999, FNB is not a party to any transaction (including any loan or other credit accommodation) with an Affiliate of FNB (except a FNB Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loans or credit accommodation to any Affiliate of FNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FNB nor First National Bank has any reason to believe that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First National Bank is inappropriate.

     2.20 Quality of Representations. No representations made by FNB in this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF NBT

     NBT hereby represents and warrants to FNB that:

     3.01   Organization.

            (a) NBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each NBT Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither NBT nor any NBT Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction, where the failure to be so qualified would have a Material Adverse Effect on NBT. NBT is a bank holding company duly registered under the BHC Act.

            (b) NBT Bank is a national banking association, duly organized and validly existing under the National Bank Act. NBT Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

            (c) The respective minute books of NBT and NBT Bank and each other NBT Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

            (d) Prior to the execution of this Agreement, NBT has delivered to FNB true and correct copies of the articles of incorporation and by-laws of NBT and NBT Bank, respectively, as in effect on the date hereof.

     3.02   Capitalization.

            (a) The authorized capital stock of NBT consists of (a) 30,000,000 shares of common stock, $.01 par value per share ("NBT Common Stock"), of which, at the date of this

Agreement, (i) 23,692,625 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 521,257 shares are held by NBT as treasury stock, and (b) 2,500,000 shares of preferred stock, no par value, with a stated value of $1.00 per share, none of which are issued or outstanding. The NBT Common Stock and the NBT Preferred Stock are the only authorized voting securities of NBT.

            (b) None of the shares of NBT Common Stock has been issued in violation of the preemptive rights of any shareholder.

            (c) The authorized capital stock of NBT Bank consists of 5,000,000 shares of common stock, with a stated value of $1.00 per share ("NBT Bank Common Stock"), of which 5,000,000 shares are outstanding, validly issued, fully paid and nonassessable. NBT owns all of the outstanding shares of capital stock of NBT Bank free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NBT Bank.

     3.03   Authority; No Violation.

            (a) NBT has full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. NBT Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by NBT and the consummation by NBT of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NBT and no other corporate proceedings on the part of NBT are necessary to consummate the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by NBT Bank and the consummation by NBT Bank of the Bank Merger have been duly and validly approved by the Board of Directors of NBT Bank and by NBT as sole stockholder of NBT Bank, and no other corporate proceedings on the part of NBT Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger. This Agreement has been duly and validly executed and delivered by NBT and subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of NBT, enforceable against NBT in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by NBT Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of NBT Bank, enforceable against NBT Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

            (b) (A) The execution and delivery of this Agreement by NBT, (B) the execution and delivery of the Bank Plan of Merger by NBT Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNB and NBT compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by NBT or NBT Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws or NBT or NBT Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBT or NBT Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of an lien, security interest, charge or other encumbrance upon any of the properties or assets of NBT or NBT Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which NBT or NBT Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on the assets, business, financial condition or results of operations of NBT and its Subsidiaries taken as a whole.

     3.04 Consents. Except for any consents, approvals of or filings or registrations with the FRB, the Comptroller, NYSB, the SEC, and state "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NBT or the Bank Plan of Merger by NBT Bank, or the consummation by NBT of the transactions contemplated hereby or by NBT Bank of the Bank Merger. NBT has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which in the opinion of NBT could have a Material Adverse Effect on NBT.

     3.05 Financial Statements. NBT has previously delivered, or will deliver, to FNB the NBT Financials. All of the NBT Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were or will be prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and (b) are or will be in accordance with the books and records of NBT, (c) fairly reflect or will reflect the consolidated financial position of NBT as of such dates, and the consolidated results of operations of NBT for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect or will reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of NBT as of such dates.

     3.06 Loan Portfolio. The allowance for loan losses shown, or to be shown, on the balance sheets contained in the NBT Financials are, or will be, adequate, in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria. No

Regulatory Authority has requested NBT or NBT Bank to increase the allowance for loan losses during any period since 1997.

     3.07 Legal Proceedings. Neither NBT nor any NBT Subsidiary is a party to any, and there are no pending or, to the best of NBT's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NBT or any NBT Subsidiary, (ii) to which NBT or any NBT Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of NBT to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of NBT and its Subsidiaries taken as a whole.

     3.08   Compliance With Applicable Law.

            (a) NBT and NBT Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, the results of operations or prospects of NBT and its Subsidiaries taken as a whole.

            (b) Neither NBT nor any NBT Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that NBT or any NBT Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NBT or any NBT Subsidiary; (iii) requiring or threatening to require NBT or any NBT Subsidiary, or indicating that NBT or any NBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NBT or any NBT Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NBT or any NBT Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement"). Neither NBT nor any NBT Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FNB.

     3.09 ERISA. Neither NBT nor any NBT Subsidiary, and no pension plan maintained by NBT or any NBT subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither NBT nor any NBT Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply in all material respects with ERISA. As of December 31, 1999, neither NBT nor any NBT Subsidiary had a material liability under any such plan which is not reflected, reserved against or accrued on the NBT Financials as of such date or disclosed in the notes thereto, including any liability under SFAS No. 106. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section
408) has occurred with respect to any employee benefit plan maintained by NBT or any NBT Subsidiary which would result in the imposition, directly or indirectly, of a material excise tax under IRC Section 4975. NBT and the NBT Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     3.10   Taxes.

            (a) NBT and the NBT Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). NBT has duly filed, and will file, in correct form all federal, state and local tax returns required to be filed by or with respect to NBT and all NBT Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from NBT and any NBT Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x)(i) are not delinquent or (ii) are being contested in good faith and (y) have not been finally determined.

            (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to NBT or any NBT Subsidiary.

     3.11 No Material Adverse Effect. NBT has not suffered any Material Adverse Effect on its consolidated assets, consolidated financial condition or consolidated results of operations, taken as a whole, since December 31, 1999.

     3.12 Brokers and Finders. Except for NBT's engagement of McConnell, Budd & Downes, Inc., neither NBT nor any NBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or except for a commitment to pay McConnell, Budd & Downes, Inc. incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

     3.13 Information to be Supplied. The information to be supplied by NBT for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The Registration Statement will comply, in all material respects, as to form with the requirements of the Securities Act. The information supplied, or to be supplied, by NBT for inclusion in the applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     3.14   Securities Documents.  NBT has delivered to FNB copies of:

                    (a) NBT's annual reports on SEC Form 10-K for the years ended December 31, 1999 and 1998;

                    (b) NBT's quarterly report on SEC Form 10-Q for the quarter ended September 30, 2000;

                    (c) all other reports, registration statements and filings of NBT filed with the SEC since January 1, 2000; and

                    (d) NBT's proxy materials used in connection with its meetings of shareholders held in 2000 and 1999.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

     3.15 Quality of Representations. No representation made by NBT in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

     4.01   Conduct of FNB Business.

            (a) From the date of this Agreement to the Effective Date, FNB and each FNB Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of NBT. FNB will use its best efforts, and will cause First National Bank to use its best efforts, to (i) preserve its business, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FNB and FNB Subsidiaries and others with whom business relationships exist. From the date hereof to the Effective Date, except as otherwise consented to or approved by NBT in writing or as permitted or required by this Agreement, FNB will not, and FNB will not permit any FNB Subsidiary to:

                 (i) change any provision of its articles of incorporation or by-laws;

                 (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend, including without limitation any stock dividend, or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FNB may issue up to a maximum of 12,066.87 shares of FNB Common Stock upon exercise of the outstanding option to Thomas E. Place and (B) FNB may pay its regular annual cash dividend for calendar year 2000 and FNB shall not thereafter change its regular annual cash dividend payment date and record date;

                 (iii) grant any severance or termination pay (other than pursuant to policies, written agreements or practices of FNB or FNB Subsidiaries in effect on the date hereof and provided to NBT prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of FNB or any FNB Subsidiary except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                 (iv) merge or consolidate FNB or any FNB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FNB or any FNB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of another person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any FNB Subsidiary and any other parties; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FNB Subsidiary of its certificate of authority to maintain or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; notwithstanding the foregoing, conduct permitted by Section 4.06 hereof shall not be deemed a breach of this Section 4.01(a)(iv);

                 (v) sell or otherwise dispose of the capital stock of First National Bank or sell or otherwise dispose of any asset of FNB or of any FNB Subsidiary other than in the ordinary course of business consistent with past practice, notwithstanding the foregoing, conduct permitted by Section 4.06 hereof shall not be deemed a breach of this first clause of this Section 4.01(a)(v); subject any asset of FNB or of any FNB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, FNB acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; modify in any material way the manner in which FNB or any FNB Subsidiary has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                 (vi) take any action which would result in any of the representations and warranties of FNB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied;

                 (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which FNB or any FNB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                 (viii) implement any pension, retirement, profit sharing,
            bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

                 (ix) compromise, extend or restructure any loan with an unpaid principal balance exceeding $500,000;

                 (x) sell, exchange or otherwise dispose of any investment securities or loans that are held for sale, prior to scheduled maturity and other than pursuant to policies agreed upon from time to time by the parties;

                 (xi) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. except as provided in, and in conformity with, FNB investment policy which will be attached as an exhibit to the FNB Disclosure Letter;

                 (xii) except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate or compromise, extend, renew or modify any such commitment outstanding;

                 (xiii) except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;

                 (xiv) enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at December 31, 1999;

                 (xv)   agree to do any of the foregoing.

     For purposes of this Section 4.01 it shall not be considered in the ordinary course of business for FNB or any FNB Subsidiary to do any of the following (i) make any capital expenditure of $150,000 or more, without the prior written consent of NBT; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets, including other real estate owned ("OREO") having a book or market value, whichever is greater, in the aggregate, of more than $150,000, other than a pledge of assets to secure government deposits, the exercise of trust powers, sale of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in investment securities by a FNB Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving payment by FNB or any FNB Subsidiary of more than $150,000 in the aggregate, or containing a material financial commitment and extending beyond 4 months from the date hereof.

     4.02   Access; Confidentiality.

            (a) From the date of this Agreement through the Effective Date, NBT and FNB shall afford to each other, and shall cause each of their respective subsidiaries to afford to each other and their respective authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of NBT and FNB will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. The provisions of this subsection (a) shall include, but not be limited to, NBT's period of due diligence review specified in Section 6.01(c) of this Agreement.

            (b) NBT and FNB agree to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.

            (c) If the transactions contemplated by this Agreement shall not be consummated, NBT and FNB, upon the written request of the other party within 30 days after such termination, will destroy or return all documents and records obtained from the other or their respective representatives, during the course of any investigation and will cause all information with respect to FNB or NBT obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. NBT and FNB shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.

     4.03   Regulatory Matters and Consents.

            (a) NBT and FNB will prepare all Applications and make all filings for and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. NBT and FNB will use their best efforts to make all required filings within 45 days from the date of this Agreement.

            (b) FNB will furnish NBT with all information concerning FNB and FNB Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of NBT to any Regulatory Authority in connection with the transactions contemplated by its Agreement.

            (c) NBT will promptly furnish FNB with copies of written communications to or received by NBT or any NBT Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

            (d) FNB will cooperate with NBT in the foregoing matters and will furnish NBT with all information concerning FNB and FNB Subsidiaries as may be necessary or advisable in connection with any application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of NBT to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, FNB will provide certificates and other documents reasonably requested by NBT.

     4.04   Taking of Necessary Action.

            (a) NBT and FNB shall each use its best commercially reasonable efforts, and each of them shall cause its Subsidiaries to use their best commercially reasonable efforts, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the Bank Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither FNB nor any FNB Subsidiary shall agree to make any payments or modification to agreements in connection therewith without the prior written consent of NBT and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude NBT or FNB from exercising its rights under this Agreement or the NBT Option.

            (b) FNB and NBT shall promptly prepare a Prospectus/Proxy Statement to be mailed to FNB's shareholders in connection with the meetings and transaction contemplated hereby and to be filed by NBT with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. NBT shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FNB and NBT shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. NBT will advise FNB, promptly after NBT receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. NBT shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     4.05   Certain Agreements.

            (a) At the Effective Date, the Place Separation Agreement shall become effective and NBT and NBT Bank shall thereafter provide the benefits specified therein.

            (b) At the Effective Date, NBT and NBT Bank agree to continue to honor the Employment Agreement dated April 19, 1994, as amended April 1, 1997, of Gary F. Butterfield with First National Bank, up through its termination date of December 31, 2001.

            (c) For a period of six (6) years from and after the Effective Date, NBT shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of FNB or First National Bank on or before the Effective Date with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date in accordance with and subject to the requirements and other provisions of NBT's articles of incorporation and by-laws in effect on the date of this Agreement and applicable provisions of law to the same extent as NBT is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service for NBT.

            (d) For a period of three (3) years from and after the Effective Date, NBT shall (and FNB shall cooperate in these efforts) obtain and maintain "tail" coverage relating to FNB's and First National Bank's existing directors and officers liability insurance policy providing at least the same amount of coverage as the policy currently maintained by FNB. NBT may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from facts or circumstances which occur prior to the Effective Date (other than relating to this Agreement and the transactions contemplated hereby) and covering persons who are covered by such insurance immediately prior to the Effective Date.

     4.06 No Other Bids. FNB shall not, nor shall it permit any Affiliate of FNB or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by FNB or any FNB Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than NBT concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of FNB, any FNB Subsidiary, or any assets or business thereof (except that FNB officers may respond to inquiries from analysts, Regulatory Authorities and holders of FNB Common Stock in the ordinary course of business); and FNB shall notify NBT immediately if any such discussions or negotiations are sought to be initiated with FNB by any person other than NBT or if any such requests for information, inquiries, proposals or communications are received from any person other than NBT. Notwithstanding the foregoing, FNB, after written notice to NBT, may respond to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, following consultation with counsel, (i) the FNB Board of Directors determines that consummation of the Merger would constitute a breach or failure on the part of the FNB Board of Directors to perform the duties of their office under applicable New York law, and (ii) FNB shall have determined to request NBT to terminate this Agreement under Section 6.01(a) hereof, which request shall be unconditional.

     4.07 Deposits. FNB shall, and shall cause each FNB Subsidiary to, use commercially reasonable efforts to maintain and increase deposits.

     4.08 Subsequent Events. Until the Effective Time, FNB will immediately advise NBT in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by FNB of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to NBT's obligation under this Agreement not to be fully satisfied.

     4.09 Conduct of NBT Business. From the date of this Agreement to the Effective Date, NBT will use its best commercially reasonable efforts to (x) preserve its business, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of NBT and NBT Subsidiaries and others with whom business relationships exist.

     4.10 Board and Committee Minutes. FNB shall provide to NBT, within 10 days after any meeting of the Board of Directors of FNB or any FNB Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting.

     4.11   Undertakings by NBT and FNB.

            (a)  FNB shall:

                 (i) Voting by Directors. Use its best efforts in order for all members of FNB Board of Directors to vote all shares of FNB Common Stock over which they hold sole voting power and to cause all shares over which they hold shared voting power to be voted, in favor of this Agreement.

                 (ii) Stockholders' Meetings. Submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Boards of Directors to recommend approval of this Agreement to its stockholders;

                 (iii) Phase I Environmental Audit. Permit NBT, if NBT elects to do so, at is own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by FNB or any FNB Subsidiary on the date hereof; and

                 (iv) Delivery of Interim Financial Statements. Deliver as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Date, commencing with the month ended January 31, 2001, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the period then ended, which financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations and cash flows for the periods then ended, which financial statements may be included in the Securities Documents or Regulatory Reports delivered pursuant hereto. Monthly financial statements shall be kept confidential in accordance with Section 4.02.

            (b)  NBT and FNB shall each:

                 (i) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole stockholder of its subsidiary bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger, and any amendment thereof requested by

            NBT, in its discretion, to comply with regulatory requirements, by its subsidiary bank;

                 (ii) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the NBT Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                 (iii) Identification of FNB Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of FNB;

                 (iv) Public Announcements. Agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby, and upon the form and substance of other public disclosures related thereto, including without limitation communications to FNB stockholders, FNB internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

                 (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                 (vi) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with past practice and those principles used in preparing the financial statements hereto fore delivered;

                 (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due;

     4.12 Employees of FNB and First National Bank. NBT shall cause NBT Bank to offer employment to all active employees of First National Bank in good standing as of the Effective Date. First National Bank employees who accept the NBT Bank offer of employment shall be employed for a minimum of three years from the Effective Date unless the employee voluntarily terminates employment after acceptance, provided, however, that continued employment during such period shall be subject to NBT Bank's employment practices and policies.

     4.13 Employee Benefits. Immediately after the Effective Date, active employees of FNB and FNB Subsidiaries who accept NBT's offer of employment in accordance with Section 4.12 shall be entitled to participate in NBT's employee benefit plans, subject, however, to the terms and conditions of those plans and further subject to any limitations and/or qualification conditions imposed on NBT's employee benefit plans by the Code. Active employees of FNB and FNB Subsidiaries shall be given credit for prior service with FNB and FNB Subsidiaries for purposes of eligibility to participate and vesting under the NBT's employee benefit plans but shall not be given credit for prior service with FNB and FNB Subsidiaries under the NBT's employee benefit plans for purposes of benefit service (i.e., benefit calculation). Such employees will not be subject to exclusion or penalty for pre-existing conditions that were covered under FNB or FNB Subsidiary Plans or any waiting period related to coverage under NBT plans. On or after the Effective Date, NBT's Board of Directors may discontinue, freeze, terminate and/or amend any employee benefit plan (excluding contracts described in Section 4.05) of FNB or any FNB Subsidiaries ("FNB Plan") and, if requested by NBT, FNB shall take such actions prior to the Effective Date, provided that such actions shall not be effective until the Effective Date. In the event NBT's Board of Directors takes action to discontinue, freeze, terminate and/or amend a FNB Plan for whatever reason, including but not limited to, limitations and/or qualification conditions imposed on such FNB Plan by the Code, employees of FNB or any FNB Subsidiaries who are eligible to participate under such FNB Plan shall be entitled to receive those benefits under the discontinued, frozen, terminated and/or amended FNB Plan to which they are entitled, subject, however, to any limitations and/or qualification conditions imposed on such FNB Plan by the Code. NBT may take such actions as it, in its discretion, deems appropriate to avoid duplication of benefits.

     4.14 Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the Proxy Statement to its shareholders, and on the date of the Effective Date, FNB shall furnish NBT with a letter from Pinto, Nazinsky & Watson, its independent accountants for the year ended December 31, 1999, in form and substance acceptable to NBT, stating that (a) in their opinion the consolidated financial statements of FNB included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (b) a reading of the latest available unaudited consolidated financial statements of FNB and inquiries of certain officials of FNB and First National Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent report with respect to FNB did not cause them to believe that (i) such latest available unaudited consolidated financial statements of FNB are not stated on a basis consistent with that followed in FNB's consolidated financial statements; or
(ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in FNB's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of FNB or the consolidated allowance for loan and lease losses of FNB as compared with the respective amounts shown in the most recent FNB consolidated financial statements. The letter shall also cover such other matters pertaining to FNB and First National Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBT; provided, however, that in no event will the comfort letter require that the accountants perform an audit of FNB or render an audit report with regard to FNB.


                                   ARTICLE V
                                  CONDITIONS

     5.01 Conditions to FNB Obligations under this Agreement. The obligations of FNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNB pursuant to Section
7.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by or on the part of, NBT and NBT Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by NBT and NBT Bank; and FNB shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants; Representations. The obligations of NBT required by this Agreement to be performed by NBT at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NBT set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of NBT and its Subsidiaries taken as a whole;

          (c) Approvals of Regulatory Authorities. NBT and FNB shall have received all approvals of Regulatory Authorities of the Merger, including without limitation the approval of the Comptroller, and delivered copies thereof to FNB; and all notice and waiting periods required under applicable law shall have expired or been terminated;

          (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transaction contemplated hereby;

          (e) Officer's Certificate. NBT shall have delivered to FNB a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the president;

          (f) Opinion of NBT Counsel. FNB shall have received an opinion of Rhoads & Sinon LLP, counsel to NBT, dated the Closing Date, in form and substance reasonably satisfactory to FNB and its counsel to the effect set forth on Exhibit 4 attached hereto;

          (g) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by NBT counsel, shall have been obtained.

          (h) Tax Opinion. FNB shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 5 attached hereto; and

          (i) Approval of FNB Stockholders. This Agreement shall have been approved in accordance with applicable law by the holders of the outstanding shares of FNB Common Stock entitled to vote thereon.

          (j) Fairness Opinion. FNB shall have received an opinion from Danielson Associates, Inc., dated as of the date of the Prospectus/Proxy Statement, to the effect that the consideration to be received by the holders of the FNB Common Stock is fair, from a financial point of view, to FNB stockholders.

     5.02 Conditions to NBT Obligations under this Agreement. The obligations of NBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NBT pursuant to Section
7.03 hereof;

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, FNB and First National Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by FNB and First National Bank; and NBT shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants; Representations. The obligations of FNB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or
(ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of FNB and it Subsidiaries taken as a whole;

          (c) Approvals of Regulatory Authorities. NBT shall have received all approvals of Regulatory Authorities for the Merger and the Bank Merger, including without limitation any required approvals of the FRB, and the Comptroller without the imposition of any term or condition that would have a material adverse effect on NBT and its Subsidiaries, taken as a whole, upon completion of the Merger and the Bank Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transaction contemplated hereby;

          (e) Officer's Certificate. FNB shall have delivered to NBT a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

          (f) Opinion of FNB Counsel. NBT shall have received an opinion of Harris, Beach LLP, counsel to FNB, dated the Closing Date, in form and substance reasonably satisfactory to NBT and its counsel to the effect set forth on
Exhibit 6 attached hereto;

          (g) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by NBT counsel, shall have been obtained.

          (h) Tax Opinion. NBT shall have received an opinion of Rhoads & Sinon LLP, its counsel, substantially to the effect set forth on Exhibit 5 attached hereto; and

          (i) Phase I Environmental Audit Results. The result of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(v) with respect to owned or occupied bank premises shall be reasonably satisfactory to NBT.

          (j) Dissenter's Rights. The aggregate number of shares of FNB Common Stock held by persons who have taken all of the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the NYBCL ("Dissenting Shares") shall not be such as to prevent NBT from meeting the continuity of business enterprise requirement of Section 368(a)(1)(A) of the Code with respect to the FNB acquisition.

          (k) Voting Agreement and Affiliates Letters. NBT shall have received from each of the persons who, in the opinion of counsel for NBT, might be deemed to be affiliates of FNB under Rule 145 of the Rules and Regulations under the Securities Act (the "Affiliates"), a signed letter agreement substantially in the form of Exhibit 1 hereto, acknowledging and agreeing to abide by the limitations imposed by law in respect of such sale or other disposition of the NBT Common Stock received by such person pursuant to the Merger and agreeing to the other matters specified therein.

          (l) Fairness Opinion. NBT shall have received an opinion from McConnell, Budd & Downes, Inc., dated as of the date of the Prospectus/Proxy Statement, to the effect that the consideration to be received by the holders of the FNB Common Stock is fair, from a financial point of view, to NBT stockholders.

          (m) Satisfactory Due Diligence. NBT shall be satisfied in its sole discretion with the results of its due diligence investigation of FNB and its subsidiaries, which investigation shall be completed by NBT within 15 business days after the date hereof.


                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

     6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date whether before or after approval by the shareholders of NBT or FNB:

          (a) By the mutual written consent of the parties hereto; or

          (b) By NBT or FNB:

              (i) if there shall have been any material breach of any obligation of NBT, on the one hand, or FNB, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

              (ii) if the Effective Date shall not have occurred prior to seven (7) months from the date hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be preformed or observed by such party on or before the Effective Date; or

              (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

     6.02 Effect of Termination. If this Agreement is terminated pursuant to
Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c), Section 4.11(b)(iv) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of NBT or FNB to the other, except for any liability of NBT or FNB under such sections of this Agreement and except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.


                                  ARTICLE VII
                                 MISCELLANEOUS

     7.01 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Effective Date.

     7.03 Amendment, Extension and Waiver. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by its respective shareholders, but, after any such approval, no amendment shall be made which by applicable law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

     7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by recognized overnight delivery service guaranteeing next day delivery or sent by telecopy with following confirmation copy by regular mail, addressed as follows:

          (a)  If to NBT, to:

                    NBT Bancorp Inc.
                    52 South Broad Street
                    Norwich, NY 13815

                    Attention:    Daryl R. Forsythe,
                                  President and CEO

                    Telecopy No.: (607) 336-6545
               with a copy to:

                    Rhoads & Sinon LLP
                    One South Market Square
                    P.O. Box 1146
                    Harrisburg, PA 17108-1146

                    Attention:    Charles J. Ferry, Esquire

                    Telecopy No.: (717) 231-6669

          (b)  If to FNB, to:

                    First National Bancorp, Inc.
                    53 West Main Street
                    Norfolk, NY 13667-0760

                    Attention:    Thomas E. Place,
                                  President and CEO

                    Telecopy No.: (315) 769-2058

     with a copy to:

                    Harris, Beach LLP
                    The Granite Building
                    130 East Main Street
                    Rochester, NY 14604-1687

                    Attention:    Thomas E. Willett, Esquire

                    Telecopy No.: (716) 232-6925

     7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     7.08 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this

Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     7.10 Choice of Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except that, in the case of FNB, the NYBCL shall govern with respect to the terms and conditions of the Merger, the approval and effectiveness thereof, and the authorization, cancellation or issuance of the stock or options of FNB with respect thereto. The parties hereby designate the Chancery Court in New Castle County, Delaware, to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                NBT BANCORP INC.



                                By: /s/ Daryl R. Forsythe
                                   -------------------------------
                                        Daryl R. Forsythe
                                        President and Chief Executive Officer



                                FIRST NATIONAL BANCORP, INC.



                                By: /s/ Thomas E. Place
                                   -------------------------------
                                        Thomas E. Place
                                        President and Chief Executive Officer

Exhibits


Exhibit 1 - Form of Affiliates Letter Agreement

Exhibit 2 - Form of Bank Plan of Merger

Exhibit 3 - Form of Thomas E. Place Separation Agreement

Exhibit 4 - Form of Opinion of NBT Counsel

Exhibit 5 - Form of Tax Opinion of NBT Counsel

Exhibit 6 - Form of Opinion of FNB Counsel

                                                                       EXHIBIT 1


                                January 2, 2001


NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815

Ladies and Gentlemen:

     NBT Bancorp Inc. ("NBT") and First National Bancorp, Inc. ("FNB") desire to enter into an agreement dated January 2, 2001 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) FNB will merge with and into NBT, with NBT surviving the merger, and (b) shareholders of FNB will receive common stock of NBT in exchange for common stock of FNB outstanding on the closing date (the foregoing, collectively referred to herein as the "Merger").

     NBT has required, as a condition to its execution and delivery to FNB of the Agreement, that the undersigned execute and deliver to NBT this Letter Agreement.

     In consideration of the foregoing, each of the undersigned hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FNB called to vote for approval of the Agreement and the Merger so that all shares of common stock of FNB then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FNB);

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FNB, to approve or adopt the Agreement;

          (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

          (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of NBT received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such NBT common stock is effective and a prospectus is made available under the Securities Act, (ii) within

                                     A1-1
limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to NBT or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that NBT is under no obligation to register the sale, transfer or other disposition of NBT common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (e) Agrees that neither FNB nor NBT shall be bound by any attempted sale of any shares of FNB common stock or NBT common stock, respectively, and FNB's and NBT's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of NBT common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

          (f) Acknowledges and agrees that the provisions of subparagraphs (d) and (e) hereof also apply to the fullest extent permitted by law to shares of NBT common stock and FNB common stock owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

          (g) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     It is understood and agreed that the provisions of subparagraphs (a), (b) and (c) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FNB common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of FNB. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FNB common stock held by the undersigned as of the date hereof.

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement. This Letter Agreement shall be independently enforceable against each of the

                                     A1-2
undersigned and shall be a valid and binding obligation of each of the undersigned upon such undersigned's execution hereof, without regard to signature by any other persons whose names appear below.

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

     The undersigned intend to be legally bound hereby.



                     [signatures appear on following page]

                                     A1-3

                    SIGNATURES TO FNB AFFILIATES AGREEMENT



/s/ Russell B. Strait                          /s/ David W. Gibson
-----------------------                        --------------------------
Russell B. Strait                              David W. Gibson



/s/ Thomas E. Place                            /s/ Cathy C. Piche
-----------------------                        --------------------------
Thomas E. Place                                Cathy C. Piche



/s/ D. Edgar Cloce                             /s/ Frederick S. Wilder
-----------------------                        --------------------------
D. Edgar Cloce                                 Frederick S. Wilder



/s/ Donald Forsythe
-----------------------
Donald Forsythe

                                     A1-4

                                                                       EXHIBIT 2

                              BANK PLAN OF MERGER


     THIS PLAN OF MERGER ("Plan of Merger") dated as of January 2, 2001, is by and between NBT BANK, N.A., a national banking association ("NBT Bank"), and THE FIRST NATIONAL BANK OF NORTHERN NEW YORK, a national banking association ("First National Bank").


                                  BACKGROUND

     1. NBT Bank is a wholly-owned subsidiary of NBT Bancorp Inc., a Delaware corporation ("NBT"). The authorized capital stock of NBT Bank consists of 5,000,000 shares of common stock, par value $1.00 per share ("NBT Bank Common Stock"), of which at the date hereof 5,000,000 shares are issued and outstanding.

     2. First National Bank is a wholly-owned subsidiary of First National Bancorp, Inc., a New York corporation ("FNB"). The authorized capital stock of First National Bank consists of 6,800 shares of common stock, par value $100 per share ("First National Bank Common Stock"), of which at the date hereof _______ shares are issued and outstanding.

     3. The respective Boards of Directors of NBT Bank and First National Bank deem the merger of First National Bank with and into NBT Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

     4. The respective Boards of Directors of NBT Bank and First National Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of NBT and FNB have adopted resolutions approving an Agreement and Plan of Merger dated as of January 2, 2001 (the "Agreement"), pursuant to which FNB will be merged with and into NBT.


                                   AGREEMENT

     In consideration of the premises and of the mutual covenants and agreements herein contained, NBT Bank and First National Bank, intending to be legally bound hereby, agree:

                                     A2-1

                                   ARTICLE I
                                    MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof):
First National Bank shall merge with and into NBT Bank; the separate existence of First National Bank shall cease; and NBT Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and NBT Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").


                                  ARTICLE II
                      ARTICLES OF ASSOCIATION AND BY-LAWS

     On and after the Effective Date of the Merger, the articles of association and by-laws of NBT Bank, as in effect immediately prior to the Effective Date shall automatically be and remain the articles of association and by-laws of NBT Bank, as the Surviving Bank in the Merger, until thereafter altered, amended or repealed.


                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

     3.1 Board of Directors. On and after the Effective Date of the Merger, the Board of Directors of NBT Bank as the Surviving Bank in the Merger shall consist of those persons holding such office immediately prior to the Effective Date. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of association and by-laws of the Surviving Bank.

     3.2 Officers. On and after the Effective Date of the Merger, the officers of NBT Bank duly elected and holding office immediately prior to such Effective Date shall be the officers of NBT Bank, as the Surviving Bank in the Merger, and except for such other officers of First National Bank as shall be designated as officers of the Surviving Bank at NBT Bank's election. NBT Bank will make an offer of employment to all full-time officers of First National Bank other than Mr. Place and Mr. Butterfield for employment at NBT Bank in positions with comparable officer titles, but not necessarily with the same operational titles or responsibilities as such officers held with First National Bank. With regard to First National Bank officers who accept such offers of employment at NBT Bank, NBT Bank will continue such employment for at least three (3) years after the Effective Date, except in the case of a termination for cause.

                                     A2-2

                                  ARTICLE IV
                             CONVERSION OF SHARES

     4.1 Stock of NBT Bank. Each share of NBT Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of First National Bank. Each share of First National Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled, and no cash, stock or other property shall be delivered in exchange therefor.


                                   ARTICLE V
                         EFFECTIVE DATE OF THE MERGER

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan of Merger and in the Agreement, including receipt of the approval of the Comptroller of the Currency, the Merger shall become effective, and the effective date of the Merger (the "Effective Date") shall occur, at such time and date as the parties hereto shall agree, but the Effective Date shall not occur prior to the effective date of the merger of FNB with and into NBT as provided in the Agreement.


                                  ARTICLE VI
                             EFFECT OF THE MERGER

     On the Effective Date: the separate existence of First National Bank shall cease; the principal and branch offices of First National Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of NBT Bank and First National Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.


                                  ARTICLE VII
                             CONDITIONS PRECEDENT

     The obligations of NBT Bank and First National Bank to effect the Merger shall be subject to the satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement. In addition, the Merger shall be conditioned on receipt of the required approval of the Comptroller of the Currency.

                                     A2-3

                                 ARTICLE VIII
                                  TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.


                                  ARTICLE IX
                                   AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.


                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

     10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

                                     A2-4

     IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:                                         NBT BANK, N.A.



/s/ Michael J. Chewens                          By: /s/ Daryl R. Forsythe
---------------------------------------            ------------------------
Michael J. Chewens, Secretary                           Daryl R. Forsythe,
                                                        Chairman and CEO
(SEAL)



ATTEST:                                         THE FIRST NATIONAL BANK OF
                                                NORTHERN NEW YORK, N.A.



/s/ Annemarie V. Adams                          By: /s/ Thomas E. Place
---------------------------------------            ------------------------
Annemarie V. Adams, Assistant Secretary                 Thomas E. Place,
                                                        President and CEO
(SEAL)

                                     A2-5

The undersigned Directors of NBT Bank, N.A. do hereby consent to the aforesaid Plan of Merger:


DIRECTORS:


/s/ Kenneth M. Axtell, Jr.
----------------------------
Kenneth M. Axtell, Jr.

/s/ J. Peter Chaplin
----------------------------
J. Peter Chaplin

/s/ Daryl R. Forsythe
----------------------------
Daryl R. Forsythe

/s/ Janet H. Ingraham
----------------------------
Janet H. Ingraham

/s/ Everett A. Gilmour
----------------------------
Everett A. Gilmour

/s/ Peter B. Gregory
----------------------------
Peter B. Gregory

/s/ Andrew S. Kowalczyk, Jr.
----------------------------
Andrew S. Kowalczyk, Jr.

/s/ Dan B. Marshman
----------------------------
Dan B. Marshman


----------------------------
John C. Mitchell


----------------------------
Richard F. Monroe--retired

/s/ William L. Owens
----------------------------
William L. Owens

/s/ Paul O. Stillman
----------------------------
Paul O. Stillman

                                     A2-6

The undersigned Directors of The First National Bank of Northern New York do hereby consent to the aforesaid Plan of Merger:


DIRECTORS:


/s/ Russell B. Strait
----------------------------
Russell B. Strait


/s/ Thomas E. Place
----------------------------
Thomas E. Place


/s/ D. Edgar Cloce
----------------------------
D. Edgar Cloce


/s/ Donald Forsythe
----------------------------
Donald Forsythe


/s/ David W. Gibson
----------------------------
David W. Gibson


/s/ Cathy C. Piche
----------------------------
Cathy C. Piche


/s/ Frederick S. Wilder
----------------------------
Frederick S. Wilder

                                     A2-7

STATE OF NEW YORK             :
                              : SS:
COUNTY OF CHENANGO            :


     On this _________ day of January, 2001, before me, a Notary Public for the State and County aforesaid, personally came Daryl R. Forsythe as President, and Michael J. Chewens as Secretary, of NBT Bank, N.A., of Norwich, New York, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal; and came also a majority of the Board of Directors of said association, and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as director thereof.

     WITNESS my official seal and signature this day and year aforesaid.



                                             __________________________________
                                             Notary Public

                                             My Commission Expires:


                                             (SEAL)

                                     A2-8

STATE OF NEW YORK             :
                              : SS:
COUNTY OF ST. LAWRENCE        :


     On this _________ day of January, 2001, before me, a Notary Public for the State and County aforesaid, personally came Thomas E. Place as President, and Annemarie V. Adams as Assistant Secretary, of The First National Bank of Northern New York, of Norfolk, New York, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal; and came also two-thirds or more of the Board of Directors of said association, and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as director thereof.

  WITNESS my official seal and signature this day and year aforesaid.



                                             __________________________________
                                             Notary Public

                                             My Commission Expires:


                                             (SEAL)

                                     A2-9

                                                                       EXHIBIT 3


                   SEPARATION AGREEMENT AND GENERAL RELEASE



     This Separation Agreement and General Release is made and entered into on this 2nd day of January, 2001, by and between NBT BANCORP INC. ("NBT"), NBT BANK, N.A. ("NBT Bank"), FIRST NATIONAL BANCORP, INC. ("FNB"), THE FIRST NATIONAL BANK OF NORTHERN NEW YORK ("FNB Bank") and THOMAS E. PLACE ("Executive"). (NBT and NBT Bank and their respective present and future subsidiaries are sometimes collectively referred to herein as the "Company".)

     WHEREAS, Executive is currently employed as President and Chief Executive Officer of FNB and FNB Bank; and

     WHEREAS, NBT and FNB are simultaneously herewith entering into an agreement and plan of merger (the "Merger Agreement") providing for the merger of FNB with and into NBT, with NBT to be the surviving corporation (the "Merger"), and the merger of FNB Bank with and into NBT Bank, with NBT Bank to be the surviving corporation (the "Bank Merger"); and

     WHEREAS, Executive is party to that certain employment agreement with FNB and FNB Bank dated October 8, 1987, as amended through the Fifth Amendment thereto dated August 10, 2000 (said employment agreement as so amended, the "Place Employment Agreement") which has a current term of employment ending on December 31, 2003; and

     WHEREAS, NBT and NBT Bank desire to terminate Executive's employment as an employee and officer of FNB and FNB Bank immediately following effectiveness of the Merger; and

     WHEREAS, as an inducement to NBT to enter into the Merger Agreement, Executive has agreed to forego certain change in control and other severance payments to which he would otherwise be entitled and to accept the payments and benefits to be provided hereunder in full and complete settlement of any rights he will have under the Place Employment Agreement upon his termination without cause.

     NOW, THEREFORE, in consideration of the foregoing, the promises and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                     A3-1

     1.   Termination of Employment.  Executive and the other parties hereto
          -------------------------
hereby agree that Executive's employment as an employee and officer of NBT and any of its subsidiaries and affiliates (including, without limitation, FNB and FNB after the Merger), and the term of his employment under the Place Employment Agreement shall terminate on the Effective Date (as defined in the Merger Agreement) of the Merger immediately after consummation of the Merger. If the Merger occurs, Executive's last day of employment will be the Effective Date of the Merger. Subject to the Merger being consummated, Executive shall only be entitled to the payments and benefits expressly provided in the following paragraphs and shall not be entitled to any of the other payments and benefits provided in the Place Employment Agreement.

     2.   Payment to Executive.  The Company agrees to provide a lump sum
          --------------------
payment to Executive on the Effective Date of the Merger equal to the following:
$367,547 plus an amount equal to $147,525 multiplied by the percentage of the calendar year's pay days remaining in 2001. Of this amount, $175,000 shall constitute payment in consideration of the non-competition agreement given by Executive in Paragraph 11 hereof and the remainder shall constitute a severance payment to Executive in lieu of the salary continuation obligations and all annual bonus obligations for years 2002 and 2003 set forth in the Place Employment Agreement.

     3.   Payment of 2001 Bonus.  NBT and NBT Bank hereby acknowledge payment by
          ---------------------
FNB and FNB Bank of a $50,000 bonus to Executive in January 2001 under the Place Employment Agreement. Except as provided in Paragraph 6 hereof with respect to payments to Executive upon exercise of the outstanding Options (as defined in Paragraph 5), no other bonuses or payments in lieu of bonuses shall be made by the Company to Executive and Executive shall not be entitled to any other bonus payments. Executive expressly acknowledges and agrees that he shall not be entitled as a result of the termination of his employment to the change in control bonus provided by Section 5(e) of the Place Employment Agreement or the severance payments or other benefits provided by Sections 9(d)(ii), (iii) or
(iv) or Section 9(e) of the Place Employment Agreement.

     4.   Health Benefits.  The Company agrees to assume the obligation of FNB
          ---------------
and FNB Bank to provide certain lifetime health insurance benefits to Executive upon his retirement or the termination of his employment. Therefore, from and after the Effective Date of the Merger and until the death of the survivor of Executive and Joan E. Place, his spouse ("Executive's Spouse") and at no cost to them, the Company agrees that it shall provide Executive and Executive's Spouse health insurance coverage substantially equivalent to the coverage offered to executive level employees of NBT and NBT Bank on the Termination Date. Executive and Executive's Spouse shall be required to apply for and obtain such Medicare or other similar health insurance coverage as may be offered by the United States government, the State of New York or any other political subdivision and the Company may provide "excess" coverage for any difference between said government-provided coverage and the coverage required hereunder. In addition to the above, from and after the Effective Date of the Merger, the Company shall provide Executive and Executive's Spouse an allowance of up to $2,500 each per year for the balance of their joint

                                     A3-2
lives, to be used for "medical care" (as defined in Internal Revenue Code
Section 213) of Executive and Executive's Spouse not otherwise covered by insurance, such as prescription eyeglasses, deductibles, prescription medications and the like. Executive understands that these payments shall not be excludable from income and the Company will be providing Internal Revenue Service Forms 1099 for amounts paid under this arrangement. The benefits to be provided pursuant to this Paragraph 4 are identical to the current health insurance benefit provided by Section 5(f) of the Place Employment Agreement except for the substitution of the NBT and NBT Bank health insurance coverage for that of FNB and FNB Bank.

     5.   Outstanding Option.
          ------------------

          (a) Consistent with Sections 5(a) and (c) of the Place Employment Agreement, NBT agrees that Executive shall have until the fifth (5th) anniversary of the Effective Date of the Merger to exercise any unexercised portion of the stock option previously granted to him in the Place Employment Agreement, which option shall be converted into an option to purchase NBT common stock in accordance with the Merger Agreement (the original FNB option, including as converted in the Merger, the "Option"). Executive and FNB represent to NBT that as of the date hereof the Option is outstanding with respect to 12,066.87 shares of the common stock of FNB at an exercise price of $16.8645 per share.

          (b) From and after the Effective Date of the Merger, the terms of the Option shall be amended to read as follows and any inconsistent or other terms set forth in the Place Employment Agreement shall no longer be of any force or effect:

               (i) Method of Exercise.  The Option to the extent not exercised
                   ------------------
          as of the Effective Date of the Merger shall thereafter be exercised by written notice directed to NBT at its principal place of business, accompanied by check in payment of the option price for the number of shares specified and paid for. In lieu of exercising the option for cash, the Executive may elect to receive shares equal to the value of the Option by written notice of exercise to NBT and notice of election to receive shares, in which event NBT shall issue Executive a number of shares of common stock of NBT computed using the following formula:

                    X  =  Y (A - B)
                          ---------
                             A

          Where

                    X = the number of shares of common stock of NBT to be issued to the Executive

                                     A3-3

                    Y = the number of shares of common stock of NBT covered by the option

                    A = the fair market value of one share of common stock of NBT at the date of exercise

                    B = the exercise price of the option.

          For all purposes, any reference herein to the exercise of the option shall be deemed to include a reference to a net exercise as described herein. NBT shall make immediate delivery of such shares, provided that if any law or regulation requires NBT to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. The Option may only be exercised for whole shares.

               (ii) Termination of Option.  Except as otherwise provided in
                    ---------------------
          subparagraph 5(b)(v) below, the Option, to the extent not exercised prior thereto, shall automatically terminate on the fifth anniversary of the Effective Date of the Merger.

               (iii)  Reclassification, Consolidation or Merger.  If and to the
                      -----------------------------------------
          extent that after the Effective Date of the Merger and before the exercise of the Option with respect to shares not yet purchased pursuant thereto, NBT (A) issues a dividend in shares of NBT common stock, (B) combines the outstanding shares of NBT common stock into a smaller number of shares, (C) subdivides the outstanding shares of NBT common stock, (D) reclassifies the shares of NBT common stock, or (E) engages in any transaction in which the shares of NBT common stock are converted into or exchanged for other shares or securities of NBT or another corporation, then the number and kind of shares remaining subject to the Option and the exercise price thereof shall be appropriately adjusted. Except for the events described in the preceding two sentences, the issuance by NBT of additional shares of NBT common stock or any other NBT capital securities shall not entitle Executive to any adjustment in the Option.

               (iv) Rights Prior to Exercise of Option.  The Option is
                    ----------------------------------
          nontransferable by Executive except as herein otherwise provided

                                     A3-4
          and during his lifetime is exercisable only by him, and Executive shall have no rights as a shareholder in the Option shares until payment of the option price and delivery to him of such shares as herein provided. Upon Executive's death, his personal representative may exercise the Option as to any of the option shares not previously exercised during Executive's lifetime until the termination of the Option in accordance with (b)(ii) above.

               (v) Extraordinary Transaction. The Board of Directors of NBT may
                   -------------------------
          agree and may provide in any agreement for a proposed transaction such as a merger or a consolidation in which the shares of NBT common stock are converted into or exchanged for shares or other securities of another corporation that the Option, to the extent not exercised prior to the consummation of the proposed transaction, shall be assumed by the surviving party to the transaction as a condition to the transaction, in which case references in this Paragraph 5 to NBT shall be deemed to refer to the successor corporation and the Option, as assumed, shall continue until it is terminated as provided in Paragraph 5(b)(ii) above.

     6.   Bonus(es) on Exercise of Option.  Section 5(j) of the Place Employment
          -------------------------------
Agreement provides for a bonus payment to Executive at any time and from time to time upon exercise of the Option (as defined in Paragraph 5 above). NBT and NBT Bank agree to assume this obligation. Therefore, NBT and NBT Bank agree that, upon written notice of Executive's intent to exercise the Option in accordance with Paragraph 5 above on or after the Effective Date of the Merger, said notice to be given at least ten (10) business days in advance of a date certain on which the exercise will occur and to be otherwise in accord with the terms set forth in Paragraph 5 above, Executive shall be paid a cash bonus which shall be computed by subtracting the exercise price for the shares being purchased pursuant to the Option, as such price shall have been adjusted through the date of exercise in accordance with Paragraph 5(b)(iii) hereof, from the fair market value of those shares and multiplying the resultant sum by sixty-two one hundredths (.62) (the "Option Bonus"). For example, if Executive exercises the Option at a time when the fair market value of a share of common stock of NBT is thirty-five dollars ($35) per share and the exercise price is fifteen dollars ($15.00) per share, then the difference, twenty dollars ($20), times sixty-two one hundredths (.62) or twelve and 40/100 dollars ($12.40) would be paid to Executive for each share of common stock for which the Option was being exercised. The Option Bonus shall be paid on the date specified as the date of exercise in Executive's written notice to exercise the Option. Executive and NBT acknowledge that Executive may exercise the Option in a series of transactions until all of the shares subject to the Option have been purchased by Executive and the bonus contemplated in this Paragraph shall be paid on each exercise of the Option by Executive. From and after the Effective Date of the Merger, for purposes of this

                                     A3-5

Option Bonus, the fair market value of a share shall be equal to the average of the closing bid price and the closing asked price of a share of NBT common stock, as reported on the NASDAQ National Market (or, in the absence thereof, as reported by or determined by reference to such other source upon which NBT and Executive shall agree) for each of the twenty (20) consecutive trading days ending on and including the eighth (8th) trading day before the exercise date set forth in the exercise notice.

     7.   Assumption of Agreements.  From and after the Effective Date of the
          ------------------------
Merger, the Company agrees to assume and perform the obligations of FNB and FNB Bank under the following agreements: Split Dollar Agreement dated August 6, 1999; Index Plan Agreement dated as of August 1, 1999; and the Deferred Payment Compensation Plan Trust Agreement dated as of July 2, 1999.

     8.   Automobile and Other Employer Property.  Upon termination of his
          --------------------------------------
employment, Executive agrees to return to the Company all property and documents of FNB and FNB Bank then in his possession; provided, however, that title to the
                                            --------  -------
automobile then provided to Executive by FNB and FNB Bank shall be transferred to Executive. In addition, the Company shall pay Executive an additional amount sufficient to offset the approximate cost of Executive's federal income tax liability as a result of transfer to him of the automobile.

     9.   Death of Executive.  If Executive should die after the Effective Date
          ------------------
of the Merger and after payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining payments to Executive's designated beneficiary or beneficiaries over the balance of the payment term.

     10.  Tax Withholding.  The Company shall be entitled to withhold any and
          ---------------
all taxes which are required to be withheld from or as a result of any payments or other benefits provided under this Agreement to Executive, Executive's Spouse or Executive's beneficiaries.

     11.  Non-Competition.  In consideration of the other parties entering into
          ---------------
this Agreement and the Company agreeing to make the payments to Executive pursuant hereto, including without limitation Paragraph 2 hereof, Executive covenants and agrees that for one year after the Effective Date of the Merger, he will not engage, directly or indirectly, as an officer, employee, director, partner or in any other way, in any business which conducts a banking business which competes in a material manner, with the Company. For the purposes of this Agreement, "competes in a material manner with the Company" shall mean maintains a banking facility with an office within ten (10) miles of Norfolk, New York or within ten (10) miles of any FNB Bank office as of the date of this Agreement. In no event shall this Agreement be construed to preclude Executive, while acting in his capacity as independent consultant, from engaging in businesses or other commercial enterprises which do not compete in a material manner, as the term "competes in a material manner with the Company" is defined in this

                                     A3-6
paragraph. A violation of this paragraph shall constitute a breach of this Agreement entitling the Company to cease performance hereunder.

          Executive understands and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive's obligations under this paragraph, and that Executive's forfeiture of remaining payments and benefits under this Agreement will be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of this paragraph, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Executive, or by any representatives and any and all persons directly or indirectly acting for, on behalf of or with Executive.

     12.  Release of Claims.  In consideration of the benefits to be provided by
          -----------------
the Company to Executive hereunder, Executive hereby agrees as follows:

               (a) Upon effectiveness of the Merger, Executive knowingly and voluntarily releases and forever discharges NBT, NBT Bank, FNB and/or FNB Bank of and from any and all claims, known and unknown, which Executive, his heirs, executors, administrators, successors and assigns have or may have against NBT, NBT Bank, FNB and/or FNB Bank that accrued or arose at any time prior to the execution of this Separation Agreement and General Release, including but not limited to, under the Place Employment Agreement; any alleged violations of Title VII of the Civil Rights Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; (S)(S)1981-1988 of Title 42 of the U.S.C.; the Immigration Reform and Control Act; the National Labor Relations Act; any amendments to the foregoing statutes; any other federal, state or local civil rights or employment related law, regulation or ordinance; any public policy, contract, tort or common law, including wrongful discharge, reliance or promissory estoppel; and any allegations for costs, fees or other expenses, including attorneys' fees.

               (b) Upon effectiveness of the Merger, Executive waives his right to file any action, charge or complaint on his own behalf, and to participate in any action, charge or complaint which may be

                                     A3-7
          made by any other person or organization on his behalf, with any federal, state or local judicial body, court or administrative agency against NBT, NBT Bank, FNB and/or FNB Bank, except where such waiver is prohibited by law. Should any such action, charge or complaint be filed, Executive agrees that he will not accept any relief or recovery therefrom. Executive shall reimburse the Company for the fees and costs, including attorneys' fees, of defending such action, charge or complaint.

               (c) Executive agrees that neither this Separation Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any obligation, liability or unlawful conduct of any kind.

               (d) In the event that Executive breaches or attempts to breach any provision of this paragraph, Executive agrees that the Company will be entitled to proceed in any court of law or equity to stop or prevent such breach, and will be entitled to any and all forms of relief, including injunctive relief. Executive further agrees to reimburse the Company for all fees and costs, including attorneys' fees, incurred as a result thereof.

               (e) By signing this Agreement, Executive represents and agrees that:

                   (i) this Agreement is entered into knowingly and voluntarily;

                   (ii) that he is receiving consideration from the Company in addition to anything of value to which he is already entitled from the Company;

                   (iii) that he knowingly and voluntarily intends to be
               legally bound by this Agreement; and

                   (iv) that he has been advised to consult with an attorney and has been represented by an attorney in the negotiation hereof.

     13.  Severability; Neutral Construction.  Executive and the Company
          ----------------------------------
acknowledge that any restrictions contained in this Agreement are reasonable and that consideration for this

                                     A3-8

Agreement has been exchanged. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in force and effect. This Agreement is a product of negotiation among the parties and the provisions thereof shall be interpreted neutrally without giving effect to the identity of, or placing any greater burden on, the party drafting or preparing this Agreement.

     14.  Captions.  The captions used herein are for convenience and reference
          --------
only and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions that they introduce.

     15.  Notices.  For the purposes of this Agreement, notices, demands and all
          -------
other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:      Mr. Thomas E. Place
                                4 Sharon Dr., Apt. #5
                                Massena, NY 13662

          If to the Company:    NBT Bancorp Inc.
                                52 South Broad Street
                                Norwich, NY 13818
                                Attention: Chairman and CEO

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     16.  Entire Agreement; No Waiver.  This Agreement contains the entire
          ---------------------------
understanding between the parties hereto and supersedes and renders null and void and of no force and effect any prior written or oral agreements between them, including, upon effectiveness of the Merger, the Place Employment Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. Upon effectiveness of the Merger and the termination of Executive's employment, (i) the Company's only obligations to Executive shall be those set forth herein,
(ii) this Agreement shall automatically amend and supersede the Place Employment Agreement, and (iii) Executive shall thereafter have only such rights and shall be entitled only to the payments and other benefits expressly provided herein. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chairman of the Board of NBT. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other

                                     A3-9
party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     17.  Binding Effect.  It is the intention of the parties hereto to be
          --------------
legally bound by the terms hereof and it is further intended that this Agreement be binding upon the respective heirs, successors, assigns, executors and administrators of the parties.

     18.  Amendment/Termination.  No amendment to this Agreement shall be
          ---------------------
binding unless in writing and signed by the parties hereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall become null and void and of no force or effect and no benefits shall be paid pursuant hereto if the Merger is not consummated.

     19.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20.  Arbitration.  Any dispute or controversy arising under or in
          -----------
connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators, in a location designated by Executive in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction to prevent any continuation of any violation of competent jurisdiction. The expense of such arbitration shall be borne by the Company.

     21.  Legal Fees and Expenses.  Except as otherwise provided in Paragraph
          -----------------------
12(b) hereof, the Company shall pay all legal fees and expenses which Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

                                     A3-10

     IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.


WITNESS:                                   EXECUTIVE


/s/ Russell B. Strait                      By: /s/ Thomas E. Place     (SEAL)
-------------------------------               -------------------------
Russell B. Strait                                  Thomas E. Place


ATTEST:                                    NBT BANCORP INC.


/s/ Michael J. Chewens                     By: /s/ Daryl R. Forsythe
-------------------------------               -------------------------
Michael J. Chewens, Secretary                      Daryl R. Forsythe,
(SEAL)                                             President and CEO


ATTEST:                                    NBT BANK, N.A.


/s/ Michael J. Chewens                     By: /s/ Daryl R. Forsythe
-------------------------------               -------------------------
Michael J. Chewens, Secretary                      Daryl R. Forsythe,
(SEAL)                                             Chairman and CEO


ATTEST:                                    FIRST NATIONAL BANCORP, INC.


/s/ Annemarie V. Adams                     By: /s/  Russell B. Strait
-------------------------------               -------------------------
Annemarie V. Adams, Assistant Secretary             Russell B. Strait, Chairman
(SEAL)


ATTEST:                                    FIRST NATIONAL BANK OF
                                           NORTHERN NEW YORK


/s/ Annemarie V. Adams                     By: /s/ Russell B. Strait
-------------------------------               -------------------------
Annemarie V. Adams, Assistant Secretary            Russell B. Strait, Chairman
(SEAL)

                                     A3-11

                                                                       EXHIBIT 4


                                FORM OF OPINION
                               OF COUNSEL TO NBT


     FNB shall have received from counsel to NBT, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal assumptions, exceptions and qualifications:

     (a) NBT and NBT Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger (the "Plan"), respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of NBT and NBT Bank, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of NBT and NBT Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the merger of NBT and FNB nor the merger of NBT Bank and First National Bank, nor compliance by NBT and NBT Bank with any of the respective provisions thereof, will (A) conflict with or result in a breach or default under (i) the Articles of Incorporation or By-Laws of NBT or NBT Bank, or (ii) to the knowledge of such counsel, any note, bond, mortgage, indenture, agreement or other instrument or obligation to which NBT or NBT Bank is a party, or (B) to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of NBT or NBT Bank, except such material lien or encumbrance as has been disclosed pursuant to the Agreement and the Plan, or (C) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to NBT or NBT Bank.

     (b) NBT is a validly existing Delaware corporation organized and in good standing under the laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

     (c) NBT Bank is a validly existing national banking association organized and in good standing under the National Bank Act.

     (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by NBT or NBT Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

                                     A4-1

     (e) The mergers of NBT and FNB and NBT Bank and First National Bank contemplated by the Agreement and the Plan, respectively, have been effected in compliance with all applicable federal laws and regulations and the DGCL to the extent applicable in all material respects.

     (f) The shares of NBT Common Stock to be issued in connection with the merger of FNB and NBT contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable.

     Counsel's opinion shall be based on the DGCL and federal banking law and may assume, in rendering its opinions with respect to any matters as to which the transaction documents provide that the laws of a specific jurisdiction shall govern, that such specified jurisdiction's laws are the same as the laws of the principal jurisdiction in which such counsel's attorneys are members of the bar.

                                     A4-2

                                                                       EXHIBIT 5


                            FORM OF TAX OPINION OF
                              RHOADS & SINON LLP


    NBT and FNB shall have received an opinion of Rhoads & Sinon LLP, counsel to NBT, substantially to the effect that, based upon information submitted and representations of NBT and FNB, and provided that the merger of FNB with and into NBT and the merger of First National Bank with and into NBT Bank both qualify as statutory mergers under applicable law, under the provisions of the
IRC:

          (1) The acquisition by NBT of substantially all of the assets of FNB in exchange for NBT Common Stock, cash in lieu of fractional shares, cash for dissenters and the assumption of the liabilities of FNB by NBT, will be a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and that NBT and FNB each will be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

          (2) No gain or loss will be recognized by FNB on the transfer of substantially all of its assets to NBT and the assumption by NBT of the liabilities of FNB pursuant to the Merger. (Sections 361(a) and 357(a) of the IRC).

          (3) No gain or loss will be recognized by NBT on the receipt by NBT of substantially all of the assets of FNB, and the assumption by NBT of the liabilities of FNB pursuant to the Merger. (Rev. Rul. 55-59, 1955-1 C.B.
    35).

          (4) No gain or loss will be recognized by the stockholders of FNB on the exchange of FNB Common Stock solely for shares of NBT Common Stock. (Section 354(a)(1) of the IRC).

          (5) Any cash payments in lieu of fractional shares of NBT Common Stock will be treated for federal income tax purposes as though fractional shares were distributed as part of the distribution of stock pursuant to the Merger and then were redeemed by NBT and will be treated as distributions in full payment in exchange for the fractional shares redeemed. (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574). As provided in
    Section 1001 of the IRC, gain or loss will be realized and recognized by the stockholders entitled to fractional interests measured by the difference between the amount of cash received and the adjusted basis allocable to the fractional share as determined under Section 1011 of the IRC. Provided the stock is a capital asset in the hands of the stockholders

                                     A5-1
    entitled to fractional interest, the gain, if any, will constitute capital gain subject to Subchapter P of Chapter 1 of the IRC.

          (6) The basis of the NBT Common Stock received by the stockholders of FNB will, in each instance, be the same as the basis of the FNB Common Stock surrendered in exchange therefor reduced by so much of said basis as is allocable to any cash received in lieu of fractional shares. (Section 358(a)(1) of the IRC).

          (7) The holding period of the NBT Common Stock received by the stockholders of FNB will, in each instance, include the holding period of the FNB Common Stock surrendered in exchange therefor, provided that the FNB Common Stock is held as a capital asset on the date of the proposed exchange. (Section 1223(1) of the IRC).

          (8) A FNB stockholder who dissents to the proposed merger and receives a cash payment in exchange for all of his or her FNB Common Stock will treat the cash received as a distribution in redemption of his or her FNB Common Stock, subject to the conditions and limitations of Section 302 of the IRC. Those FNB stockholders who dissent and receive cash payment in exchange for all their FNB Common Stock, and who do not directly or by attribution through the application of Section 318(a) of the IRC own NBT Common Stock ("Terminating Stockholders"), will be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the IRC, and the cash payment received will be treated as a distribution in full payment in exchange for their FNB Common Stock as provided in Section 302(a) of the IRC. As provided in Section 1001 of the IRC, gain or loss realized by such Terminating Stockholders will be measured by the difference between the amount of cash payment received and the adjusted basis of the FNB Common Stock surrendered under Section 1011 of the IRC. Provided Section 341 of the IRC (relating to collapsible corporations) is not applicable and the FNB Common Stock is a capital asset in the hands of the Terminating Stockholder, the gain or loss will be a capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the IRC.

          (9) The acquisition by NBT Bank of substantially all of the assets of First National Bank and the assumption of the liabilities of First National Bank by NBT Bank, will be a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and that NBT Bank and First National Bank each will be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

          (10) No gain or loss will be recognized by First National Bank on the transfer of substantially all of its assets to NBT Bank and the assumption by NBT

                                     A5-2

    Bank of the liabilities of First National Bank pursuant to the merger. (Sections 361(a) and 357(a) of the IRC).

          (11) No gain or loss will be recognized by NBT Bank on the receipt by NBT Bank of substantially all of the assets of First National Bank, and the assumption by NBT Bank of the liabilities of First National Bank pursuant to the merger. (Rev. Rul. 55-59, 1955-1 C.B. 35).

                                     A5-3

                                                                       EXHIBIT 6


                                FORM OF OPINION
                               OF COUNSEL TO FNB


    NBT shall have received from counsel to FNB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal assumptions, exceptions and qualifications:

    (a) FNB and First National Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger (the "Plan"), respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FNB and First National Bank, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of FNB and First National Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the merger of NBT and FNB nor the merger of NBT Bank and First National Bank, nor compliance by FNB and First National Bank with any of the respective provisions thereof will (A) conflict with or result in a breach or default under (i) the Articles of Incorporation or By-Laws of FNB, or First National Bank, or (ii) to the knowledge of such counsel, any note, bond, mortgage, indenture, agreement or other instrument or obligation to which FNB or First National Bank is a party, or (B) to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of FNB or First National Bank, except such material lien or encumbrance as has been disclosed pursuant to the Agreement and the Plan, or (C) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to FNB or First National Bank.

    (b) FNB is a validly existing New York corporation organized and in good standing under the laws of the State of New York and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

    (c) First National Bank is a validly existing national banking association organized and in good standing under the National Bank Act.

    (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by FNB or First National Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

                                     A6-1

    (e) The mergers of NBT and FNB and NBT Bank and First National Bank contemplated by the Agreement and the Plan, respectively, have been effected in compliance with all applicable federal laws and regulations and the NYBCL to the extent applicable in all material respects.

                                     A6-2

                                                                         ANNEX B

                  [Letterhead of Danielson Associates, Inc.]


                                                   _____________ __,2001


Board of Directors
First National Bancorp, Inc.
53 West Main Street
Norfolk, New York 13667

Dear Members of the Board:

     Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson") as to the "fairness" of the offer by NBT Bancorp, Inc. ("NBT") of Norwich, New York to acquire all of the common stock of First National Bancorp ("First National") of Norfolk, New York through an exchange of stock and to convert the options to buy First National common stock into options to buy NBT common stock. The "fair" sale value is defined as the price at which all of the shares of First National's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also had to be determined if the NBT common stock that is to be exchanged for First National's stock is "fairly" valued.

     In preparing the original opinion, First National's and NBT's markets and performances were analyzed and their business and prospects were reviewed. Also conducted were other financial analyses as we deemed appropriate such as comparable company analyses, comparable transactions and pro forma dilution. Any unique characteristics also were considered.

     The original opinion was based partly on data supplied to Danielson by First National, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on NBT's management's representation, that there were no significant asset quality problems at NBT beyond what was stated in recent reports to regulatory agencies and in the monthly report to directors.

     In determining "fair" sale value for First National, the primary emphasis was on prices paid relative to earnings for New York and Northeast banks that had similar financial, structural and market characteristics. These prices also were related to equity capital, also referred to as "book."

     The "fair" market value of NBT's common stock to be exchanged for First National stock was determined by comparisons with other similar bank holding companies. The comparisons showed NBT's stock to trade within a normal range of comparable bank holding companies.

     In the original opinion, based on First National's recent performance, its future potential and comparisons with similar transactions, it was determined that First National's "fair" sale value was between $13.8 and $15.4 million, or $64.41 to $71.87 per share. Thus, NBT's offer of $15 million, or $73.13 per share, through an exchange of NBT common stock, which was "fairly" valued, for First National common stock was a "fair" offer for First National and its shareholders from a financial point of view.

     There has been no subsequent change in First National's or NBT's performance, but NBT's stock price has increased by about __%. The value of the offer is therefore still fair from a financial point of view to First National and its shareholders.

                                              Respectfully submitted,



                                              Arnold G. Danielson
                                              Chairman
                                              Danielson Associates Inc.

                                                                         ANNEX C

                               NYBCL SECTION 623


Section 623 of the New York Business Corporation Law

SS.623.   PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
          SHARES.

          (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

          (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

          (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

          (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

          (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

          (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

          (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment thereof shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

          (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger of consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

          (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

               (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

               (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

               (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

          (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

          (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

          (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

               PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides the registrant, as a Delaware corporation, with power to indemnify its directors, officers, employees and agents for expenses and other losses incurred in connection with litigation and other proceedings. This section confers broad, flexible indemnification powers, specifies different rules in derivative and nonderivative actions, confers a right to indemnification on certain persons who have been successful on the merits or otherwise, specifies procedures to be followed in making indemnification determinations, authorizes advancement of expenses and permits corporations to obtain liability insurance for directors and officers. The statute also includes a broad nonexclusive clause that permits indemnification arrangements through means outside the statute.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Twelfth of registrant's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

     Registrant's Certificate of Incorporation and Bylaws contain provisions providing that registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of registrant, or is or was serving at the request of registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the maximum extent authorized and in the manner prescribed by the Delaware General Corporation Law.

     Registrant maintains liability insurance with respect to various types of claims against directors, officers and others. These policies provide insurance for the registrant and its directors, officers and others, subject to the terms and conditions of the policies in effect from time to time.

Item 21.  Exhibits and Financial Statements.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit No.    Description
-----------    -----------

   2.1 Agreement and Plan of Merger by and between NBT Bancorp Inc. and First National Bancorp, Inc., dated as of January 2, 2001 (included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).

   4.1 Certificate of Incorporation of NBT Bancorp Inc., as amended through February 17, 2000.

   4.2 Bylaws of NBT Bancorp Inc., as amended and restated through November 22, 1999 (incorporated by reference from Exhibit 3 to Form S-4/A Registration Statement filed January 11, 2000).

   4.3 Rights Agreement, dated as of November 15, 1994, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-A, dated November 25, 1994, File No. 0-14703).

   4.4 Amendment to Rights Agreement dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-A/A, Amendment No. 1, dated December 21, 1999, filed February 24, 2000).

   4.5 Second Amendment to Rights Agreement dated as of April 19, 2000, between NBT Bancorp Inc. and American Stock Transfer Trust Company (incorporated by reference to Exhibit 4.3 of the Registrant's Form 8-A/A, Amendment No. 4, dated May 23, 2000, filed May 25, 2000).

   5           Opinion of Rhoads & Sinon LLP as to the validity of securities. *

   8           Opinion of Rhoads & Sinon LLP as to certain tax matters. *

   10.1 Form of Bank Plan of Merger by and between NBT Bank, National Association, and The First National Bank of Northern New York (incorporated by reference to Exhibit 1 of Exhibit 2.1, which is included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement above).

   23.1        Consent of KPMG LLP

   23.3        Consent of Danielson Associates, Inc. *

   23.5        Consents of Rhoads & Sinon LLP (included in Exhibit 5 and 8).

   24.1 Power of Attorney (contained on signature pages to this Registration Statement).

   99.1 Opinion of Danielson Associates, Inc. as to the fairness of the transaction to NBT (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement). *

   99.2        Form of Affiliates Letter Agreement (incorporated by reference to
               Exhibit 2.1, which is included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement above).

   99.3        Form of Proxy Card.

   99.4 Forms of Notice and Voting Instruction Card for participants in The First National Bank of Northern New York employee stock ownership plan.
____________________

* Final documents to be filed by amendment; form of such documents filed herewith.


   (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwich, New York, on this 9th day of February, 2001.


                                 NBT Bancorp Inc.



                                 By:  /s/  Daryl R. Forsythe
                                    --------------------------------------------
                                           Daryl R. Forsythe
                                           President and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daryl R. Forsythe, Michael J. Chewens and Charles J. Ferry, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them or any substitute of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                Capacity                               Date
---------                --------                               ----


/s/  Daryl R. Forsythe     President, Chief Executive Officer   February 9, 2001
------------------------
Daryl R. Forsythe          and Director (Principal Executive
                           Officer


/s/  Michael J. Chewens    Executive Vice President and         February 9, 2001
------------------------
Michael J. Chewens         Chief Financial Officer
                           (Principal Financial and
                           Accounting Officer)


/s/  Everett A. Gilmour    Chairman of the Board of             February 9, 2001
------------------------
Everett A. Gilmour         Directors


/s/  J. Peter Chaplin      Director                             February 9, 2001
------------------------
J. Peter Chaplin


/s/  Richard Chojnowski    Director                             February 9, 2001
------------------------
Richard Chojnowski

/s/  Gene E. Goldenziel            Director                     February 9, 2001
------------------------------
Gene E. Goldenziel


/s/  Peter B. Gregory              Director                     February 9, 2001
------------------------------
Peter B. Gregory


/s/  William C. Gumble             Director                     February 9, 2001
------------------------------
William C. Gumble


/s/  Bruce D. Howe                 Director                     February 6, 2001
------------------------------
Bruce D. Howe


/s/  Andrew S. Kowalczyk, Jr.      Director                     February 9, 2001
------------------------------
Andrew S. Kowalczyk, Jr.


/s/  John G. Martines              Director                     February 5, 2001
------------------------------
John G. Martines


______________________________     Director
John C. Mitchell


/s/  Joseph G. Nasser              Director                     February 6, 2001
------------------------------
Joseph G. Nasser


/s/  William L. Owens              Director                     February 9, 2001
------------------------------
William L. Owens


______________________________     Director
Paul O. Stillman

                                 EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

   2.1 Agreement and Plan of Merger by and between NBT Bancorp Inc. and First National Bancorp, Inc., dated as of January 2, 2001 (included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).

   4.1 Certificate of Incorporation of NBT Bancorp Inc., as amended through February 17, 2000.

   4.2 Bylaws of NBT Bancorp Inc., as amended and restated through November 22, 1999 (incorporated by reference from Exhibit 3 to Form S-4/A Registration Statement filed January 11, 2000).

   4.3 Rights Agreement, dated as of November 15, 1994, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-A, dated November 25, 1994, File No. 0-14703).

   4.4 Amendment to Rights Agreement dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-A/A, Amendment No. 1, dated December 21, 1999, filed February 24, 2000).

   4.5 Second Amendment to Rights Agreement dated as of April 19, 2000, between NBT Bancorp Inc. and American Stock Transfer Trust Company (incorporated by reference to Exhibit 4.3 of the Registrant's Form 8-A/A, Amendment No. 4, dated May 23, 2000, filed May 25, 2000).

   5           Opinion of Rhoads & Sinon LLP as to the validity of securities. *

   8           Opinion of Rhoads & Sinon LLP as to certain tax matters. *

   10.1 Form of Bank Plan of Merger by and between NBT Bank, National Association, and The First National Bank of Northern New York (incorporated by reference to Exhibit 1 of Exhibit 2.1, which is included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement above).

   23.1        Consent of KPMG LLP

   23.3        Consent of Danielson Associates, Inc. *

   23.5        Consents of Rhoads & Sinon LLP (included in Exhibit 5 and 8).

   24.1 Power of Attorney (contained on signature pages to this Registration Statement).

   99.1 Opinion of Danielson Associates, Inc. as to the fairness of the transaction to NBT (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement). *

   99.2        Form of Affiliates Letter Agreement (incorporated by reference to
               Exhibit 2.1, which is included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement above).

   99.3        Form of Proxy Card.

   99.4 Forms of Notice and Voting Instruction Card for participants in The First National Bank of Northern New York employee stock ownership plan.
____________________

* Final documents to be filed by amendment; form of such documents filed herewith.